UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SIERRA HEALTH SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sierra Health Services, Inc
2724 North Tenaya Way
Las Vegas, Nevada 89128

May 21, 2007

Dear Stockholder:

I am pleased to inform you that Sierra Health Services, Inc. and UnitedHealth Group Incorporated have entered into a definitive merger agreement pursuant to which UnitedHealth Group will acquire all of the outstanding shares of the Company’s common stock. If the merger is completed, the Company will become wholly owned by UnitedHealth Group and you will receive $43.50 in cash for each of your shares of our common stock. The $43.50 per share merger consideration represents a premium of approximately 21.2% over the closing price of $35.90 per share of our common stock on March 9, 2007, the last trading day prior to the announcement of the merger.

You are cordially invited to attend a special meeting of our stockholders to be held on Wednesday, June 27, 2007, at 1:00 p.m., Pacific Daylight Time, in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, to vote on the approval of the merger agreement. As described in the enclosed proxy statement, the Company’s board of directors has unanimously adopted the merger agreement and declared that the merger and the merger agreement are advisable and in the best interests of the Company and its stockholders. The Company’s board of directors recommends that you vote “FOR” the approval of the merger agreement.

The Company cannot complete the merger unless the Company’s stockholders approve the merger agreement. Such approval requires the affirmative vote by the holders of a majority of the shares of our common stock outstanding on the record date. In connection with the Company entering into the merger agreement, I have agreed, in my capacity as a stockholder, to vote the shares of common stock I beneficially own (other than any shares of common stock as to which I act in a fiduciary capacity on behalf of persons other than members of my family), which shares represent approximately 8.0% of the outstanding shares of the Company’s common stock, in favor of the approval of the merger agreement.

The notice of special meeting and the proxy statement that accompanies this letter provide you with extensive information about the merger agreement, the merger and the special meeting. We encourage you to read these materials carefully. You may also obtain more detailed information about the Company from documents that we have filed with the Securities and Exchange Commission.

Your vote is important. Whether or not you plan to attend the special meeting, please read the enclosed proxy statement and promptly complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit a proxy through the Internet or by telephone in accordance with the directions set forth on the proxy card. Your shares will then be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, vote in person notwithstanding the fact that you may have previously submitted a proxy. Thank you for your continued support.

Sincerely,

Anthony M. Marlon, M.D.
Chairman of the Board of Directors and
Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated May 21, 2007, and is first being mailed, along with the attached proxy card, to stockholders of the Company on or about May 22, 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on June 27, 2007

To the Stockholders:

A special meeting of stockholders of Sierra Health Services, Inc. will be held on Wednesday, June 27, 2007, at 1:00 p.m., Pacific Daylight Time, in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, for the following purposes:

1.                to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of March 11, 2007, by and among UnitedHealth Group Incorporated (“UnitedHealth Group”), Sapphire Acquisition, Inc. (“Merger Sub”) and Sierra Health Services, Inc. (the “Company”), pursuant to which Merger Sub will be merged with and into the Company and the Company will become an indirect wholly-owned subsidiary of UnitedHealth Group (the “Merger”); and

2.                to transact any other business as may properly come before the special meeting or at any adjournment of the special meeting.

The Company’s board of directors has determined that the merger agreement and the merger are advisable to and in the best interests of the Company and its stockholders and has unanimously adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. If the merger is completed, each issued and outstanding share of our common stock will be converted into the right to receive $43.50 in cash, without interest. Under Nevada law, no dissenters’ rights or rights of appraisal will apply in connection with the merger.

The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached to the proxy statement as Appendix A.

The Company’s board of directors has fixed the close of business on May 18, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Accordingly, only stockholders of record on that date are entitled to vote at the special meeting or any adjournments thereof. A list of stockholders entitled to vote at the special meeting will be open for inspection by any stockholder at any time during usual business hours for a period of 5 days prior to the special meeting at the offices of the Company, 2724 North Tenaya Way, Las Vegas, Nevada 89128.

Approval of the merger agreement requires the affirmative vote by the holders of a majority of the shares of our common stock outstanding on the record date in accordance with Nevada law, our restated articles of incorporation and our amended and restated bylaws. Under the terms of a voting and support agreement (which will terminate upon the termination of the merger agreement), Anthony M. Marlon, M.D., the Chairman of our board of directors and our Chief Executive Officer, has agreed to vote the shares of our common stock he beneficially owns (other than any shares of our common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) in favor of the approval of the merger agreement. Such shares represent approximately 8.0% of the outstanding shares of our common stock.

The board of directors is not aware of any matters that may be brought before the special meeting other than those set forth in this Notice of Special Meeting of Stockholders. If other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly submitted proxies on such matters in accordance with any recommendation of the board of directors or, in the absence of such recommendation, in their discretion.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit a proxy through the Internet or by telephone, in accordance with the directions set forth on the proxy card, to ensure that your shares will be represented at the special meeting. If you do attend the special meeting and wish to vote in person, you may do so notwithstanding the fact that you previously submitted a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from your nominee a proxy issued in your name.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

The board of directors has unanimously adopted the merger agreement and recommends that our stockholders vote “FOR” the approval of the merger agreement.

By Order of the Board of Directors,

Frank E. Collins
Secretary

Las Vegas, Nevada
May 21, 2007

PROXY STATEMENT
TABLE OF CONTENTS

i

Interests of the Company’s Directors, Executive Officers and Certain Beneficial Owners in the Merger	34
Stock Options and Restricted Stock Units	34
Employee Stock Purchase Plan	36
Employment Agreements and Other Arrangements	37
Project Pay Plan	41
Director and Officer Indemnification and Insurance	41
Indemnity Agreements	41
Section 16 Matters	42
Material United States Federal Income Tax Consequences	42
Regulatory Approvals	43
THE MERGER AGREEMENT	44
General	45
Effective Time	45
Per Share Merger Consideration	45
Conversion of Shares	45
Exchange and Payment Procedures	46
Dissenters’ Rights	46
Articles of Incorporation and Bylaws	47
Directors and Officers	47
Representations and Warranties	47
Material Adverse Effect	49
Covenants of the Parties	49
Company Takeover Proposals; Company Superior Proposals	53
Conditions to Closing the Merger	55
Termination of the Merger Agreement	56
Termination Fees	57
Company Termination Fee	57
UnitedHealth Group Termination Fee	57
Amendment and Waiver	57
THE VOTING AND SUPPORT AGREEMENT	58
MARKET PRICES OF THE COMPANY’S COMMON STOCK AND DIVIDEND DATA	59
DISSENTERS’ RIGHTS	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
STOCKHOLDER PROPOSALS FOR OUR 2007 ANNUAL MEETING	63
OTHER MATTERS	63
Other Business at the Special Meeting	63
Where You Can Find Additional Information	63
APPENDIX A—AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 11, 2007, AMONG SIERRA HEALTH SERVICES, INC., UNITEDHEALTH GROUP INCORPORATED AND SAPPHIRE ACQUISITION, INC	A-1
APPENDIX B—VOTING AND SUPPORT AGREEMENT, DATED AS OF MARCH 11, 2007, BETWEEN UNITEDHEALTH GROUP INCORPORATED AND ANTHONY M. MARLON	B-1
APPENDIX C—OPINION OF LEHMAN BROTHERS INC.	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting of stockholders and the merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to the “Company,” “Sierra Health,” “we,” “our,” and “us” refer to Sierra Health Services, Inc. and its subsidiaries, all references to “Merger Sub” refer to Sapphire Acquisition, Inc., all references to “UnitedHealth Group” refer to UnitedHealth Group Incorporated, all references to “Lehman Brothers” refer to Lehman Brothers Inc., all references to “Dr. Marlon” refer to Anthony M. Marlon, M.D., the Company’s Chairman of the board of directors and Chief Executive Officer, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of March 11, 2007, among UnitedHealth Group, Merger Sub and the Company, a copy of which is attached to this proxy statement as Appendix A, all references to the “voting and support agreement” refer to the Voting and Support Agreement, dated as of March 11, 2007, between UnitedHealth Group and Dr. Marlon, a copy of which is attached to this proxy statement as Appendix B, and all references to the “merger” refer to the merger contemplated by the merger agreement.

All information contained in this proxy statement concerning UnitedHealth Group and Merger Sub has been supplied by UnitedHealth Group and has not been independently verified by the Company. All information contained in this proxy statement concerning Lehman Brothers has been supplied by Lehman Brothers and has not been independently verified by the Company.

Q:             Why am I receiving these materials?

A:             You are receiving these materials because you are being asked to attend a special meeting of the Company’s stockholders to vote to approve the merger agreement providing for the acquisition of the Company by UnitedHealth Group.

Q:             What is the proposed transaction?

A:             Under the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and as an indirect wholly-owned subsidiary of UnitedHealth Group. See “The Merger Agreement” on page 44.

Q:             What will I receive if the merger is approved?

A:             Upon completion of the merger, you will be entitled to receive $43.50 in cash, without interest, for each share of Company common stock owned by you immediately prior to the effective time of the merger. “The Merger Agreement—Per Share Merger Consideration” on page 45.

Q:             What will happen in the proposed merger to options to purchase Company common stock and restricted stock units?

A:             At the effective time of the merger, each outstanding stock option of the Company, vested or unvested, will be cancelled and the holder thereof will only be entitled to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the total number of shares of Company common stock subject to such stock option multiplied by the excess, if any, of the value of the per share merger consideration (i.e., $43.50) over the exercise price per share under such option, less any required withholding taxes.

At the effective time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive shares of Company common stock or benefits measured by the value of shares of Company common stock, and each vested or unvested award of any kind consisting of shares of Company common stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company’s stock plans, including restricted stock units under the Company’s stock plans (other than Company stock options which are addressed in the prior paragraph) will be cancelled and the holder thereof will only be entitled to receive from the surviving entity, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the total number of shares of Company common stock subject to such awards multiplied by $43.50 (or, if the award provides for payments to the extent the value of the Company common stock exceeds a specified reference price, the amount, if any, by which $43.50 exceeds that reference price), less any required withholding taxes.

Q:             When and where is the special meeting?

A:             The special meeting of the Company’s stockholders will be held in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, on Wednesday, June 27, 2007, at 1:00 p.m., Pacific Daylight Time.

Q:             What matters will I vote on at the special meeting?

A:             You will vote on:

•       the approval of the merger agreement; and

•       such other business as may properly come before the special meeting or any adjournment thereof.

Q:             How does the Company’s board of directors recommend that I vote on the approval of the merger agreement?

A:             The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:             What vote of stockholders is required to approve the merger agreement?

A:             Under Nevada law and the Company’s restated articles of incorporation and amended and restated bylaws, in order for the merger agreement to be approved, the holders of a majority of the shares of Company common stock outstanding on the record date must vote in favor of approval of the merger agreement, provided that a quorum is present.

Q:             Who is entitled to vote?

A:             Stockholders of record as of the close of business on May 18, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 55,460,107 shares of Company common stock, held by approximately 455 stockholders of record, were outstanding and entitled to vote at the special meeting. You may vote all shares you owned as of the close of business on the record date. All shares are entitled to one vote per share.

Most of the Company’s stockholders hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•       STOCKHOLDER OF RECORD—If your shares are registered directly in your name with our Transfer Agent, Wells Fargo Bank, N.A., then you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by Wells Fargo. As the stockholder of record, you have the right to grant a proxy or vote in person at the meeting.

•       BENEFICIAL OWNER—If your shares are held in a stock brokerage account or otherwise, by a broker, bank, trustee, or other nominee, then you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, bank, trustee, or other nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee on how to vote your shares. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you first obtain a legal proxy from your broker, bank, trustee or other nominee holding your shares.

Under the voting and support agreement, Dr. Marlon has agreed to vote all shares of Company common stock he beneficially owns and as to which he has voting power (other than any shares of Company common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) in favor of the approval of the merger agreement. As of May 18, 2007, the record date for stockholders entitled to vote at the special meeting, Dr. Marlon beneficially owned 4,452,080 shares of Company common stock. Such shares represent approximately 8.0% of the issued and outstanding Company common stock.

Q:             How do I cause my shares to be voted without attending the special meeting?

A:             If you hold shares directly as the STOCKHOLDER OF RECORD, you may vote your shares as follows:

•       Complete, sign and date your proxy card and mail it to Wells Fargo Shareholder Services in the postage-paid envelope provided with your proxy statement, or

•       Follow the instructions on your proxy card and vote over the Internet, or

•       Follow the instructions on your proxy card and vote by telephone.

If Wells Fargo Bank does not receive your voting instruction by one of the three ways described above, then your shares will not be voted.

If you hold shares BENEFICIALLY in street name, you may vote your shares as follows:

•       Submit your voting instruction form to your broker, bank, trustee or other nominee as instructed on the voting instruction form in the envelope provided with your proxy statement, or

•       Follow the instructions on your voting instruction form and vote over the Internet, or

•       Follow the instructions on your voting instruction form and vote by telephone.

If your broker, bank, trustee or other nominee does not receive your voting instruction by one of the three ways described above, then your shares will not be voted.

Q:             What does it mean if I get more than one proxy card or form of voting instructions?

A:             If you have shares of Company common stock that are registered differently or are in more than one account, then you will receive more than one proxy card or voting instruction form. Please follow the directions for each proxy card or voting instruction form that you receive to ensure that all of your shares are voted.

Q:             How do I vote in person at the special meeting?

A:             If you hold shares in your name as the STOCKHOLDER OF RECORD, then you may vote your shares at the special meeting by giving us your signed ballot before the voting is closed. We recommend, however, that you submit your proxy card via mail or submit your voting instructions over the Internet or by telephone even if you plan to attend the special meeting. The giving of your proxy will not affect your right to vote in person should you decide to attend the special meeting. If you plan to vote your shares at the special meeting, then you must either bring your proxy card or proof of identification with you.

If you hold shares BENEFICIALLY in street name through a broker, bank, trustee or other nominee, then you may vote your shares in person at the special meeting only if you obtain and bring with you a legal proxy signed by your broker, bank, trustee or other nominee giving you the right to vote your shares. To do this, you will need to contact your broker, bank, trustee or other nominee prior to the special meeting. We recommend, however, that you submit your proxy card via mail or submit your voting instructions over the Internet or by telephone even if you plan to attend the special meeting.

Q:             Can I change my vote?

A:             After you submit a proxy for your shares, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record and you previously submitted a proxy card, you should write to our Secretary at P.O. Box 15645, Las Vegas, Nevada, 89114-5645, stating that you want to revoke your proxy and that you need another proxy card. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit a new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last proxy submission or vote, as the case may be, before voting is closed at the special meeting is the vote that will be counted. If you hold your shares in street name through a broker, bank or other nominee, you should follow your nominee’s proxy voting instructions.

Q:             What is a quorum for the special meeting?

A:             A quorum of the holders of the outstanding shares of Company common stock must be present for the special meeting to be held. A quorum exists if stockholders representing at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting are present in person or by proxy. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Under the voting and support agreement, Dr. Marlon (who beneficially owns 8.0% of the outstanding shares of Company common stock) is obligated to be present for purposes of determining that a quorum is present at the special meeting.

Q:             How are votes counted?

A:             You may vote “FOR”, “AGAINST” or “ABSTAIN” on the vote to approve the merger agreement. An abstention will not count as a vote cast “FOR” the merger agreement, but will count for the purpose of determining whether a quorum is present.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Like an abstention, broker non-votes will not count as votes cast in favor of a proposal, but will count for the purpose of determining whether a quorum is present.

The affirmative vote by the holders of a majority of the outstanding shares of Company common stock is required to approve the merger agreement. As a result, abstentions and broker non-votes on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the approval of the merger agreement.

If you submit or appoint a proxy without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and in accordance with any recommendation of the board of directors or, in the absence of such recommendation, in the discretion of the proxies named in the enclosed proxy card on any other matter properly brought before the meeting for a vote.

Q:             Do dissenters’ rights exist in connection with the merger?

A:             No, under Nevada law no dissenters’ rights or rights of appraisal will apply in connection with the merger.

Q:             Who will bear the cost of this solicitation?

A:             We will pay the cost of soliciting stockholder proxies, and have retained The Altman Group to assist us in this process for an estimated $9,500, plus expenses. We will, upon request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the per share merger consideration. You should use the letter of transmittal to exchange your Company common stock certificates for the per share merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:             Who can help answer my other questions?

A:             If you have more questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor, The Altman Group, at 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey, 07071, or by calling 201-806-7300. If your broker holds your shares, then you should also contact your broker for additional information.

SUMMARY TERM SHEET

The following summary highlights material information contained in this proxy statement but does not contain all of the information that may be important to you. You are urged to read the entire proxy statement carefully, including the appendices. The information contained in this summary is qualified in its entirety by reference to the more detailed information contained in this proxy statement and the appendices.

•       The Parties to the Merger.

•       Sierra Health Services, Inc., based in Las Vegas, Nevada, is a diversified health care services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations, prescription drug plans and a multi-specialty medical group. The Company’s subsidiaries serve more than 850,000 people through health benefit plans for employers, government programs and individuals.

•       UnitedHealth Group Incorporated is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minnetonka, Minnesota, UnitedHealth Group offers a broad spectrum of products and services through six operating businesses. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

•       Sapphire Acquisition, Inc., a Nevada corporation, is an indirect wholly-owned subsidiary of UnitedHealth Group that was formed for the sole purpose of effecting the merger. Sapphire Acquisition has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

See “The Parties to the Merger” on page 14.

•       The Merger Agreement and the Merger.   You are being asked to vote to approve the merger agreement providing for the acquisition of the Company by UnitedHealth Group.

Under the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and as an indirect wholly-owned subsidiary of UnitedHealth Group. The merger will occur according to the terms and conditions of the merger agreement, which is described in this proxy statement and is attached as Appendix A. You should read the description of the merger agreement in this proxy statement under the heading “The Merger Agreement,” as well as the merger agreement itself, carefully.

See “The Merger Agreement” on page 44.

•       The Voting and Support Agreement.   In connection with the execution of the merger agreement, Dr. Marlon entered into a voting and support agreement, dated as of March 11, 2007, with UnitedHealth Group with respect to 4,372,080 shares of Company common stock beneficially owned by Dr. Marlon on such date and any additional shares of Company common stock acquired by Dr. Marlon of record or otherwise beneficially owned (other than any shares of Company common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) in which he agreed to vote such shares of Company common stock in favor of the approval of the merger agreement. As of May 18, 2007, the record date for stockholders entitled to vote at the special meeting, Dr. Marlon beneficially owned 4,452,080 shares of Company common stock. Such shares represent approximately 8.0% of the issued and outstanding Company common stock.

See “The Voting and Support Agreement” on page 58 and Appendix B—Voting and Support Agreement.

•       Timing and Likelihood of Closing.   We are working toward completing the merger as soon as possible, and we anticipate that it will be completed during the third or fourth quarter of 2007, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger and the likelihood of its completion cannot be predicted. If certain of the conditions in the merger agreement are not satisfied, the merger agreement may be terminated.

See “The Merger Agreement—Conditions to Closing the Merger” on page 55.

•       Per Share Merger Consideration.   Upon completion of the merger, you will be entitled to receive $43.50 in cash, without interest, for each share of Company common stock owned by you immediately prior to the effective time of the merger.

See “The Merger Agreement—Per Share Merger Consideration” on page 45.

•       Board of Directors Recommendation.   The board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

See “The Merger—Recommendation of the Board of Directors” on page 26.

•       Opinion of Lehman Brothers.   On March 11, 2007, Lehman Brothers rendered its opinion to the Company’s board of directors that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company in the merger was fair to such stockholders. The full text of Lehman Brothers’ written opinion, dated March 11, 2007, is attached as Appendix C to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion.  Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote in connection with the merger.

See “The Merger—Opinion of Lehman Brothers” on page 26 and Appendix C—Opinion of Lehman Brothers.

•       Record Date and Voting Power.   You are entitled to vote at the special meeting if you owned of record shares of Company common stock as of the close of business on May 18, 2007, the record date for the special meeting. Each outstanding share of Company common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the meeting. As of the close of business on the record date, there were 55,460,107 shares of Company common stock outstanding and entitled to vote.

See “The Special Meeting—Record Date, Quorum and Voting Power” on page 15.

•       Stockholder Vote Required to Approve the Merger Agreement.   For the merger agreement to be approved, the holders of a majority of the shares of Company common stock outstanding as of the close of business on the record date must vote “FOR” the approval of the merger agreement.

In connection with the execution of the merger agreement, Dr. Marlon entered into a voting and support agreement, dated as of March 11, 2007, with UnitedHealth Group in which he agreed to vote all shares of Company common stock he beneficially owns (other than any shares of Company common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) in favor of the approval of the merger agreement. As of May 18, 2007, the record date for stockholders entitled to vote at the special meeting, Dr. Marlon beneficially owned 4,452,080 shares of Company common stock. Such shares represent approximately 8.0% of the issued and outstanding Company common stock.

See “The Special Meeting—Required Vote” on page 15.

•       Material United States Federal Income Tax Consequences.   If you are a U.S. holder of Company common stock, then the merger will be a taxable transaction for you. You should consult your own tax advisor for a full understanding of how the merger will affect your individual income taxes.

See “The Merger—Material United States Federal Income Tax Consequences” on page 42.

•       Dissenters’ Rights. Under Nevada law, no dissenters’ rights or rights of appraisal will apply in connection with the merger.

See “The Merger Agreement-Dissenters’ Rights” on page 46 and “Dissenters’ Rights” on page 59.

•       Share Ownership of Directors and Certain Beneficial Owners.   As of May 18, 2007, the record date for the special meeting, our directors, including Dr. Marlon, are beneficial owners of a total of 4,706,284 shares of Company common stock, representing 8.5% of the shares outstanding and entitled to vote at the special meeting.

As discussed above, in connection with the execution of the merger agreement, Dr. Marlon entered into a voting and support agreement, dated as of March 11, 2007, with UnitedHealth Group in which he agreed to vote all shares of Company common stock he beneficially owns (other than any shares of Company common stock as to which he acts in a fiduciary capacity on behalf of persons other than members of his family) in favor of approval of the merger agreement.

See “The Special Meeting—Required Vote” on page 15 and “Security Ownership of Certain Beneficial Owners and Management” on page 60.

•       Interests of the Company’s Directors, Executive Officers and Certain Beneficial Owners in the Merger.   Our directors and executive officers have interests in the merger that may differ from your interests, including the following:

•       At the effective time of the merger, each holder of outstanding stock options of the Company, including certain of the Company’s directors, officers and beneficial owners, will be entitled to receive an amount in cash equal to the total number of shares of Company common stock subject to such stock option multiplied by the excess, if any, of the value of the per share merger consideration (i.e., $43.50) over the exercise price per share under such option, less any required withholding taxes.

•       At the effective time of the merger, each holder of rights of any kind to acquire or receive shares of Company common stock or benefits measured by the value of shares of Company common stock, including certain of the Company’s directors, officers and beneficial owners, and each holder of awards of any kind consisting of shares of Company common stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company’s stock plans (other than Company stock options which are addressed above), including restricted stock units under the Company’s stock plans, including certain of the Company’s directors, officers and beneficial owners, will be entitled to receive an amount in cash equal to the total number of shares of Company common stock subject to such awards multiplied by $43.50 (or, if the award provides for payments to the extent the value of the Company common stock exceeds a specified reference price, the amount, if any, by which $43.50 exceeds that reference price), less any required withholding taxes.

•       The Company has entered into employment agreements with certain of our executive officers that provide for severance payments under certain circumstances as a result of the merger. Certain of these agreements will be superseded at the effective time of the merger by the agreements with UnitedHealth Group that are discussed below.

•       UnitedHealth Group entered into employment agreements with certain of our executive officers, each commencing on the effective time of the merger. These agreements are intended to supersede and replace any earlier agreements we have with them. Within 15 days of the effective time of the merger, and in lieu of any potential payments these executives would have received in the event of a change in control of the Company, they will receive one or more of the following: a sign-on bonus, other cash payments and/or a restricted stock grant from UnitedHealth Group.

•       UnitedHealth Group has agreed to provide to our employees employed immediately prior to the effective time of the merger and who remain employed with the surviving entity, compensation and employee benefits (other than accruals of supplemental executive retirement plan benefits for service after the effective time of the merger) that are, in the aggregate, no less favorable than the compensation and employee benefits provided to such persons immediately prior to the effective time of the merger for a period of one year, and UnitedHealth Group must thereafter provide compensation and employee benefits to such persons that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of UnitedHealth Group (including by providing credit to such employees for any co-payments or deductibles paid prior to the effective time of the merger under any pre-existing Company plan).

•       Under the Company’s “Project Pay Plan” the Company pays certain bonuses to individuals who work on specific projects. The Company expects to pay bonuses of approximately $1.5 million to approximately sixty (60) individuals who, during the months leading up to the merger, worked on the merger and the other transactions contemplated by the merger agreement.

•       The merger agreement provides for director and officer indemnification arrangements and insurance coverage for each of our directors and officers that are currently covered by the Company’s indemnification arrangements and directors’ and officers’ liability insurance policy that will continue for six years following completion of the merger.

•       On March 11, 2007, the Company entered into separate indemnity agreements with each of our directors and with a number of our officers and our subsidiaries’ officers in which the Company agreed to indemnify these individuals to the fullest extent permitted by Nevada law, by our restated articles of incorporation and by our amended and restated bylaws in proceedings commenced by third parties, in derivative actions, and in situations where any of them becomes a witness or is threatened to be made a witness in a proceeding.

•       The board of directors has taken steps to exempt from short-swing profit liability under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) any dispositions of Company common stock in the merger by directors or officers of the Company who are subject to Section 16 of the Exchange Act.

See “The Merger—Interests of the Company’s Directors, Executive Officers and Certain Beneficial Owners in the Merger” on page 34.

•       Company Takeover Proposals; Company Superior Proposals.   The merger agreement prohibits us, and the voting and support agreement prohibits Dr. Marlon, from soliciting and engaging in discussions or negotiations with third parties regarding competing takeover proposals for the acquisition of the Company. Despite these restrictions, if our board of directors determines (after receiving advice from our outside counsel) that there is a reasonable probability that failure to participate in discussions or negotiations would be inconsistent with the board of directors’ fiduciary duties to the Company, the board of directors may, in response to an unsolicited competing takeover proposal for the acquisition of the Company that the board of directors determines (after receiving advice from a financial advisor of nationally recognized reputation and our outside counsel) constitutes or is reasonably likely to lead to a superior proposal, engage in discussions or negotiations with third parties so long as UnitedHealth Group is notified prior to such determination.

See “The Merger Agreement—Company Takeover Proposals; Company Superior Proposals” on page 53 and “The Merger Agreement—Termination Fees” on page 57.

•       Regulatory Approvals.   The merger is subject to U.S. antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), each of UnitedHealth Group and the Company was required to file Hart-Scott Rodino notification and report forms with the Antitrust Division of the Department of Justice, referred to as the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC, and certain waiting periods must be terminated or expire before the merger can be completed. The applicable waiting period began on April 16, 2007, the date of filing by both parties. On May 16, 2007, the Company and UnitedHealth Group received a request for additional information from the DOJ. The effect of the “second request” is to extend the waiting period imposed by the HSR Act until 30 days after the Company and UnitedHealth Group have substantially complied with the request for additional information, unless the period is extended voluntarily by the parties or terminated sooner by the DOJ. In addition, certain state attorneys general may review the proposed transaction to determine if there are potential antitrust issues arising therefrom. The DOJ or the FTC, as well as a State Attorney General or private person, may challenge the merger at any time before or after its completion.

In addition, pursuant to applicable state laws and regulations, in order for the parties to complete the merger, the Nevada Commissioner of Insurance must approve UnitedHealth Group’s acquisition of control of Health Plan of Nevada, Inc., the Company’s health maintenance organization, and the California Commissioner of Insurance must approve UnitedHealth Group’s acquisition of control of Sierra Health and Life Insurance Company, Inc. In addition, pre-acquisition notification forms are required to be filed with the Commissioners of Insurance in Arizona and Nevada, respectively. To obtain the requisite approvals, UnitedHealth Group has filed acquisition of control applications in Nevada and California and has filed pre-acquisition notification forms in Arizona and Nevada. There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed.

While UnitedHealth Group and the Company expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger. Such conditions or changes could result in the conditions to the merger not being satisfied.

See “The Merger—Regulatory Approvals” on page 43.

Conditions to Closing.   Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent waiver is permitted by law).

The merger agreement contains the following mutual conditions to closing:

•       the merger agreement must have been approved by the holders of a majority of the outstanding shares of Company common stock;

•       the waiting period (and any extension thereof) applicable to the merger under the HSR Act, and any other clearances or approvals required under other applicable competition, merger control, antitrust or similar laws must have been granted, terminated or have expired, without any conditions, restrictions, or requirements, subject to certain exceptions;

•       certain regulatory consents must have been obtained and must be in full force and effect, without any conditions, restrictions, or requirements that would have a material adverse effect; and

•       no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the merger.

The obligation of UnitedHealth Group and Merger Sub to effect the merger is subject to the satisfaction or waiver by UnitedHealth Group of the following conditions:

•       the representations and warranties of the Company set forth in the merger agreement (other than certain representations and warranties relating to the capital structure of the Company) must be true and correct in all respects as of the effective time of the merger (except to the extent that any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or “material adverse effect” or similar qualifiers set forth in the merger agreement) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole, and certain other representations and warranties relating to the capital structure of the Company must be true and correct in all respects (subject to certain de minimis exceptions) as of the effective time of the merger; and

•       the Company must have performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

See “The Merger Agreement—Conditions to Closing the Merger” on page 55.

•       Termination of the Merger Agreement.   The Company and UnitedHealth Group may mutually agree to abandon or terminate the merger agreement at any time prior to the effective time of the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•       the merger is not completed on or before December 11, 2007 (the “termination date”), provided, however, that if on the termination date all conditions to closing have been satisfied except for the fact that a governmental authority is seeking to restrain, enjoin or prohibit the merger, then the termination date of the merger agreement will be automatically extended to March 11, 2008, provided, further, that the right to terminate the merger agreement under this condition will not be available to any party whose action or inaction is the principal cause of the merger not being completed on or before the termination date;

•       if the merger is permanently restrained, enjoined or otherwise prohibited;

•       if stockholder approval of the merger agreement is not obtained at the special meeting for stockholders or any adjournment thereof;

•       if the Company’s board of directors changes its recommendation with respect to the merger; or

•       the other party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would result in the failure of a closing condition (see “The Merger Agreement—Conditions to Closing the Merger” on page 55) and such breach or failure to perform is not cured within 30 calendar days after receipt of written notice from the other party of such breach or failure to perform.

Despite the foregoing, a party may not terminate the merger agreement if at the time of such termination such party is in breach or has failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement so as to give rise to the failure of a closing condition of that party.

See “The Merger Agreement—Termination of the Merger Agreement” on page 56.

•       Termination Fees.

•       Company Termination Fee. If the merger agreement is terminated, then in certain circumstances we may be obligated to pay UnitedHealth Group an $85.0 million termination fee.

•       UnitedHealth Group Termination Fee. If the merger agreement is terminated for certain regulatory reasons, then UnitedHealth Group may be obligated to pay us a $25.0 million termination fee.

See “The Merger Agreement—Termination Fees” on page 57.

•       Procedure for Receiving the Per Share Merger Consideration.   As soon as reasonably practicable after the merger becomes effective, a paying agent designated by UnitedHealth Group will mail a form of letter of transmittal and instructions to all of the Company’s stockholders of record. The form of letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for $43.50 per share, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

See “The Merger Agreement—Exchange and Payment Procedures” on page 46.

•       Market Prices of the Company’s Common Stock.   The Company common stock is listed and traded on the New York Stock Exchange, or NYSE, under the symbol “SIE.”  The closing sale price per share of Company common stock as quoted on the NYSE was (1) $35.90 on March 9, 2007, the last trading day before the Company announced that it had entered into the merger agreement and (2) $41.49 on May 18, 2007, the last trading day before this proxy statement was first given or sent.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

Certain statements contained in this proxy statement regarding the merger and our future operating results, performance, business plans and prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “expect,” “anticipate,” “should,” “will,” “would,” “plan,” “estimate,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of those words and other comparable expressions are used to identify such forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results and events to differ materially from those described in the forward-looking statements.

We believe the following factors related to the merger could cause actual results or events to differ materially from those described in the forward-looking statements:

•       the satisfaction of the conditions to the completion of the merger, including the receipt of the required stockholder and regulatory approval;

•       the occurrence of events, changes or other circumstances that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings against us and others that have been or may be instituted following announcement of the merger agreement; and

•       the failure of the merger to close for any reason including, among other things, the failure of either the Company or UnitedHealth Group to perform all of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing of the merger.

We believe the following factors related to our future operating results if the merger is not completed could cause actual results to differ materially from those described in the forward-looking statements:

•       future legislative changes related to the health care or managed care industries;

•       competitive pressures on prices;

•       significant reductions in account and member retention;

•       loss of Medicare, Medicaid, or large commercial contracts;

•       loss of or significant changes in our health care provider contracts;

•       a sustained economic recession, especially in Nevada;

•       adverse legal judgments that are not covered by insurance or that indirectly impact our ability to obtain insurance in the future at reasonable costs;

•       diversion of management and employee attention and potential employee attrition as a result of the merger process;

•       the potential effect on business, employee and customer relationships and potential litigation, brought by stockholders of the Company, arising from the merger agreement or the transactions contemplated thereby; and

•       the restrictions on the conduct of the Company’s business prior to the completion of the merger, including restrictions on incurring indebtedness, canceling, modifying, terminating or waiving material contracts and permits, acquiring or selling assets and exceeding the Company’s current capital expenditure budget.

All forward-looking statements reflect only our current beliefs and assumptions, and are based solely on information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or events. These forward-looking statements are made as of the date of this proxy statement and, except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we assume no obligation to update or revise them or to provide reasons why actual results or events may differ.

THE PARTIES TO THE MERGER

Sierra Health Services, Inc.

We are a Nevada corporation, with our principal executive office at 2724 North Tenaya Way, Las Vegas, Nevada 89128. The telephone number for our principal executive office is 702-242-7000. We are a diversified health care services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations, prescription drug plans and multi-specialty medical groups. Our subsidiaries serve more than 850,000 people through health benefit plans for employers, government programs and individuals.

UnitedHealth Group Incorporated

UnitedHealth Group is a Minnesota corporation with its principal executive office at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, 55343. The telephone number for UnitedHealth Group’s principal executive office is 952-936-1300. UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minnetonka, Minnesota, UnitedHealth Group offers a broad spectrum of products and services through six operating businesses. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Sapphire Acquisition, Inc.

Sapphire Acquisition, Inc., a Nevada corporation, is an indirect wholly-owned subsidiary of UnitedHealth Group that was formed for the sole purpose of effecting the merger. Sapphire Acquisition’s mailing address is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, 55343, and its telephone number is c/o UnitedHealth Group Incorporated, 952-936-0100. Sapphire Acquisition has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting of stockholders to be held in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, on Wednesday, June 27, 2007, at 1:00 p.m., Pacific Daylight Time, or any adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the merger agreement and to act on such other matters and transact such other business as may properly come before the special meeting or any adjournment thereof. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement, the Notice of Special Meeting of Stockholders and the enclosed proxy card are first being given or sent to our stockholders on or about May 22, 2007.

Record Date, Quorum and Voting Power

The holders of record of Company common stock as of the close of business on May 18, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. As of the close of business on the record date, there were 55,460,107 shares of Company common stock outstanding and entitled to vote.

Each outstanding share of Company common stock as of the close of business on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting or any adjournment thereof.

The holders of a majority of the shares of Company common stock outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and at any adjournment thereof. However, if a new record date is set for an adjourned special meeting, then a new quorum would need to be established.

Under the voting and support agreement, Dr. Marlon (who beneficially owns 8.0% of the outstanding shares of Company common stock) is obligated to be present for purposes of determining that a quorum is present at the special meeting.

See “The Voting and Support Agreement” on page 58 and Appendix B—Voting and Support Agreement.

Required Vote

For the merger agreement to be approved, the holders of a majority of the shares of Company common stock outstanding as of the close of business on the record date must vote “FOR” the approval of the merger agreement.

If you are a STOCKHOLDER OF RECORD (which means that your shares are registered directly in your name with our Transfer Agent, Wells Fargo Bank, N.A.), then you may submit your proxy card for your shares via mail in the postage-paid envelope provided with your proxy statement, or you may cast your vote via the Internet or telephone. Submitting your vote by mail, Internet or telephone will not affect your right to vote in person should you decide to attend the special meeting.

As a STOCKHOLDER OF RECORD, you may vote your shares as follows:

•       Complete, sign and date your proxy card and mail it to Wells Fargo Shareholder Services in the postage-paid envelope provided with your proxy statement, or

•       Follow the instructions on your proxy card and vote over the Internet, or

•       Follow the instructions on your proxy card and vote by telephone.

If Wells Fargo Bank does not receive your proxy in one of the three ways described above and you do not vote at the special meeting, then your shares will not be voted.

If your shares are held BENEFICIALLY in street name (which means your shares are held in a stock brokerage account or otherwise, by a broker, bank, trustee, or other nominee), then you may instruct your broker, bank, trustee or other nominee how to vote your shares by submitting the voting instruction form via mail in the envelope provided with your proxy statement, or by casting your vote via the Internet or telephone.

As a BENEFICIAL holder of shares of Company common stock, you may vote your shares as follows:

•       Submit your voting instruction form to your broker, bank, trustee or other nominee as instructed on the voting instruction form in the envelope provided with your proxy statement, or

•       Follow the instructions on your voting instruction form and vote over the Internet, or

•       Follow the instructions on your voting instruction form and vote by telephone.

If your broker, bank, trustee or other nominee does not receive your voting instruction in one of the three ways described above, then your shares will not be voted.

A broker non-vote generally occurs when a broker, bank, trustee or other nominee holding shares on your behalf does not vote on a proposal because the broker, bank, trustee or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, abstentions and broker non-votes will have the same effect as a vote against the approval of the merger agreement.

Voting by Directors, Executive Officers and Certain Record Holders

As of May 18, 2007, the record date for the special meeting, our directors, including Dr. Marlon, are the beneficial owners of an aggregate of 4,452,080 shares of Company common stock, representing 8.0% of the shares outstanding entitled to vote at the special meeting.

In connection with the execution of the merger agreement, Dr. Marlon entered into a voting and support agreement, dated as of March 11, 2007, with UnitedHealth Group in which he agreed to vote all shares of Company common stock he beneficially owns (other than any shares of Company common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) in favor of the approval of the merger agreement. As of May 18, 2007, the record date for stockholders entitled to vote at the special meeting, Dr. Marlon beneficially owned 4,452,080 shares of Company common stock. Such shares represent approximately 8.0% of the outstanding Company common stock.

See “Security Ownership of Certain Beneficial Owners and Management” on page 60, “The Voting and Support Agreement” on page 58 and Appendix B—Voting and Support Agreement.

Proxies; Revocation

If you submit a proxy for your shares by signing and delivering a proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement and in accordance with any recommendation of the board of directors or, in the absence of a recommendation, in the discretion of the proxies named in the enclosed proxy card on any other matter properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (i) advise our Secretary in writing that you would like to revoke your proxy, (ii) submit a later-dated proxy in writing, provided that if you submitted the proxy that you are seeking to revoke via the Internet or telephone, you may submit this later-dated proxy using the same method of transmission (Internet or telephone) as the proxy being revoked or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker, bank, trustee or other nominee to vote your shares, the above options for revoking your proxy do not apply and instead you must follow the proxy voting instructions provided by your broker, bank, trustee or other nominee to change your voting instructions.

The Company does not expect that any matter will be brought before the special meeting other than the proposal to approve the merger agreement. If, however, another matter is properly presented at the special meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card will vote the shares in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of the proxies.

Expenses of Proxy Solicitation

The Company will pay the cost of this proxy solicitation, and we have retained The Altman Group to assist us in this process for an estimated $9,500, plus expenses. We will, on request, reimburse stockholders who are brokers, banks, trustees or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Adjournments

Although it is not currently expected, the special meeting may be adjourned if a quorum is not present or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If the special meeting is adjourned, notice need not be given of the date, time or place of the adjourned meeting if they are announced at the special meeting, unless the adjournment is for more than 45 days. A determination of stockholders of record entitled to notice of or to vote at the special meeting applies to an adjournment of the special meeting unless the board of directors fixes a new record date for the adjourned meeting. The board of directors will fix a new record date if the special meeting is adjourned to a date more than 45 days later than the date set for the special meeting. If a new record date is fixed for the adjourned meeting, the Company will give notice of the adjourned meeting to each stockholder of record as of the new record date.

THE MERGER

Background of the Merger

At various times over the past several years the Company’s board of directors has considered alternatives to maximize value for our stockholders, including, but not limited to, the sale or merger of the Company with another entity, strategic acquisitions by the Company and growing the Company’s healthcare business consistent with its business plan. As part of this process, in 2002, the Company retained Merrill Lynch to assist the Company in evaluating strategic alternatives. Beginning in 2002, and continuing through the end of 2003, the Company, with Merrill Lynch’s assistance, gauged the interest levels of different potential acquirors and held exploratory discussions with some of them.

In December 2003, the Company, with Merrill Lynch’s assistance, focused on one potential bidder. Between December 2003 and February 2004 this bidder conducted a detailed financial and legal due diligence review of the Company, its operations and prospects. Discussions were held with the representatives of this bidder regarding the possible terms for a sale of the Company. In February 2004, these discussions ceased as a result of the inability of the Company and the bidder to agree upon the consideration to be paid to the Company’s stockholders. The closing sale prices of the Company common stock as quoted on the NYSE in February 2004 ranged between $14.70 and $16.72 (as adjusted to give effect to our 2 for 1 stock split on December 30, 2005).

Following the termination of these negotiations, the Company continued to focus on developing and expanding its core businesses and strategies.

Upon the expiration of the engagement letter between the Company and Merrill Lynch, the Company subsequently engaged Lehman Brothers to assist it in analyzing its strategic alternatives. The Company signed an engagement letter with Lehman Brothers on August 10, 2004.

From August 2004 though October 2006, representatives of Lehman Brothers and management of the Company considered potential strategic alternatives. Although the southern Nevada healthcare industry continued to grow as the region’s population expanded at a significant pace, which led to continued growth in the Company’s business and revenues, the Company, despite its and its investment bankers’ efforts over the years, had not been able to identify suitable acquisition candidates or other avenues for significant growth. In addition, the Nevada gaming industry, which had been a principal source of the Company’s business and growth, began to consolidate on a national basis with the result that these multi-state gaming companies began to look for national solutions to their healthcare needs. As a regional healthcare provider, the Company recognized that it could not fulfill the national needs of these customers and could lose business as the trend toward gaming industry consolidation continued. At the same time, because of the Company’s strong history of organic growth, its stock price reflected one of the higher earnings per share multiples among its peers.

With these factors in mind, the Company explored its possible sale. Lehman Brothers, as part of its regular discussions with larger national and regional healthcare providers and other potential acquirors, attempted to gauge their interest in acquiring the Company. As a result of these inquiries, between August 2004 and December 2006, the Company entered into confidentiality agreements with parties that had expressed interest in possibly acquiring the Company, including both UnitedHealth Group and Bidder A (discussed below). Pursuant to these confidentiality agreements, the Company provided each of these potential acquirors with information and data to enable them to evaluate the Company and determine whether to proceed to negotiating a potential acquisition. As of the end of September 2006, however, the Company had not received any significant expressions of interest from any of these potential acquirors.

In October 2006, one of these potential acquirors (“Bidder A”) notified the Company that it wished to re-engage in discussions to acquire the Company. As a result, on October 9, 2006, Bidder A and the Company entered into an amendment extending the term of their existing confidentiality agreement. On October 9, 2006, representatives of the Company and Lehman Brothers met with representatives of Bidder A to discuss operational and financial matters relating to Bidder A’s possible acquisition of the Company. Throughout the rest of October 2006, representatives of the Company and Lehman Brothers held further discussions with representatives of Bidder A. On or about October 31, 2006, Bidder A informed Lehman Brothers (and Lehman Brothers informed the Company) that Bidder A’s board of directors had authorized Bidder A to have further discussions with the Company and to initiate detailed legal and financial due diligence with a view towards Bidder A’s acquisition of the Company. Beginning on November 6, 2006, the Company provided additional due diligence information and data to Bidder A through an electronic data room. Additional discussions were held between the Company and Bidder A throughout November and December 2006, including a detailed management presentation made by the Company to Bidder A’s management team on November 13 and November 14, 2006 and meetings between representatives of the Company and Bidder A on December 22, 2006 to discuss various matters relating to the Company.

On December 5, 2006, Company management reported to the Company’s board of directors as to the discussions with Bidder A and the level of interest from other potential acquirors.

On December 6, 2006, Lehman Brothers informed the Company that UnitedHealth Group had expressed an interest in re-engaging in discussions with the Company with a view to a possible acquisition of the Company. As a result, on December 20, 2006, UnitedHealth Group and the Company entered into a confidentiality agreement and, on December 21, 2006, representatives of the Company and Lehman Brothers met with representatives of UnitedHealth Group to discuss various high-level matters relating to UnitedHealth Group’s possible acquisition of the Company.

The Company continued preliminary discussions with UnitedHealth Group and Bidder A in January 2007. At the same time, Lehman Brothers continued to solicit indications of interest in the Company from other large health care companies and other potential acquirors.

During the first two weeks of January 2007, the Company and its advisors held discussions with respect to developing a sale process that could be employed by the Company with UnitedHealth Group and with Bidder A, in order to achieve the best reasonably attainable terms for a sale of the Company.

On January 16, 2007, UnitedHealth Group informed Lehman Brothers (and Lehman Brothers informed the Company) that UnitedHealth Group was potentially interested in commencing due diligence and in exploring an acquisition of the Company in an all cash transaction at a price range of $38.50 to $40.00 per share of Company common stock, pending the outcome of UnitedHealth Group’s due diligence. The closing sale price of the Company common stock as quoted on the NYSE on January 16, 2007 was $35.92 per share. Representatives of the Company and UnitedHealth Group met on January 16, 2007 to discuss logistical details of due diligence and, beginning on January 17, 2007, the Company made due diligence materials available to UnitedHealth Group through an electronic data room.

On January 19, 2007, Bidder A informed Lehman Brothers (and Lehman Brothers informed the Company) that Bidder A had substantially concluded its due diligence review of the Company and was interested in pursuing an acquisition of the Company in an all cash transaction at a price of $38.00 per share of Company common stock. The closing sale price per share of the Company common stock as quoted on the NYSE on January 19, 2007 was $35.86 per share.

On January 25, 2007, the Company’s board of directors held a special meeting to discuss the status of the preliminary discussions with UnitedHealth Group and Bidder A. At this meeting, members of the Company’s management and representatives of Lehman Brothers reported to the board of directors on the status of the preliminary discussions with UnitedHealth Group and Bidder A. The board of directors discussed the per share prices indicated by both UnitedHealth Group and Bidder A and further discussed the sale process (including the possibility of the Company remaining independent). The board of directors determined that it did not need to accept any offer unless it received a purchase price and transaction terms that were advisable to and in the best interests of the stockholders. As a result of these discussions, and based upon the board's perception of the inherent value of the Company, taking into account such things as the Company's operating results, its growth and competitive position in Nevada, the strength of its customer base and its prospects, the board of directors unanimously concluded that an offer below $40.00 per share would not be an adequate price for the Company. At this meeting, a presentation was made by representatives of Morgan, Lewis & Bockius LLP, counsel to the Company (“Morgan Lewis”) and Brownstein Hyatt Farber Schreck, P.C., the Company’s Nevada counsel (“Brownstein Hyatt”), regarding the board of directors’ fiduciary duties in a sale process. As a result of these discussions and presentations, the board of directors authorized the Company’s senior management to continue discussions with a view to concluding an agreement for the sale of the Company if an appropriate valuation could be reached.

From January 23, 2007 through February 13, 2007, UnitedHealth Group continued its due diligence review of the Company and engaged in several discussions with senior management of the Company relating to due diligence matters. On February 2, 2007, a senior executive of Bidder A contacted the Company and stated that Bidder A continued to value the Company at a price equal to $38.00 per share. The closing sale price per share of the Company common stock as quoted on the NYSE on February 1, 2007 (the last trading day before February 2, 2007) was $40.60. On or about February 17, 2007, senior management of UnitedHealth Group contacted senior management of the Company and indicated that UnitedHealth Group was willing to make an all-cash offer to acquire the Company at a price approximately equal to the then current trading price of Company common stock. The closing sale price per share of the Company common stock as quoted on the NYSE on February 16, 2007 (the last trading day before February 17, 2007) was $40.54 per share.

On February 21, 2007, our board of directors held a special meeting to discuss UnitedHealth Group’s indication of an all-cash offer and the status of the negotiations with Bidder A.

On February 23, 2007, members of the senior management team of UnitedHealth Group and the Company met to further discuss UnitedHealth Group’s possible acquisition of the Company. At this meeting, UnitedHealth Group expressed its interest in pursuing an all-cash transaction at a price between $40.00 and $41.00 per share of Company common stock and requested that the Company enter into an exclusivity agreement with UnitedHealth Group to provide UnitedHealth Group with an opportunity to complete its due diligence review and to negotiate a definitive merger agreement. The Company’s management declined to enter into an exclusivity agreement with UnitedHealth Group but indicated that the Company would work with UnitedHealth Group to finalize UnitedHealth Group’s due diligence process and to negotiate a merger agreement as promptly as practicable.

Later in the day on February 23, 2007, the board of directors held a special meeting to discuss the sale process (including a detailed discussion of UnitedHealth Group’s offer). Additionally, on February 23, 2007, the Company received from UnitedHealth Group a proposed draft of a merger agreement to be used in connection with UnitedHealth Group’s acquisition of the Company. On March 1, 2007, Dr. Marlon received from UnitedHealth Group a proposed draft of a voting and support agreement to be entered into by Dr. Marlon in support of UnitedHealth Group’s acquisition of the Company. From February 23 through March 5, 2007, the Company’s senior management and representatives of its outside counsel engaged in discussions with representatives of UnitedHealth Group and its counsel over various aspects of the merger agreement and the voting and support agreement. The principal issues addressed in such negotiations included the scope of the Company’s representations and warranties, the restrictions on the Company’s conduct of business during the period between signing and closing, the ability of the Company’s board of directors to change its recommendation and terminate the merger agreement, termination fees payable by the Company and by UnitedHealth Group if the merger agreement were terminated and UnitedHealth Group’s ability to terminate the merger agreement as a result of regulatory issues arising out of the transaction. During this time certain members of senior management of the Company and representatives of Lehman Brothers held several discussions with members of the senior management of UnitedHealth Group regarding the potential transaction, including UnitedHealth Group’s position that the transaction be conditioned on certain members of the Company’s senior management team signing employment agreements with UnitedHealth Group. Bidder A also indicated that it wanted certain key employees to continue their employment in the event of a merger between the Company and Bidder A.

On March 5, 2007, the board of directors held a special meeting to receive a report on the negotiations with UnitedHealth Group. This update included a discussion of the price offered by UnitedHealth Group and the employment agreements that UnitedHealth Group wished to enter into with the Company’s senior management team. The board of directors determined that they would allow UnitedHealth Group to enter into post-closing employment agreements with members of the Company’s senior management team (other than Dr. Marlon) at the same time as executing the merger agreement but that the closing of the merger would not be conditioned on the effectiveness of such agreements. Representatives of Lehman Brothers and Morgan Lewis discussed with the board of directors the status of the merger agreement. The material issues that remained outstanding at that time were the board of directors’ ability to change its recommendation and terminate the merger agreement, termination fees payable by the Company and by UnitedHealth Group if the merger agreement were terminated and UnitedHealth Group’s ability to terminate the merger agreement as a result of regulatory issues arising out of the transaction. There were further discussions with the board of directors concerning its fiduciary duties in connection with the proposed transaction.

Later in the day on March 5, 2007, a senior officer of Bidder A contacted Dr. Marlon and expressed a continued interest in a potential acquisition of the Company by Bidder A and stated that Bidder A intended to submit a written proposal to such effect (including an increased price) after such proposal was approved by Bidder A’s board of directors on March 6, 2007. On March 6, 2007, Bidder A submitted a proposal to the Company indicating its willingness to acquire the Company in an all-cash transaction at a price of $43.00 per share of Company common stock. The closing sale price per share of the Company common stock as quoted on the NYSE on March 6, 2007 was $37.45 per share.

The Company determined that the best process for moving negotiations with UnitedHealth Group and Bidder A forward in a manner so as to produce the best terms reasonably attainable for the Company was to require that both UnitedHealth Group and Bidder A complete their due diligence and finalize the terms of their potential acquisition (including the terms of the merger agreement) by Saturday, March 10, 2007 with the intention that the Company would enter into a definitive agreement with either UnitedHealth Group or Bidder A on Sunday, March 11 or Monday, March 12, 2007. Additionally, it was decided that, in order to enable the Company to evaluate the offers on a consistent basis, Bidder A would be requested to use the form of merger agreement that had been substantially negotiated with UnitedHealth Group. Further, each of UnitedHealth Group and Bidder A would be informed that there was another potential acquiror with whom the Company was negotiating.

On March 7, 2007, representatives of Bidder A met with representatives of the Company to discuss the potential sale and any remaining due diligence required by Bidder A. At this meeting, representatives of Bidder A expressed their strong preference to negotiate a merger agreement from a form prepared by Bidder A’s counsel but were informed that the Company wished to use the form of merger agreement that had been substantially negotiated with UnitedHealth Group. Bidder A subsequently agreed to work with the Company’s form of merger agreement.

On March 8, 2007, our board of directors held a special meeting to discuss the status of the negotiations with each of UnitedHealth Group and Bidder A. The board of directors discussed the timing for providing certain commercially sensitive due diligence information to UnitedHealth Group and Bidder A. The board of directors agreed that neither UnitedHealth Group nor Bidder A would receive access to such information until it had agreed upon a form of definitive merger agreement with the Company and that, in order to protect commercially sensitive information in the event merger terms could not be agreed upon, only the party that was being recommended by the Company’s management to the board of directors as the potential acquiror would be provided such access as the Company wanted to limit the exposure of its commercially sensitive information. Also at this meeting, a representative of Crowell & Moring, the Company’s regulatory counsel, made a presentation to the board of directors regarding the regulatory aspects of a potential transaction with each of UnitedHealth Group and Bidder A and the status of the negotiations with each of UnitedHealth Group and Bidder A to address those aspects. The board of directors discussed the regulatory issues presented by a potential transaction with each of UnitedHealth Group and Bidder A and concluded that if the bidders agreed to the resolution of such issues as proposed by the Company, each transaction would face regulatory risk at a level acceptable to the Company. Dr. Marlon then informed our board of directors of the sale process recommended by management of the Company, including the desire to have each bidder submit a “best and final” price to the Company on March 10, 2007 and for each bidder to be informed that such price should be the highest price that the bidder was willing to pay for the Company.

From March 8, 2007 through March 10, 2007, representatives of the Company and its advisors discussed various aspects of a merger agreement and voting and support agreement separately with UnitedHealth Group and Bidder A. By March 10, 2007, the Company was able to substantially complete negotiations with each of UnitedHealth Group and Bidder A on the terms of the merger agreement other than with respect to the following material issues: (i) the size of the termination fee payable by the Company to UnitedHealth Group in connection with certain terminations of the merger agreement (the Company had proposed an $85 million termination fee); and (ii) the ability of either bidder to terminate the merger agreement as a result of regulatory issues arising out of the transaction (including the Company’s proposal that the buyer pay the Company a reverse termination fee in connection with such a termination). In addition, the terms of the negotiated merger agreement with each of UnitedHealth Group and Bidder A were materially similar except that the form of merger agreement agreed with Bidder A included additional representations and warranties by the Company, additional restrictions on the conduct of the Company’s business prior to closing of the merger and an earlier outside date upon when either party could terminate the merger agreement if all required regulatory approvals have not been received. From March 8, 2007 through March 10, 2007, each of UnitedHealth Group and Bidder A completed its due diligence investigation of the Company other than a review of the commercially sensitive diligence information.

In the early afternoon of March 10, 2007, Dr. Marlon spoke with members of the senior management team of each of UnitedHealth Group and Bidder A and reiterated the Company’s previous request that each party submit its “best and final” price and its proposed resolution of all outstanding issues in the merger agreement by 6:00 p.m. that day. Each of UnitedHealth Group and Bidder A had further discussions with Dr. Marlon to confirm that it should submit the highest price that it was willing to pay for the Company and that it would not be asked to further raise its price. Dr. Marlon confirmed this fact for both bidders.

Each bidder submitted its final proposal (including its “best and final” price) prior to the 6:00 p.m. deadline. UnitedHealth Group’s proposal included a purchase price of $43.50 per share of Company common stock, an $85 million termination fee, a resolution of potential regulatory issues in the manner desired by the Company and a $25 million reverse termination fee payable by UnitedHealth Group if the merger agreement was terminated by UnitedHealth Group as a result of such regulatory issues.

Bidder A’s proposal also included a purchase price of $43.50 per share of Company common stock, an $85 million termination fee and a resolution of potential regulatory issues in the manner desired by the Company; however, Bidder A’s proposal included an offer to reimburse the Company for only up to $3 million of its out-of-pocket expenses in connection with certain regulatory filings in the event of a termination as a result of regulatory issues (as opposed to a reverse termination fee).

After receipt of these proposals, management of the Company and representatives of its outside advisors held a conference call to discuss them. Although UnitedHealth Group and Bidder A offered the same price, it was determined by management that UnitedHealth Group’s offer was superior to Bidder A’s offer. The reasons for this determination included, among other reasons: the fact that the merger agreement offered by UnitedHealth Group included fewer representations and warranties from the Company and fewer restrictions on the Company’s conduct of business prior to the closing of the merger than those proposed by Bidder A; the fact that UnitedHealth Group was willing to provide the Company with a greater certainty of closing by offering to extend the outside date upon when either party could terminate the merger agreement if all required regulatory approvals were not received; the fact that UnitedHealth Group was willing to assume a greater portion of the risk that the merger agreement would be terminated as a result of regulatory issues by offering a $25 million reverse termination fee in such event; and the fact that UnitedHealth Group has a proven track record of successfully completing and integrating large acquisitions. Additionally, based upon the board's experience and UnitedHealth Group's other acquisitions, it was determined that, based upon the Company’s understanding of UnitedHealth Group’s historical and proposed transition and integration plans, a transaction with UnitedHealth Group would be more beneficial to the Company’s employees, suppliers, creditors and customers than a transaction with Bidder A.

Following the conference call, Dr. Marlon informed UnitedHealth Group that, subject to UnitedHealth Group’s finalization of the merger agreement and all remaining due diligence prior to the Company’s board of directors meeting scheduled for March 11, 2007, management would recommend the proposed transaction with UnitedHealth Group to the board of directors, although the board of directors would make the decision as to which proposal it would accept and recommend to the Company’s stockholders. Dr. Marlon also informed Bidder A of this decision shortly after such conference call concluded. Bidder A did not thereafter inform the Company that it was seeking to make a revised bid.

During the remainder of the day on March 10 and early in the morning on March 11, the remaining issues in the merger agreement with UnitedHealth Group were finalized. Additionally, on March 11, 2007,

UnitedHealth Group was given access to the additional due diligence information. After reviewing this information, UnitedHealth Group informed the Company that it was willing to proceed with the transaction on the terms set forth in the proposed merger agreement, subject to receipt of the approval of UnitedHealth Group’s board of directors.

In the afternoon of March 11, 2007, our board of directors met to consider the adoption of the merger agreement and the transactions contemplated by such agreement. At the meeting, the board of directors received an update on the events that had occurred since the previous meeting and the offers from UnitedHealth Group and Bidder A. The board of directors was provided with a summary of the final terms of the merger agreements negotiated with each of UnitedHealth Group and Bidder A. The board of directors was informed of the material differences between the agreements. The board of directors and its outside counsel discussed the regulatory risks relating to a transaction with each of UnitedHealth Group and Bidder A. Lehman Brothers presented to the board of directors various financial analyses and gave the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 11, 2007, that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the $43.50 per share consideration to be offered to the stockholders of the Company in the merger was fair, from a financial point of view, to such stockholders. The board of directors was also advised concerning its fiduciary duties in connection with the proposed transaction. The board of directors then discussed the proposed transaction with members of management and the Company’s advisors present at the meeting and considered the various factors discussed below. The board of directors then excused each person who was not a director from the meeting and continued its deliberations. The board of directors then invited the Company’s management and representatives back into the meeting and continued discussion of the transaction. Following further discussion, the board of directors unanimously adopted the merger agreement with UnitedHealth Group for the sale of the Company and declared the merger and the merger agreement advisable to and in the best interests of the Company and its stockholders and resolved to recommend that the Company’s stockholders approve the merger agreement. The board of directors also unanimously authorized management to enter into the merger agreement. At this meeting, the board of directors also adopted amended and restated bylaws in which Sections 7.01 and 7.02 of our bylaws were amended to provide for indemnification of our directors, officers, employees and agents to the maximum extent presently permitted under Nevada law.

Immediately following the conclusion of the meeting, the Company and UnitedHealth Group executed the merger agreement.

Additionally, on March 11, 2007, the Company entered into separate indemnity agreements with each of our directors and with a number of our officers and our subsidiaries’ officers pursuant to which the Company agreed to indemnify these individuals to the fullest extent permitted by Nevada law, by our restated articles of incorporation and by our amended and restated bylaws in proceedings commenced by third parties, in derivative actions, and in situations where any of them becomes a witness or is threatened to be made a witness in a proceeding.

On March 12, 2007, the Company and UnitedHealth Group issued a joint press release announcing the execution of the merger agreement. The closing sale price of the Company’s common stock on the NYSE on March 9, 2007, the last trading day before the announcement of the execution of the merger agreement, was $35.90 per share. If the merger is completed, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $43.50 in cash, without interest. If the merger is completed, each outstanding stock option of the Company will be cancelled and the holder thereof will be entitled to $43.50 over the exercise price per share under such option, less any required withholding taxes. If the merger is completed, each right of any kind to acquire or receive shares of Company common stock, including restricted stock units, will be cancelled and the holder thereof will be entitled to $43.50 (or, if the award provides for payments to the extent the value of the Company common stock exceeds a specified reference price, the amount, if any, by which $43.50 exceeds that reference price), less any required withholding taxes.

On March 19, 2007, a purported class action complaint, styled Edward Sara, on behalf of himself and all others similarly situated v. Sierra Health Services, Inc., Anthony M. Marlon, Charles L. Ruthe, Thomas Y. Hartley, Anthony L. Watson, Michael E. Luce and Albert L. Greene, was filed in the Eighth Judicial District Court for the State of Nevada in and for the County of Clark. The complaint names the Company and each of its directors as defendants (collectively, the “defendants”), and was filed by a purported stockholder of the Company. The complaint alleges, among other things, that the defendants breached and/or aided the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing in connection with the merger contemplated by the merger agreement, the defendants breached their fiduciary duty to secure and obtain the best price reasonably available for the Company and its shareholders, and the defendants are engaging in self-dealing and unjust enrichment. The complaint seeks, among other relief, (i) an injunction prohibiting the defendants from consummating the merger unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders and (ii) the imposition of a constructive trust upon any benefits improperly received by the defendants as a result of the alleged wrongful conduct. The Company believes that this complaint is without merit.

A press release issued on March 19, 2007, stated that the American Medical Association has approached the Department of Justice to object to the proposed merger on antitrust grounds. A press release issued on March 26, 2007, indicated that the Consumers for Health Care Choices, a consumer advocacy group founded by the past president of the American Medical Association, has also approached the Department of Justice to object to the proposed merger on antitrust grounds. In a letter dated April 10, 2007 and posted on its website, the American Hospital Association also contacted the Department of Justice to object to the proposed merger on antitrust grounds.

Reasons for the Merger

The board of directors has unanimously adopted the merger agreement and declared the merger agreement advisable to and in the best interests of the Company and its stockholders. In the course of reaching its decision to adopt the merger agreement, the board of directors consulted with the Company’s financial and legal advisors and considered a number of factors that it believed supported its decision, including the following:

•       The board of directors’ familiarity with the business, financial condition, results of operations, prospects and competitive position of the Company, including the challenges faced by the Company in the health care and managed care industries as a regional health company, the prospects for continued growth of the Company, the changes affecting the Company’s customer base and the likely effect the foregoing will have on the Company’s future earnings, growth, direction and share price.

•       The board of directors’ view that the merger is more favorable to the Company’s stockholders than the possible alternatives to the merger, including continuing to operate the Company as an independent publicly traded company, particularly upon considering the risks and uncertainties associated with such alternatives, including the risks associated with the Company’s ability to meet its projections for future results of operations, compared to the opportunity of realizing value in cash for the Company’s stockholders by the merger.

•       The current and historical prices of Company common stock and the fact that the per share merger consideration of $43.50 in cash represents a premium of approximately 21.2% to the closing sale price of Company common stock on the NYSE on March 9, 2007, the last trading day before we publicly announced the merger.

•       The per share merger consideration is all cash, which provides certainty of value to the Company stockholders and immediate liquidity.

•       The sale process conducted by the Company, with the assistance of its advisors, which involved contact with the bidders most likely to be interested in acquiring the Company to determine their interest in acquiring the Company.

•       The judgment that continuing the process by entering into negotiations with any other parties or requesting additional offers from the bidders would subject the Company to significant additional negotiation and risk, and could endanger the offers received from UnitedHealth Group and Bidder A.

•       The price proposed by UnitedHealth Group and the merger agreement it was willing to enter into, including a $25.0 million reverse termination fee payable to the Company in the event that the merger agreement is terminated for regulatory reasons, reflected extensive negotiations between the parties and represented the highest total value that the Company had been offered for the acquisition of the Company and the highest price reasonably attainable by the Company.

•       The Company entered into confidentiality agreements with certain bidders and received two definitive proposals to acquire the Company. The Company negotiated a separate agreement with each of the two bidders and maintained a competitive bid process through the execution of the merger agreement.

•       The terms and conditions of the merger agreement, including (i) the conditions to the closing of the merger, (ii) the ability of the Company under certain conditions to consider unsolicited alternative takeover proposals, (iii) the ability to terminate the agreement under certain conditions and (iv) the termination fees payable to UnitedHealth Group and the Company upon certain events.

•       UnitedHealth Group has the reputation, resources and financial capability necessary to complete the merger and to fulfill its commitments, and has a history of completing and successfully integrating similar transactions.

•       The opinion of Lehman Brothers, dated March 11, 2007, to the board of directors as to the fairness as of such date, from a financial point of view, of the per share merger consideration to be offered to the holders of Company common stock, based upon and subject to the factors and assumptions set forth in the written opinion. See “The Merger—Opinion of Lehman Brothers” on page 26 and Appendix C—Opinion of Lehman Brothers.

•       The support for the merger expressed by Dr. Marlon in his capacity as a stockholder of the Company, as indicated by the voting and support agreement.

•       The board of directors’ belief that the merger is in the best interests of the Company’s employees, suppliers, creditors and customers.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•       The risks and costs associated with the merger not being completed in a timely manner or at all, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and potential litigation brought by UnitedHealth Group or stockholders of the Company arising from the merger agreement or the transactions contemplated thereby.

•       As a result of the merger, our stockholders will lose the opportunity to participate in any future earnings growth of the Company and will not benefit from any future appreciation in the value of the Company.

•       Gains from the all-cash merger are taxable to the Company’s stockholders for U.S. federal income tax purposes.

•       Under the terms of the merger agreement, (i) the Company may not solicit other takeover proposals and (ii) the Company, in certain circumstances, must pay UnitedHealth Group an $85.0 million termination fee if the merger agreement is terminated.

•       The restrictions on the conduct of the Company’s business prior to the completion of the merger.

•       The risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and, as a result, it is possible that the merger may not be completed even if approved by the Company’s stockholders.

•       The interests of the Company’s management in the merger and the timing of the merger.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger agreement. After considering these factors, the board of directors concluded that the considerations in favor of the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. The board of directors unanimously adopted the merger agreement and declared the merger agreement advisable to and in the best interests of the Company and its stockholders and recommends that the stockholders approve the merger agreement based upon the totality of the information presented to and considered by it.

Recommendation of the Board of Directors

After careful consideration, the board of directors, by unanimous vote:

•       has adopted the merger agreement and declared the merger agreement advisable to and in the best interests of the Company and its stockholders; and

•       recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Lehman Brothers

In August 2004, the Company engaged Lehman Brothers to act as its financial advisor with respect to the Company’s evaluation of strategic alternatives. The terms of this engagement were subsequently amended on May 25, 2005, August 18, 2005 and July 20, 2006. On March 11, 2007, Lehman Brothers rendered its opinion to the Company’s board of directors that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company in the merger was fair to such stockholders.

The full text of Lehman Brothers’ written opinion, dated March 11, 2007, is attached as Appendix C to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Company’s board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, the Company’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•       the merger agreement and the specific terms of the merger;

•       publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•       financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including financial projections of the Company prepared by the Company’s management;

•       a trading history of the Company common stock from March 11, 2002 through March 9, 2007 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•       publicly available third party research estimates with respect to the future financial performance of the Company;

•       a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant; and

•       a comparison of the financial terms of the merger with those of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with management of the Company concerning the Company’s business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied on the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied on the assurances of the Company’s management that they were not aware of any facts or circumstances that would make such information provided by the Company inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the Company’s properties and facilities and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Lehman Brothers’ opinion was necessarily based on market, economic and other conditions as they existed on, and could be evaluated as of, March 11, 2007. The Company’s board of directors imposed no limitations on Lehman Brothers with respect to the scope of the investigations made or procedures followed in rendering Lehman Brothers’ opinion.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Company’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price and Price Earnings Ratio Analysis

Lehman Brothers considered historical data with regard to the trading prices of shares of the Company common stock for the period from March 11, 2002 to March 9, 2007, and the relative stock price performances during this same period of the Company common stock, the Standard & Poor’s 500 Index and the common stocks of the Selected Comparable Companies listed under the caption “Comparable Company Analysis” below. Lehman Brothers also considered historical price earnings ratios for the same period of the Selected Comparable Companies and of the Company common stock. The foregoing analysis was presented to the Company’s board of directors to provide it with background information and perspective with respect to the relative historical share prices and price earnings ratios of the Company common stock.

Lehman Brothers also considered the trading prices of shares of the Company common stock from March 9, 2006 to March 9, 2007, from October 25, 2006 (the first trading day after the Company’s announcement that it may not be able to retain its provider contract with three Las Vegas hospitals owned by HCA, Inc.) to March 9, 2007 and from February 28, 2007 (the first trading day after the Company’s announcement of expected losses from the enhanced version of its Medicare Part D Prescription Drug Program product offering) to March 9, 2007. Lehman Brothers noted that during the period from March 9, 2006 to March 9, 2007, the closing share price of the Company common stock ranged from a high of $46.86 to a low of $30.90, as compared to the proposed per share merger consideration (also referred to as “Offer”) of $43.50. Lehman Brothers also noted that during the period from October 25, 2006 to March 9, 2007, the closing share price of the Company common stock ranged from a high of $40.68 to a low of $30.90, and that during the period from February 28, 2007 to March 9, 2007, the closing share price of the Company common stock ranged from a high of $37.66 to a low of $35.90 as compared to the Offer of $43.50.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the managed care industry, reviewed and compared specific financial and operating data relating to the Company with selected companies that Lehman Brothers deemed comparable to the Company, consisting of UnitedHealth Group, WellPoint, Inc., Aetna Inc., CIGNA Corporation, Coventry Health Care Inc., Humana Inc., and Health Net Inc. (together, the “Selected Comparable Companies”).

As part of its comparable company analysis, Lehman Brothers calculated and analyzed each of the comparable companies’ ratios of current stock price to estimated 2007 and 2008 earnings per share, commonly referred to as a price earnings ratio, or P/E ratio, and compared them to the Company’s estimated 2007 and 2008 P/E ratios. In calculating the Company’s P/E ratios, Lehman Brothers excluded the potential impact of certain extraordinary events in 2007 on its earnings per share. Lehman Brothers also calculated and analyzed each of the comparable companies’ ratios of current enterprise value (which is the market value of the common equity after giving effect to outstanding options, restricted stock units, or RSUs and convertible notes (“Equity Value”), plus the book value of debt less certain cash balances) to estimated 2007 and 2008 revenues, commonly referred to as an enterprise value to revenues ratio, or EV/Revenues ratio, and compared them to the Company’s estimated 2007 and 2008 EV/Revenues ratios. The estimated earnings per share attributable to the Company and its components as well as the Company’s estimated EV/Revenues and its components were determined using information provided by the Company’s management and published independent research, and ratios for the selected comparable companies were calculated based on publicly available financial data and publicly available third party research estimates and closing prices as of March 9, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion. The results of these analyses are summarized as follows:

	Comparison of P/E Ratios		Comparison of EV / Revenues Ratios
	2007	2008	2007	2008
Mean of Selected Comparable Companies	14.1x	12.4x	0.82x	0.75x
Median of Selected Comparable Companies	14.1x	12.4x	0.89x	0.84x
The Company as of March 9, 2007 closing price	15.0x	13.2x	1.15x	1.07x
The Company at Offer based on Independent Research	18.2x	16.1x	1.39x	1.30x
The Company at Offer based on Management Projections	18.1x	—	1.34x	—

The Selected Comparable Companies represent all U.S. publicly traded companies with market capitalizations of greater than $1 billion and businesses that provide a broad range of health benefit products to a diverse population base in the U.S. under private-pay as well as government health benefits programs. Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of the Selected Comparable Companies, no comparable company is exactly the same as the Company. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the comparable company analysis.

Present Value of Research Analysts’ Price Targets Analysis

Lehman Brothers evaluated the present values of equity research analysts’ projected six- and 12-month price targets for the Company common stock and compared them to the closing price of the Company common stock of $35.90 as of March 9, 2007 and to the Offer of $43.50 per share. For the purpose of this evaluation, Lehman Brothers considered the views of the 10 analysts listed by Bloomberg L.P. as of the date of the opinion as providing equity research on the Company, six of whom had projected future price targets for the Company. The present values of these research analysts’ 12-month price targets were obtained by dividing the current 12-month price target as of March 9, 2007 by one plus the Company’s estimated cost of equity of approximately 10% per annum. The present values of the research analysts’ six-month price targets were obtained by dividing the current six-month price target as of March 9, 2007 by the square root of the sum of one plus the Company’s estimated cost of equity of approximately 10% per annum. The following table presents the results of this analysis:

Research Analysts’ Price Targets	Present Value of Target Price
Low	$29.08
Mean	$34.67
Median	$34.53
High	$39.07

Precedent Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the aggregate purchase price (used interchangeably with “enterprise value” as defined above) and selected multiples paid in six acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant in arriving at its opinion. Lehman Brothers chose the transactions used in the precedent transaction analysis based on the similarity of the target companies in the transactions to the Company in the market presence, size, mix, margins and other characteristics of their businesses. The transactions used were mergers and acquisitions during the four years preceding the date of the opinion where the acquired company provided a broad range of health benefit products to a diverse population base in the U.S. under private-pay as well as government health benefit programs. Lehman Brothers reviewed the following transactions:

Date Announced	Acquiror	Target
September 27, 2005	WellPoint, Inc.	WellChoice, Inc.
July 6, 2005	UnitedHealth Group	PacifiCare Health Systems, Inc.
April 26, 2004	UnitedHealth Group	Oxford Health Plans, LLC
October 27, 2003	UnitedHealth Group	Mid Atlantic Medical Services, LLC
October 27, 2003	Anthem, Inc.	WellPoint Health Networks, Inc.
June 23, 2003	WellPoint Health Networks, Inc.	Cobalt Corporation

Using publicly available financial data and publicly available third party research estimates at the time of the selected transactions, Lehman Brothers calculated the aggregate purchase price as a multiple of last 12 months revenues, or LTM revenues, and equity value as a multiple of 1-Year forward estimated net income. The same analysis was conducted using the Company’s LTM revenues and 2007 P/E ratio for purposes of comparing the selected transactions to the merger. The following table presents the results of this analysis:

	Aggregate Purchase Price / LTM Revenues	Equity Value / Net Income (1-Year Forward)
Low of Selected Precedent Transactions	0.59x	13.3x
Mean of Selected Precedent Transactions	0.90x	18.1x
Median of Selected Precedent Transactions	0.96x	17.5x
High of Selected Precedent Transactions	1.08x	22.9x
The Company at Offer based on Independent Research	1.54x	18.2x
The Company at Offer based on Management Projections	1.54x	18.1x

Transaction Premium Analysis

Lehman Brothers reviewed the premiums paid in the same six acquisitions of companies that Lehman Brothers used for its precedent transaction analysis. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing one day prior to the announcement of the merger. The same analysis was conducted for the Company using the closing price of the Company common stock on March 9, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion, and the Offer. The following table presents the results of this analysis:

1-Day Premium
Low of Selected Precedent Transactions	9.4%
Mean of Selected Precedent Transactions	14.1%
Median of Selected Precedent Transactions	14.0%
High of Selected Precedent Transactions	20.4%
The Company at Offer	21.2%

General

In connection with the review of the merger by the Company’s board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of the Company.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to the Company stockholders and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated March 11, 2007, to the Company’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which shares of the Company common stock might trade following announcement of the merger.

The terms of the merger were determined through arm’s length negotiations between the Company and UnitedHealth Group and were unanimously approved by the Company’s board of directors. Lehman Brothers did not recommend any specific amount or form of consideration to the Company or that any specific amount or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to the Company’s board of directors to assist it in its consideration of the merger. Lehman Brothers’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the Company’s board of directors in making its unanimous determination to recommend approval of the merger.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and the managed care industry generally and because its investment banking professionals have substantial experience in comparable transactions.

As compensation for its services in connection with the merger, the Company has agreed to pay Lehman Brothers a financial advisory fee of approximately $17 million, $1 million of which became payable on Lehman Brothers’ rendering of Lehman Brothers’ opinion to the Company’s board of directors and the remainder of which is contingent on the completion of the merger. In addition, the Company has agreed to reimburse Lehman Brothers up to $75,000 for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion. Lehman Brothers in the past has rendered and expects in the future to render investment banking services to the Company, UnitedHealth Group and their affiliates, and has received and expects to receive customary fees for such services.

In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of the Company and UnitedHealth Group for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger agreement is approved by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company being the surviving entity. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving entity and as an indirect wholly-owned subsidiary of UnitedHealth Group.

Following the merger, all outstanding shares of the Company will be indirectly owned by UnitedHealth Group. When the merger is completed, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $43.50 in cash, without interest. At the effective time of the merger, the Company’s stockholders will cease to have ownership interests in the Company or rights as stockholders of the Company. Therefore, the current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

The Company common stock is currently registered under the Securities Exchange Act of 1934 (referred to herein as the “Exchange Act”) and is listed on the NYSE under the symbol “SIE”. As a result of the merger, the Company common stock will cease to be listed on the NYSE and there will be no public market for Company common stock. In addition, the registration of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC.

When the merger becomes effective, the current directors of Merger Sub will become the directors of the Company, and the current officers of Merger Sub will become the officers of the Company, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. See “The Merger Agreement—Directors and Officers” on page 47.

Subject to certain changes required in order to comply with director and officer indemnification matters agreed to among the parties in the merger agreement, when the merger becomes effective, the articles of incorporation and bylaws of Merger Sub will become the articles of incorporation and bylaws of the Company until changed or amended as provided therein and by applicable law. See “The Merger Agreement—Articles of Incorporation and Bylaws” on page 47.

The benefit of the merger to our stockholders is the right to receive $43.50 in cash, without interest, for each share of Company common stock. This represents a premium of approximately 21.2% over the closing price of $35.90 per share of Company common stock on March 9, 2007, the last trading day prior to the announcement of the merger. The principal detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences” on page 42.

Under the terms of the merger agreement, from and after the effective time of the merger, UnitedHealth Group and the Company will indemnify and hold harmless to the fullest extent permitted by law each current and former officer, director or employee of the Company and its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any suits, claims, actions, proceedings, arbitrations, mediations or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person was an officer, director, employee, fiduciary or agent of the Company or its subsidiaries, whether asserted before or after the effective time of the merger.

Further, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (including rights for advancement of expenses) existing at the time of the merger agreement in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its subsidiaries in effect on the date of the merger agreement will survive the merger and will continue in full force and effect in accordance with their terms. See “The Merger—Interests of the Company’s Directors, Executive Officers and Certain Beneficial Owners in the Merger—Director and Officer Indemnification and Insurance” on page 41.

Effects on the Company and Our Stockholders If the Merger Is Not Completed

In the event that the merger agreement is not approved by the Company’s stockholders or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company, and the Company common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from economic and market conditions.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock. From time to time, the board of directors will evaluate and review, among other things, the business, operations, properties and capitalization of the Company, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not approved by the Company’s stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, results of operations, financial condition and prospects of the Company will not be adversely impacted.

The Company’s employees have expended significant expense, time and attention to attempt to complete the sale process, including the merger, leaving them with less time to devote to the Company’s operations, consideration of potential acquisitions and other strategic relationships and other aspects of the Company’s businesses during the pendency of the transaction. As a result, the value of the Company may have suffered, making the Company less valuable if the merger agreement is not approved and making it unlikely that the Company will be able to obtain a higher price from a third party.

In addition, there are other risks and costs if the merger is not completed in a timely manner or at all, including potential employee attrition, the potential effect on business and customer relationships and potential litigation brought by UnitedHealth Group or stockholders of the Company arising from the merger agreement or the transactions contemplated thereby. Finally, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay an $85.0 million termination fee to UnitedHealth Group. For a description of the circumstances obligating payment of the termination fee, see “The Merger Agreement—Termination Fees” on page 57.

Effects of the Merger on Our Senior Convertible Debentures

At May 18, 2007, we had outstanding approximately $20.0 million in aggregate principal amount of our 2.25% senior convertible debentures due March 15, 2023. Pursuant to the indenture governing the debentures, the Company, at the option of the holders, may be required to purchase the debentures from the holders thereof upon certain corporate events, including a merger, unless the sale price of the Company common stock for any five trading days within the period of 10 consecutive trading days prior to the closing of the merger equals or exceeds 120% of the conversion price (which currently is equal to $9.145 per share). Assuming that the prevailing market price of the Company common stock prior to the closing of the merger is approximately $43.50 per share, the Company will not be required to purchase the debentures from the holders as a result of the merger. However, pursuant to the holders’ conversion rights under the indenture, such holders may surrender the debentures for conversion at any time during the period that commences on the date which is 15 days prior to the anticipated effective date of the merger and ends on, and does not include, the date which is 15 days after the actual date of the merger and, at the effective time, the right to convert a debenture into shares of Company common stock will be changed into a right to convert it into the amount of cash which the holder would have received if the holder had converted the holder’s debentures immediately prior to the merger.

Interests of the Company’s Directors, Executive Officers and Certain Beneficial Owners in the Merger

In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some of our directors, executive officers and certain beneficial owners have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in unanimously adopting the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Stock Options and Restricted Stock Units

At the effective time of the merger, each outstanding stock option of the Company, vested or unvested, will be cancelled and the holder thereof will only be entitled to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the total number of shares of Company common stock subject to such stock option multiplied by the excess, if any, of the value of the per share merger consideration (i.e., $43.50) over the exercise price per share under such option, less any required withholding taxes.

At the effective time of the merger, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive shares of Company common stock or benefits measured by the value of shares of Company common stock, and each vested or unvested award of any kind consisting of shares of Company common stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company’s stock plans, including restricted stock units under the Company’s stock plans will be cancelled and the holder thereof will only be entitled to receive from the surviving entity, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the total number of shares of Company common stock subject to such awards multiplied by $43.50 (or, if the award provides for payments to the extent the value of the Company common stock exceeds a specified reference price, the amount, if any, by which $43.50 exceeds that reference price), less any required withholding taxes.

The charts below set forth certain information, as of May 14, 2007, with respect to the stock options and restricted stock units held by the Company’s directors and officers and an estimate of the total cash amount to be paid with respect to such options and restricted stock units:

Name	Options Exercisable for Company Common Stock (No. of Shares)	Weighted Average Exercise Price	Previously Vested Options	Options to Vest Upon Merger	Total Cash Value of Options(1)
Anthony M. Marlon, M.D.	24,000	$30.06	24,000	0	$322,680
Jonathon W. Bunker	35,750	$14.28	35,750	0	$1,044,615
Frank E. Collins	82,082	$9.74	82,082	0	$2,771,088
Donald J. Giancursio	22,000	$10.33	14,000	8,000	$729,740
Laurence S. Howard	6,250	$6.31	6,250	0	$232,438
Paul H. Palmer	35,750	$14.28	35,750	0	$1,044,615
Darren G.D. Sivertsen	18,000	$11.22	12,000	6,000	$581,040
William R. Godfrey	3,000	$38.62	3,000	0	$14,640
Marie H. Soldo	22,500	$18.00	22,500	0	$573,750
Marc R. Briggs	15,400	$15.94	11,400	4,000	$424,424
Scott G. Cassano	26,000	$15.26	20,000	6,000	$734,240
Daniel A. Kruger	29,000	$9.10	19,000	10,000	$997,600
Nancy A. Lewandowski	26,000	$15.26	20,000	6,000	$734,240
Kathleen M. Marlon	35,240	$8.23	28,120	7,120	$1,242,915
Michael A. Montalvo	0	$0	0	0	$0
Peter O’Neill	44,000	$12.44	34,000	10,000	$1,366,640
Joseph A. Kaufman, M.D.	13,000	$13.33	9,000	4,000	$392,210
Robert L. Schaich	40,200	$10.19	35,400	4,800	$1,339,062
Wayne R. Nippe	22,000	$13.41	17,200	4,800	$661,980
Thomas Y. Hartley	37,000	$17.64	14,000	23,000	$956,820
Charles L. Ruthe	81,000	$12.37	58,000	23,000	$2,521,530
Anthony L. Watson	85,000	$12.17	62,000	23,000	$2,663,050
Albert L. Greene	85,200	$12.03	62,200	23,000	$2,681,244
Michael E. Luce	46,000	$16.84	23,000	23,000	$1,226,360
William J. Raggio	0	$0.00	0	0	$0
TOTAL	849,372		648,652	185,720	$25,256,921

(1)          Calculated as (the merger consideration less the weighted average exercise price) multiplied by the total number of options.

Name	Restricted Stock Units	Previously Vested Restricted Stock Units	Restricted Stock Units to Vest Upon Merger	Total Value of Restricted Stock Units(1)	Total Value of Options and Restricted Stock Units
Anthony M. Marlon, M.D.	168,000	168,000	0	$7,308,000	$7,630,680
Jonathon W. Bunker	124,000	124,000	0	$5,394,000	$6,438,615
Frank E. Collins	86,000	86,000	0	$3,741,000	$6,512,088
Donald J. Giancursio	14,000	8,400	5,600	$609,000	$1,338,740
Laurence S. Howard	0	0	0	$0	$232,438
Paul H. Palmer	64,000	64,000	0	$2,784,000	$3,828,615
Darren G.D. Sivertsen	14,000	8,400	5,600	$609,000	$1,190,040
William R. Godfrey	0	0	0	$0	$14,640
Marie H. Soldo	1000	0	1,000	$43,500	$617,250
Marc R. Briggs	10,000	6,000	4,000	$435,000	$859,424
Scott G. Cassano	6,000	3,600	2,400	$261,000	$995,240
Daniel A. Kruger	2,500	833	1,667	$108,750	$1,106,350
Nancy A. Lewandowski	6,000	3,600	2,400	$261,000	$995,240
Kathleen M. Marlon	0	0	0	$0.00	$1,242,915
Michael A. Montalvo	0	0	0	$0.00	$0
Peter O’Neill	2,500	0	2,500	$108,750	$1,475,390
Joseph A. Kaufman, M.D.	6,000	3,600	2,400	$261,000	$653,210
Robert L. Schaich	3,000	0	3,000	$130,500	$1,469,562
Wayne R. Nippe	6,000	3,600	2,400	$261,000	$922,980
Thomas Y. Hartley	6,000	0	6,000	$261,000	$1,217,820
Charles L. Ruthe	6,000	0	6,000	$261,000	$2,782,530
Anthony L. Watson	6,000	0	6,000	$261,000	$2,924,050
Albert L. Greene	6,000	0	6,000	$261,000	$2,942,244
Michael E. Luce	6,000	0	6,000	$261,000	$1,487,360
William J. Raggio	4,000	4,000	0	$174,000	$174,000
TOTAL	547,000	484,033	62,967	$23,794,500	$49,051,421

(1)          Represents the total number of restricted stock units multiplied by the merger consideration.

Employee Stock Purchase Plan

The offering of Company common stock that was in process at the time of the execution of the merger agreement under the Company’s amended and restated employee stock purchase plan will continue and the Company may, consistent with past practice and in accordance with the terms of the employee stock purchase plan, commence new offering periods on or after the date of the merger agreement and prior to the effective time of the merger at an exercise price for each such offering not less than as provided under the employee stock purchase plan; provided, that on each exercise date of the employee stock purchase plan occurring prior to the effective time of the merger, and immediately prior to the effective time of the merger, each participant will promptly receive, in lieu of shares of Company common stock, a cash payment equal to the product of such number of shares of Company common stock and the fair market value of a share of Company common stock, plus a cash payment equal to the balance, if any, of accumulated payroll deductions remaining after such deemed purchase.

Employment Agreements and Other Arrangements

Employment Agreements with the Company

The Company has entered into employment agreements with Anthony M. Marlon, M.D., Paul H. Palmer, Frank E. Collins, Jonathon W. Bunker, Marc R. Briggs, Donald J. Giancursio, Robert L. Schaich, and Darren G. D. Sivertsen that provide for severance payments under certain circumstances. In the event of a change in control, Dr. Marlon is entitled to terminate his employment agreement and trigger his severance payment. The other employment agreements provide for certain payments to the employees if (i) the Company’s board of directors does not approve the change in control, (ii)  the board of directors does approve the change in control and the employee’s employment is terminated by the Company without cause within two years after a change in control, or (iii) within two years after the change in control, the employee terminates his employment on account of (a) diminution of duties, (b) reduction of compensation, (c) relocation of the Company’s principal executive offices more than 75 miles from its current location, or (d) the Company’s failure to renew the agreement.  The employment agreements with the Company provide for a payment equal to a multiple of current salary and target annual bonus as well as all other separation compensation and benefits as are made available to other employees at the same organizational level. In connection with the merger, Messrs. Bunker, Briggs, Giancursio, Schaich, Sivertsen, and Collins entered into employment agreements (described below) with UnitedHealth Group, dated as of March 11, 2007 and April 12, 2007, that are effective upon the closing and will supersede and replace the employment agreements between these individuals and the Company. As a result, these individuals will not be entitled to the severance payments provided in their employment agreements with the Company. The chart below summarizes, by employee, the multiple of salary and target bonus as well as the estimated cash severance payment each of the employees would have been paid under his employment agreement, if the employee were terminated immediately following the merger (and if Messrs. Bunker, Briggs, Giancursio, Schaich, Sivertsen, and Collins had not entered into new employment agreements with UnitedHealth Group).

	Multiple of Salary	Estimated
Name	and Bonus	Severance Payment (1)
Anthony M. Marlon, MD	4.00	$12,546,000
Paul H. Palmer	3.0	$1,907,000
Frank E. Collins (2)	2.99	$2,250,000
Jonathon W. Bunker (2)	2.99	$3,202,000
Marc R. Briggs (2)	2.0	$750,000
Donald J. Giancursio (2)	2.0	$920,000
Darren G.D. Sivertsen (2)	2.0	$914,000
Robert L. Schaich (2)	1.0	$390,000

(1)          The amounts in the table are based on salary and bonus as of April 7, 2007. The amounts exclude the value of payments that will be made in connection with the merger, including the vesting of stock options and restricted stock units and any additional separation compensation and benefits.

(2)          In connection with the merger, these individuals have entered into employment agreements with UnitedHealth Group, effective upon the closing, that supersede and replace the employment agreements between these individuals and the Company. As a result, these individuals will not be entitled to the severance payments provided in their employment agreements with the Company.

Mr. Palmer has stepped down from his position as chief financial officer and treasurer of the Company effective April 6, 2007, but remained with the Company as a full-time employee until his retirement on May 4, 2007 as previously announced. Notwithstanding such announcement, Mr. Palmer has agreed to remain with the Company on a part-time basis until May 30, 2007 for transition purposes.

Effective April 6, 2007, Mr. Briggs has been named senior vice president, chief financial officer and treasurer. The chart above reflects the salary increase granted in connection with this promotion and contained in his amended and restated employment agreement effective April 6, 2007.

Pursuant to the employment agreements with the Company, the employee is entitled to a tax gross-up payment if any payments and benefits are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. The amount of the gross-up payment would be the amount that causes the after-tax amount retained by the employee to be the same as he or she would have retained had no excise tax applied, so in effect the gross-up payment would offset the excise tax and the amount of additional income taxes resulting from the gross-up payment. With the exception of Dr. Marlon and Mr. Palmer, each of these agreements currently has a term expiring on December 31, 2009. Dr. Marlon and Mr. Palmer’s employment agreements expire on December 31, 2007. The agreements restrict each officer’s use and disclosure of confidential information, interference with the Company’s business relationships and competition with the Company, including an agreement that, for a one-year period following any termination of employment, the officer is prohibited from soliciting business or working for any competitor that operates in Nevada. All officers received consideration for signing these non-competition agreements. These obligations, including the non-competition covenants, would apply in the case of a termination of employment after a change in control. We believe that no gross-up payments of this type would be triggered by a termination in connection with the proposed merger.

Employment Agreements with UnitedHealth Group

UnitedHealth Group entered into employment agreements on March 11, 2007, with the following officers of the Company: Jonathon W. Bunker, Marc R. Briggs, Robert L. Schaich, Donald J. Giancursio, Darren G. D. Sivertsen, Nancy A. Lewandowski, and Scott G. Cassano, and on April 12, 2007, with Frank E. Collins, each commencing on the effective time of the merger. These agreements are intended to supersede and replace any earlier agreements we have with them. Within 15 days of the effective time of the merger and in lieu of any potential payments they would have received in the event of a change in control of the Company, the following officers will receive sign-on bonuses from UnitedHealth Group: Mr. Bunker ($2,000,000); Mr. Briggs ($375,000); Mr. Schaich ($195,000); and Mr. Collins ($2,258,280). The officers will receive annual base salaries, less applicable withholdings and deductions and incentive compensation targets, subject to periodic adjustments, as follows:

•       Mr. Bunker - $495,000 annual salary with a bonus target of 75%.

•       Mr. Sivertsen - $285,600 annual salary with a bonus target of 60%.

•       Mr. Schaich - $260,000 annual salary with a bonus target of 50%.

•       Mr. Briggs - $250,000 annual salary with a bonus target of 50%.

•       Mr. Giancursio - $225,000 annual salary with a bonus target of 60%.

•       Ms. Lewandowski - $210,000 annual salary with a bonus target of 50%.

•       Mr. Cassano - $181,500 annual salary with a bonus target of 50%.

•       Mr. Collins - $376,380 annual salary; Mr. Collins will not be eligible to participate in any cash or equity incentive compensation plans.

Under the employment agreements with UnitedHealth Group, UnitedHealth Group management will recommend to UnitedHealth Group’s Compensation and Human Resources Committee that each of the officers, with the exception of Mr. Collins, receive stock-settled stock appreciation rights. With the exception of Mr. Sivertsen, Mr. Giancursio, and Mr. Collins, UnitedHealth Group’s management will recommend to UnitedHealth Group’s Compensation and Human Resources Committee that each of the officers receive restricted stock awards. Mr. Bunker, Mr. Briggs, and Mr. Schaich have agreed that, in addition to the sign-on bonuses such officers are receiving, the restricted stock awards are in lieu of any potential change in control payments such officers had under their previous employment agreements with the Company. Mr. Giancursio and Mr. Sivertsen are each entitled to change in control cash out payments, at the effective time of the merger, in lieu of any change in control payments under their original employment agreements. In exchange for relinquishing all current and future rights under the Company’s Supplemental Executive Retirement Plans (each a “SERP”), each of the officers entering into employment agreements with UnitedHealth Group will receive one-time cash payments, to be made as soon as practicable after January 1, 2008, contingent upon the merger occurring prior to January 1, 2008. These payments are summarized as follows:

Officer	Stock Appreciation Rights (1)	Restricted Stock	Sign-on Bonus	Change in Control Cash out Payment	SERP
Jonathan W. Bunker	$2,500,000	$3,000,000	$2,000,000	—	$9,015,534
Darren G. D. Sivertsen	$700,000	—	—	$915,000	$841,514
Robert L. Schaich	$450,000	$245,000	$195,000	—	$140,252
Marc R. Briggs	$470,000	$470,000	$375,000	—	$721,298
Donald J. Giancursio	$625,000	—	—	$920,000	$841,514
Nancy A. Lewandowski	$250,000	$100,000	—	—	$360,649
Scott G. Cassano	$275,000	$100,000	—	—	$360,649
Frank E. Collins	—	—	$2,258,280	—	$6,484,268

(1)          Amounts shown are the Black-Scholes values of the awards.

Each of the officers entering into employment agreements with UnitedHealth Group will be eligible to participate in UnitedHealth Group’s welfare, retirement, and basic and supplemental life insurance plans. If an officer’s employment agreement is terminated by UnitedHealth Group for any reason other than for “cause” (as defined in the employment agreement), in lieu of any payments or benefits to which such officer is entitled under any Company or UnitedHealth Group severance plan and subject to the signing of a release, such officer will be entitled to receive severance benefits. These severance benefits, for all officers other than Mr. Collins, include: (1) an amount ranging from one to two years of salary; (2) an amount equal to one or two years of any bonus or incentive compensation paid or payable, excluding equity awards, payments under a long-term or similar benefit plan, or any other special one-time payments; (3) a $5,000 to $10,000 payment to partially offset the cost of benefit continuation coverage; and (4) outplacement services. In addition, the officers and their eligible family members will receive post-termination health care coverage until age 65, at no cost to the officer for a period of time ranging from 60 to 197 months. Mr. Collins’ agreement expires nine months from the effective date of the merger; if he remains employed through that date he will receive a retention payment of $100,000. If he is terminated by UnitedHealth Group for any reason other than for “cause” (as defined in the employment agreement) prior to that time, he will receive the $100,000 retention payment and a severance payment equal to the amount of salary he would have received had he been employed through the remainder of the nine-month term of his employment agreement.

The agreements provide for customary protections of UnitedHealth Group’s intellectual property and confidential information and provide that the officer shall not, during his or her employment term and for a period of two years, in the case of Mr. Bunker, and for one year for other officers, following the period of employment, compete with UnitedHealth Group, employ or attempt to employ employees of UnitedHealth Group, or induce or influence any of UnitedHealth Group’s employees, consultants, customers, or providers to terminate his, her, or its employment or other relationship with UnitedHealth Group.

Non-Qualified Retirement Plans and Deferred Compensation Plan

The Company maintains three SERPs, non-qualified retirement plans that provide benefits to selected officers, including Messrs. Palmer, Collins, Bunker, Briggs, Giancursio, Sivertsen, Schaich, Cassano, Dr. Marlon and Ms. Lewandowski. Each SERP provides for an annual retirement benefit following retirement, disability or certain other terminations of employment. Upon a change in control, each participant who remains employed at that time would become fully vested in his or her accrued benefit under the SERPs. In addition, in the case of SERP I and SERP II,  (i) in the event that such a participant is terminated within six years following a change in control (other than due to death or by the Company for “cause” as defined in the SERPs), he or she will be credited with an additional year of service, and (ii) if the participant was not employed for a full year during the year of the change in control, such participant will be deemed to have completed a full year for purposes of calculating his or her benefit, at the time of the termination. SERP I and SERP II generally provide for payouts over a 15-year period, with the benefit payable equal to the number of years of service (up to 20) multiplied by 3.75% of final average compensation under SERP I and 2.5% of final average compensation under SERP II, with the benefit reduced by an offset amount equal to the annuity value of certain accounts resulting from past Company contributions under a qualified and non-qualified defined contribution plan. SERP III is similar to SERP I and SERP II, except the benefit amount is a fixed dollar amount specified at commencement of participation, which accrues proportionately over eight years of service, and which is paid out over eight years following specified termination events.   The maximum benefit pursuant to SERP I is payable upon reaching 20 years of service, so that Mr. Palmer, who has not completed 20 years of service, would have his SERP benefit enhanced upon the change in control and upon a termination within six years thereafter, other than a termination due to death or by the Company for cause. In the case of SERP III, Mr. Giancursio has not yet completed eight years of participation, so the crediting of a full and a partial year of participation in these circumstances would enhance his benefit, and two additional years of participation that are being credited based on service over the 2005—2010 period would be credited as well. In addition, vesting would accelerate under the SERPs upon a change in control. Mr. Giancursio remains unvested; in the absence of a change in control, he would vest under SERP III on December 31, 2008. We credited Mr. Palmer with a full year of service on May 4, 2007, the date of his resignation. At that date, Mr. Palmer served approximately three-fourths of a year of service, so in effect he was credited with approximately three months of additional service. Pursuant to their employment agreements with UnitedHealth Group, Messrs. Bunker, Sivertsen, Schaich, Briggs, Giancursio, Cassano, Collins and Ms. Lewandowski will receive the one-time payment described in the table above in exchange for relinquishing all current and future rights under the SERPs.  Applying the lump-sum interest rates specified in SERP I and assuming an immediate termination following the merger by the Company without cause, the present value of Dr. Marlon’s accumulated benefit under the SERP, as of April 16, 2007, is $15,270,309.

Under the Company’s non-qualified Deferred Compensation Plan, plan participants may elect to defer a portion of their base salary and bonus and the Company will provide a matching contribution on that amount. In the event of a change in control, all matching contributions will be 100% vested.

Employee Benefits

UnitedHealth Group has agreed to provide to our employees employed immediately prior to the effective time of the merger and who remain employed with the surviving entity, compensation and employee benefits (other than accruals of supplemental executive retirement plan benefits for service after the effective time of the merger) that are, in the aggregate, no less favorable than the compensation and employee benefits provided to such persons immediately prior to the effective time of the merger for a period of one year, and UnitedHealth Group has agreed to provide compensation and employee benefits to such persons that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of UnitedHealth Group (including by providing credit to such employees for any co-payments or deductibles paid prior to the effective time of the merger under any pre-existing Company plan).

Project Pay Plan

Under the Company’s “Project Pay Plan” the Company pays certain bonuses to individuals who work on specific projects. The Company expects to pay bonuses of approximately $1.5 million to approximately sixty (60) individuals who, during the months leading up to the merger, worked on the merger and the other transactions contemplated by the merger agreement.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, from and after the effective time of the merger, UnitedHealth Group and the Company will indemnify and hold harmless to the fullest extent permitted by law each current and former officer, director or employee of the Company and its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any suits, claims, actions, proceedings, arbitrations, mediations or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person was an officer, director, employee, fiduciary or agent of the Company or its subsidiaries, whether asserted before or after the effective time of the merger.

Further, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (including rights for advancement of expenses) existing at the time of the merger agreement in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its subsidiaries in effect on the date of the merger agreement will survive the merger and will continue in full force and effect in accordance with their terms.

Promptly after closing, UnitedHealth Group will purchase a six-year tail policy of directors’ and officers’ liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof.

Indemnity Agreements

On March 11, 2007, the Company entered into separate indemnity agreements with each of our directors and with a number of our officers and our subsidiaries’ officers. Each of the indemnity agreements, which contain identical provisions, provides, subject to specified exceptions, that the Company agreed to indemnify these individuals to the fullest extent permitted by Nevada law, by our restated articles of incorporation and by our amended and restated bylaws in proceedings commenced by third parties, in derivative actions, and in situations where any of them becomes a witness or threatened to be made a witness in a proceeding.

Each indemnity agreement also provides for contribution in situations where indemnification is not available, and contains provisions regarding advancement of expenses and the Company’s obligation, subject to specified qualifications, to maintain directors’ and officers’ liability insurance coverage.

The corporate officers who have separate indemnity agreements with the Company include, among others: Anthony M. Marlon, M.D., Chairman of the board of directors and Chief Executive Officer; Jonathon W. Bunker, President and Chief Operating Officer; Frank E. Collins, Senior Executive Vice

President, Legal and Administration; Donald J. Giancursio, Senior Vice President, Sales and Marketing; Paul H. Palmer, a former Senior Vice President, Chief Financial Officer and Treasurer; Darren G. D. Sivertsen, Senior Vice President, Operations; Marc R. Briggs, Senior Vice President, Chief Financial Officer and Treasurer; and Lawrence S. Howard, Senior Vice President, Program Office. The directors, in addition to Dr. Marlon, who signed indemnity agreements with the Company are: Charles L. Ruthe, Albert  L. Greene, Thomas Y. Hartley, Michael E. Luce, and Anthony L. Watson.

Section 16 Matters

The board of directors has taken steps to exempt from short-swing profit recapture liability under Section 16 of the Exchange Act any dispositions of Company common stock in the merger by directors or officers of the Company.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to the holders of Company common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Holders should consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Company common stock pursuant to the merger.

This discussion is applicable only to U.S. holders. For purposes of this discussion, we use the term “U.S. holder” to mean:

•       a citizen or individual resident of the United States for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a holder holds Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws. Holders that may be subject to special treatment under the U.S. federal income tax laws include:

•       insurance companies;

•       dealers in securities or foreign currencies;

•       traders in securities who elect the mark-to-market method of accounting for their securities;

•       stockholders subject to the alternative minimum tax;

•       persons that have a functional currency other than the U.S. dollar;

•       tax-exempt organizations;

•       persons who are not U.S. holders;

•       financial institutions;

•       mutual funds;

•       controlled foreign corporations;

•       passive foreign investment companies;

•       certain expatriates;

•       corporations that accumulate earnings to avoid U.S. federal income tax;

•       stockholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction; or

•       stockholders who acquired their shares of Company common stock through the exercise of director or employee stock options or other compensation arrangements.

In addition, this discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to the holders of Company common stock.

If a partnership holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your tax advisors.

The receipt of cash pursuant to the merger by U.S. holders of Company common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Company common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for Company common stock; and

•       the U.S. holder’s adjusted tax basis in Company common stock.

If the holding period in Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, the adjusted tax basis and holding period must be determined separately with respect to each block of Company common stock.

Under the Code, a U.S. holder of Company common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless the U.S. holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The merger is subject to U.S. antitrust laws.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), each of UnitedHealth Group and the Company was required to file HSR notification and report forms with the Antitrust Division of the Department of Justice, referred to as the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC, and certain waiting periods must be terminated or expire before the merger can be completed.  The applicable waiting period began on April 16, 2007, the date of filing by both parties. On May 16, 2007, the Company and UnitedHealth Group received a request for additional information from the DOJ. The effect of the

“second request” is to extend the waiting period imposed by the HSR Act until 30 days after the Company and UnitedHealth Group have substantially complied with the request for additional information, unless the period is extended voluntarily by the parties or terminated sooner by the DOJ. In addition, certain state attorneys general may review the proposed transaction to determine if there are potential antitrust issues arising therefrom.  The DOJ or the FTC, as well as a State Attorney General or private person, may challenge the merger at any time before or after its completion.

In addition, pursuant to applicable state laws and regulations, in order for the parties to complete the merger, the Nevada Commissioner of Insurance must approve UnitedHealth Group’s acquisition of control of Health Plan of Nevada, Inc., the Company’s health maintenance organization, and the California Commissioner of Insurance must approve UnitedHealth Group’s acquisition of control of Sierra Health and Life Insurance Company, Inc.  In addition, pre-acquisition notification forms are required to be filed with the Commissioners of Insurance in Arizona and Nevada, respectively.  To obtain the requisite approvals, UnitedHealth Group has filed acquisition of control applications in Nevada and California and has filed pre-acquisition notification forms in Arizona and Nevada.  There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed.

While UnitedHealth Group and the Company expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger.  Such conditions or changes could result in the conditions to the merger not being satisfied.  Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals.  There is currently no way to predict how long it will take to obtain all of the required regulatory approvals and there may be a substantial period of time between the approval by the Company’s stockholders and the completion of the merger.

THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement and is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety, as it is the legal document that contains the terms and conditions of the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this document and in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov.

The merger agreement contains representations and warranties that the parties to the agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are subject, in some cases, to specified exceptions and qualifications, including knowledge qualifiers, materiality qualifiers and the occurrence of a material adverse effect, as well as detailed information set forth in a disclosure letter provided by us in connection with signing the merger agreement. While the Company does not believe that the disclosure letter contains non-public information that the securities laws require to be publicly disclosed, the disclosure letter does contain detailed information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to knowledge, materiality and material adverse effect qualifiers, and (iii) they are modified in important part by detailed information included in the disclosure letter. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

General

At the effective time of the merger, Merger Sub will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the corporate existence of the Company will continue as the surviving entity in the merger and as an indirect wholly-owned subsidiary of UnitedHealth Group.

Effective Time

The closing of the merger will occur on a date to be specified by the parties but no later than the second business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time). We will file articles of merger with the Secretary of State of the State of Nevada on the closing date of the merger. The merger will become effective when the articles of merger are filed or at such later time as we and UnitedHealth Group may agree upon and specify in the articles of merger.

Per Share Merger Consideration

The per share merger consideration payable to the holders of Company common stock in the merger is $43.50, in cash. This represents a premium of approximately 21.2% over the closing price of $35.90 per share of Company common stock on March 9, 2007, the last trading day prior to the announcement of the merger.

Conversion of Shares

At the effective time of the merger, as a result of the merger and without any action on the part of Merger Sub, the Company, the holder of any capital stock of Merger Sub or the Company, or any other person,

•       each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Company common stock owned by UnitedHealth Group or Merger Sub and not held on behalf of third parties) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to $43.50 and will automatically be canceled and cease to exist, and each holder of a certificate formerly representing any such shares will cease to have any rights with respect thereto, except the right to receive the per share merger consideration, without interest, upon surrender of such Company common stock certificates,

•       each share of Company common stock owned by UnitedHealth Group or Merger Sub and not held on behalf of third parties will automatically be cancelled and cease to exist without payment of any merger consideration for such share, and

•       each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will automatically be converted into one share of common stock of the surviving entity, as a result of which, the Company will become an indirect wholly-owned subsidiary of UnitedHealth Group.

Exchange and Payment Procedures

At the effective time of the merger, UnitedHealth Group will deposit with a paying agent an amount of cash sufficient to pay the aggregate per share merger consideration payable under the merger agreement. As soon as reasonably practicable after the effective time of the merger (and in any event within three business days), the paying agent will mail a customary letter of transmittal and instructions to the Company’s stockholders of record as of the effective time of the merger. The form of letter of transmittal and instructions will describe to stockholders how to surrender their certificates representing shares of Company common stock in exchange for the per share merger consideration.

Stockholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

A stockholder will not be entitled to receive the per share merger consideration until such stockholder surrenders its Company common stock certificate(s) to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents as the paying agent may reasonably require. No interest will be paid or will accrue on the cash payable upon surrender of any certificate. The per share merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer and is accompanied by reasonable evidence that any applicable stock transfer taxes have been paid, are not applicable or will be paid by such transferee.

At the effective time of the merger, there will be no further registration or transfers of shares of Company common stock that were outstanding at the effective time of the merger. If, after the effective time of the merger, certificates are presented to the paying agent, then they will be canceled and exchanged for the per share merger consideration.

None of UnitedHealth Group, the Company or the paying agent will be liable to any Company stockholder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. All funds held by the paying agent for payment to the holders of Company common stock that are not disbursed one year after the effective time of the merger will be delivered to the surviving entity. Thereafter, each holder of a certificate formerly representing Company common stock entitled to the per share merger consideration who has not received the per share merger consideration must look only to the surviving entity for payment of the per share merger consideration that may be payable upon due surrender of the certificates held by them, without interest thereon.

If a stockholder has lost a certificate, or if it has been stolen or destroyed, then the stockholder will be required to make an affidavit of that fact before the stockholder will be entitled to receive the per share merger consideration. In addition, if required by UnitedHealth Group, the stockholder will be required to post a bond in a customary and reasonable amount indemnifying it against any claims made with respect to the lost, stolen or destroyed certificate.

Each of the surviving entity, UnitedHealth Group and the paying agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the merger agreement to any person such amounts required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law.

Dissenters’ Rights

Under Nevada law, no dissenters’ rights or rights of appraisal will apply in connection with the merger.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation and bylaws of Merger Sub immediately prior to the effective time of the merger will become the articles of incorporation and bylaws of the Company until thereafter changed or amended as provided therein and by applicable law.

Directors and Officers

When the merger becomes effective, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving entity, and the officers of Merger Sub immediately prior to the effective time of the merger will become the officers of the surviving entity, each to hold office until the earlier of their resignation or removal or until their respective successors are duly designated or elected and qualified, as the case may be.

Representations and Warranties

We make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including knowledge qualifiers, materiality qualifiers and the occurrence of a material adverse effect, as well as detailed information set forth in the disclosure letter to the merger agreement. Our representations and warranties relate to, among other things:

•       our proper organization, good standing and corporate power to operate our businesses;

•       our subsidiaries;

•       our capitalization and indebtedness;

•       our power and authority to enter into, and perform our obligations under, the merger agreement and to consummate the merger and other transactions contemplated by the merger agreement;

•       the adoption and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with our organizational documents, applicable law or certain of our agreements as a result of entering into the merger agreement and completing the merger;

•       required consents and approvals of governmental and regulatory entities or third parties in order to complete the merger;

•       our SEC filings since December 31, 2003 and our financial statements included in such filings;

•       the absence of undisclosed liabilities;

•       the accuracy and completeness of information supplied by us in this proxy statement;

•       the absence of certain changes and events since the date of our most recent audited financial statements, including the absence of a material adverse effect on the Company and its subsidiaries, taken as a whole;

•       our pending or threatened litigation and governmental orders to which we are subject;

•       our material contracts;

•       our compliance with laws (including applicable provisions of the Sarbanes-Oxley Act of 2002 and the federal Medicare statute);

•       our possession of and compliance with all permits necessary to conduct our respective businesses;

•       our required regulatory filings;

•       employment and labor matters affecting us, including matters relating to our employee benefit plans;

•       our taxes and tax returns;

•       our intellectual property and software;

•       our real and personal property;

•       environmental matters;

•       our transactions with related parties;

•       our arrangements with investment bankers and/or brokers;

•       the receipt of a fairness opinion from Lehman Brothers;

•       our statutory financial statements and actuarial reports;

•       qualification of our healthcare facilities for participation in the Medicare and Medicaid programs;

•       the absence of penalties imposed on us under the Medicare or Medicaid programs;

•       qualifications of physicians and non-physicians employed by us;

•       our insurance policies;

•       our loss reserves; and

•       our capital requirements and capital and surplus management.

UnitedHealth Group and Merger Sub make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including knowledge, materiality qualifiers and the occurrence of a material adverse effect. UnitedHealth Group and Merger Sub’s representations and warranties relate to, among other things:

•       their proper organization, good standing and corporate power to operate their respective businesses;

•       the capital structure, assets and liabilities of Merger Sub;

•       their power and authority to enter into and perform their obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with their organizational documents, applicable law or agreements as a result of entering into the merger agreement and completing the merger;

•       required consents and approvals of governmental and regulatory entities or third parties in order to complete the merger;

•       the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

•       that no vote or other action of the stockholders of UnitedHealth Group is required;

•       that UnitedHealth Group and Merger Sub will have available to them at the effective time of the merger all funds necessary for payment of the per share merger consideration; and

•       arrangements with investment bankers and/or brokers.

None of the representations and warranties contained in the merger agreement survive the completion of the merger.

Material Adverse Effect

Certain aspects of our representations and warranties are qualified by the concept “material adverse effect.”  For the purposes of the merger agreement and with certain exceptions, “material adverse effect” means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to or arising from (either alone or in combination):

•       the economy or the financial markets in general;

•       either of the health care or managed care industries;

•       with certain exceptions, changes in applicable laws or regulations after March 11, 2007;

•       changes in generally accepted accounting principles, statutory accounting principles or regulatory accounting principles;

•       changes proximately caused by the announcement or performance of the merger agreement or the transactions contemplated thereby;

•       certain matters previously disclosed by us to UnitedHealth Group;

•       any natural disasters or acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof;

•       any changes in the price and trading volume of Company common stock;

•       any failure by the Company to meet revenue or earnings projections, in and of itself; and

•       any breach by UnitedHealth Group or Merger Sub of the merger agreement,

provided that with respect to the first four and the seventh bullet points above, such change, effect, event, circumstance, occurrence or state of facts does not disproportionately affect in any material respect the Company and its subsidiaries, taken as a whole, as compared to the majority of persons engaged in the same businesses as the Company that is affected by such change, effect, event, circumstance, occurrence or state of facts.

Covenants of the Parties

The merger agreement contains the following mutual covenants:

•       not to take any action that would reasonably be expected to result in any of the conditions to the closing of the merger not being satisfied;

•       promptly notify the other in writing upon obtaining knowledge of (i) any representation or warranty made by it in the merger agreement becoming untrue or inaccurate or (ii) the failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•       use reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement;

•       use reasonable best efforts to obtain all necessary consents from governmental authorities and third parties and make all necessary registrations and filings (including filings pursuant to the HSR Act and required insurance filings), including the requirement that UnitedHealth Group consent to any divestiture or other structural or conduct relief in order to obtain clearance from any governmental authority or to address any legal action brought by any third party in connection with the merger to the extent that such divestiture or other structural or conduct relief or other legal action, if implemented, would not, individually or when taken together with any other similar actions, constitute a material adverse effect (or, with respect to requirements imposed on UnitedHealth Group, would not have constituted a material adverse effect by reference to the business, financial condition or results of operations of the Company); provided that UnitedHealth Group is not required to take any such action if it does have such a material adverse effect;

•       use reasonable best efforts to cooperate in all respects in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation, approval process or other inquiry by or before a governmental authority relating to the merger;

•       use reasonable best efforts to enable the de-listing by the surviving entity of Company common stock from the NYSE and the deregistration of Company common stock under the Exchange Act as promptly as practicable after the effective time of the merger; and

•       consult with each other before issuing any press release or public statements with respect to the merger.

The merger agreement also contains covenants of UnitedHealth Group and Merger Sub including, among other things:

•       that UnitedHealth Group and Merger Sub must cooperate with us in connection with the preparation of this proxy statement;

•       that, after the effective time of the merger, UnitedHealth Group must indemnify and hold harmless to the fullest extent permitted by law each current and former officer, director or employee of the Company and its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any suits, claims, actions, proceedings, arbitrations, mediations or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person was an officer, director, employee, fiduciary or agent of the Company or its subsidiaries, whether asserted before or after the effective time of the merger;

•       that, after the effective time of the merger, UnitedHealth Group will indemnify and hold harmless to the fullest extent permitted by law each current and former officer, director or employee of the Company and its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any suits, claims, actions, proceedings, arbitrations, mediations or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person was an officer, director, employee, fiduciary or agent of the Company or its subsidiaries, whether asserted before or after the effective time of the merger;

•       that UnitedHealth Group must promptly after the closing of the merger obtain a six year “tail” insurance policy for our directors and officers that provides coverage on terms no less favorable than the coverage provided under our directors’ and officers’ insurance policy in effect on the date of the merger agreement for events occurring prior to the effective time of the merger;

•       that UnitedHealth Group must provide to our employees employed immediately prior to the effective time of the merger and who remain employed with the surviving entity, compensation and employee benefits (other than accruals of supplemental executive retirement plan benefits for service after the effective time of the merger) that are, in the aggregate, no less favorable than the compensation and employee benefits provided to such persons immediately prior to the effective time of the merger for a period of one year, and UnitedHealth Group must thereafter provide compensation and employee benefits to such persons that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of UnitedHealth Group (including by providing credit to such employees for any co-payments or deductibles paid prior to the effective time of the merger under any pre-existing Company plan); and

•       that, if UnitedHealth Group requires that we terminate our 401(k) plans, UnitedHealth Group must allow our eligible employees to participate in a tax-qualified, defined contribution 401(k) plan immediately following the effective time of the merger, and such defined contribution plan must accept such employee’s eligible rollover distributions from our terminated defined contribution plan.

In the merger agreement, we also covenant, from the date of the merger agreement until the effective time of the merger, subject to certain exceptions:

•       that we will, prior to making any written communications or public announcements to our directors, officers or employees pertaining to compensation and benefit matters, provide UnitedHealth Group with a reasonable period of time to review and comment on such communications;

•       that we will carry on our business in the ordinary course consistent with past practice and comply will all applicable laws, and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact our current business organizations, keep available the services of our current officers, employees and consultants and preserve our existing relationships with health care providers, customers, suppliers, licensors, licensees, distributors and others having business dealings with us;

•       that, as soon as reasonably practicable, we will prepare and file with the SEC this proxy statement, promptly respond to any comments from the SEC or the staff of the SEC on this proxy statement and distribute this proxy statement to our stockholders;

•       that we will provide UnitedHealth Group with an opportunity to review and comment on this proxy statement and any amendments or supplements hereto and will keep UnitedHealth Group updated on communications with the SEC;

•       that we will establish a record date for, and duly call, give notice of, convene and hold, as soon as practicable, a special meeting of our stockholders for the purpose of obtaining stockholder approval of the merger;

•       that we will permit UnitedHealth Group and its representatives to have access to our properties, books, tax returns, contracts, commitments, personnel, records and statutory filings;

•       that we will furnish to UnitedHealth Group monthly financial reports within 20 business days after the end of each month;

•       that we will promptly notify UnitedHealth Group of any written communication received by us or any of our subsidiaries from certain of our material customers;

•       that we will (i) promptly advise UnitedHealth Group in writing of any stockholder litigation against us and/or our directors relating to the merger agreement, the merger and/or the other transactions contemplated by the merger agreement, (ii) keep UnitedHealth Group reasonably informed regarding any stockholder litigation, (iii) give UnitedHealth Group a reasonable opportunity to consult in the defense or settlement of any stockholder litigation, (iv) give due consideration to UnitedHealth Group’s advice with respect to any stockholder litigation, (v) not settle any stockholder litigation prior to such consultation and consideration, and (vi) not settle any stockholder litigation without UnitedHealth Group’s prior written consent;

•       that we will, prior to the effective time of the merger, take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company common stock (including derivative securities with respect to Company common stock) that are treated as dispositions under such rule and result from the transactions contemplated by the merger agreement by each of our directors or officers who are subject to the reporting requirements of Section 16(a) of the Exchange Act;

•       that we will not terminate, amend, modify or waive any provision of any standstill or similar agreement requiring a person not to acquire our assets or securities to which it or any of its subsidiaries is a party, and we will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement;

•       that we will, and will cause each of our representatives to, cooperate with and assist UnitedHealth Group and Merger Sub with planning our integration with the business operations of UnitedHealth Group and its subsidiaries; and

•       that we will terminate our credit agreement prior to the effective time of the merger.

We have also agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, and subject to certain exceptions, we will not, except with the prior written consent of UnitedHealth Group, take any of the following actions:

•       declare, set aside or pay any dividends or make any other distributions on our capital stock;

•       split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of our capital stock;

•       purchase, redeem or otherwise acquire any shares of our capital stock, warrants or any options to acquire any such shares;

•       issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, restricted stock units, stock appreciation rights or stock based performance units;

•       amend our organizational documentation or adopt a “poison pill”;

•       acquire any division, business or equity interest of any person or any significant amount of assets;

•       sell, lease, license or mortgage or subject to any lien any significant amount of our assets;

•       make certain capital expenditures not budgeted for in the 2007 fiscal year capital expenditure plan;

•       incur or prepay any indebtedness for borrowed money, issue any guarantees or enter into any “keep well” or other agreement to maintain any financial statement condition of another person;

•       make any loans, advances or capital contributions to, or investments in, any other person;

•       settle certain litigations or other claims;

•       waive or release certain of our rights;

•       enter into, modify, amend or terminate certain material contracts;

•       increase the compensation, bonus or pension, welfare, severance or fringe benefits of, or pay any bonus to, any of our current or former directors, officers, employees or consultants;

•       grant any equity awards (including the grant of stock options and restricted stock units);

•       fund any employee benefit plan;

•       accelerate the vesting or payment of any compensation or benefits;

•       change any actuarial or other assumption used to calculate funding obligations with respect to any employee benefit plan;

•       adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing employee benefit plan;

•       forgive any loans to directors, officers or employees;

•       adopt or enter into any collective bargaining agreement or other labor union contract;

•       fail to renew or maintain existing material insurance policies or comparable replacement policies;

•       change our fiscal year for tax purposes;

•       revalue any of our material assets for tax purposes;

•       make any material changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices (except as required by generally accepted accounting principles, statutory accounting principles or applicable law);

•       make any material tax election or settle or compromise any material tax liability;

•       make any material change in the investment, reserving, hedging, underwriting or claims administration policies, practices or principles, except as may be appropriate to conform to changes in applicable law, generally accepted accounting principles or statutory accounting principles;

•       fund any trust or other arrangement with respect to compensation or benefits under an employee benefit plan without providing UnitedHealth Group with prior written notice thereof; or

•       fail to make any required governmental filing.

Company Takeover Proposals; Company Superior Proposals

Under the merger agreement, we have agreed that, subject to the exceptions described below, we will not, nor will we authorize or permit any of our representatives to, directly or indirectly:

•       solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to a company takeover proposal (as defined below); or

•       participate in any discussions or negotiations regarding any company takeover proposal, or furnish to any person any information in connection with or in furtherance of, any company takeover proposal.

Despite the foregoing, at any time prior to obtaining stockholder approval of the merger (and in no event after obtaining such approval), in response to an unsolicited bona fide written company takeover proposal made after the execution of the merger agreement that our board of directors determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and our outside counsel) constitutes or is reasonably likely to constitute or result in a company superior proposal (as defined below), we may furnish information to the person making such company takeover proposal pursuant to an acceptable confidentiality agreement and participate in discussions or negotiations with the person making such company takeover proposal regarding such company takeover proposal if our board of directors determines in good faith (after receiving the advice of our outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable law, and subject to having provided certain notice to UnitedHealth Group. In accordance with the requirements of the merger agreement, we have terminated, and have instructed our representatives to terminate, all discussions or negotiations existing at the time we signed the merger agreement with respect to any company takeover proposal and we have requested the prompt return or destruction of all confidential information previously furnished to any third party in connection therewith. Any violation of the restrictions set forth above by any of our representatives is deemed to be a breach of such restrictions by us.

Additionally, neither our board of directors nor any committee thereof can, among other things, (i) withdraw (or modify in a manner materially adverse to UnitedHealth Group), or propose publicly to withdraw (or modify in a manner materially adverse to UnitedHealth Group), its approval, recommendation and declaration of advisability of the merger agreement and the merger, (ii) fail to publicly confirm its approval, recommendation and declaration of advisability of the merger agreement and the merger after receiving a request from UnitedHealth Group to do so, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, a company takeover proposal or (iv) approve or recommend, or propose publicly to approve or recommend, or allow the Company to execute or enter into, any agreement relating to a company takeover proposal (any action described in clauses (i) - (iii) above being referred to as a “Recommendation Change”). Despite the foregoing, our board of directors may effect a Recommendation Change and cancel the special meeting of our stockholders if our board of directors determines (after receiving advice from our outside counsel) that there is a reasonable probability that failure to do so would be inconsistent with our board of directors’ fiduciary duties and, if such Recommendation Change is in connection with a company takeover proposal, our board of directors determines (after receiving advice from a financial advisor of nationally recognized reputation and our outside counsel) that such company takeover proposal constitutes or is reasonably likely to lead to a company superior proposal; provided that prior to effecting a Recommendation Change our board of directors is required to provide UnitedHealth Group with certain notices related to such Recommendation Change and to provide UnitedHealth Group with the opportunity to discuss possible revisions to the terms of the merger agreement.

For purposes of the merger agreement, “company takeover proposal” means any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn:

•       for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company;

•       for the issuance, in a single transaction or series of related transactions, of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person; or

•       to acquire in any manner, directly or indirectly, in a single transaction or series of related transactions, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company.

For purposes of the merger agreement, “company superior proposal” means any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of Company common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company, in each case, on terms that our board of directors determines in good faith (after receiving advice from a financial advisor of nationally recognized reputation and our outside counsel) to be more favorable to the Company or its stockholders and that is reasonably likely to be completed, taking into account any financing, approval, legal, regulatory and other aspects of such proposal.

The Company will not be prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any required disclosure to the stockholders if, in the good faith judgment of the board of directors (after receiving the advice of its outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable law.

Conditions to Closing the Merger

The merger agreement contains the following mutual conditions to closing:

•       the merger agreement must have been approved by the holders of a majority of the outstanding shares of Company common stock;

•       the waiting period (and any extension thereof) applicable to the merger under the HSR Act and any other clearances or approvals required under other applicable competition, merger control, antitrust or similar laws must have been granted, terminated or have expired, without any conditions, restrictions, or requirements, that if implemented would have a material adverse effect;

•       certain regulatory consents must have been obtained and must be in full force and effect, without any conditions, restrictions, or requirements that would have a material adverse effect; and

•       no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the merger.

The obligations of UnitedHealth Group and Merger Sub to effect the merger are subject to the satisfaction or waiver by UnitedHealth Group of the following conditions:

•       the representations and warranties of the Company set forth in the merger agreement (other than certain representations and warranties relating to the capital structure of the Company) must be true and correct in all respects as of the effective time of the merger (except to the extent that any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or “material adverse effect” or similar qualifiers set forth in the merger agreement) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole, and certain other representations and warranties relating to the capital structure of the Company must be true and correct in all respects (subject to certain de minimis exceptions) as of the effective time of the merger; and

•       the Company must have performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver by the Company of the following conditions:

•       the representations and warranties of UnitedHealth Group and Merger Sub set forth in the merger agreement must be true and correct (without giving effect to any “materiality” or similar qualifiers set forth in the merger agreement) as of the effective time of the merger (except to the extent that any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by the merger agreement; and

•       UnitedHealth Group and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger.

None of the Company, UnitedHealth Group or Merger Sub may rely on the failure of any of the conditions described above to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The Company and UnitedHealth Group may mutually agree to abandon or terminate the merger agreement at any time prior to the effective time of the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated in the following circumstances:

•       the merger is not completed on or before December 11, 2007 (the “termination date”), provided, however, that if on the termination date all conditions to closing have been satisfied except for the fact that a governmental authority is seeking to restrain, enjoin or prohibit the merger, then the termination date of the merger agreement will be automatically extended to March 11, 2008, provided, further, that this right to terminate the merger agreement will not be available to any party whose action or inaction is the principal cause of the merger not being completed on or before the termination date;

•       if the merger is permanently restrained, enjoined or otherwise prohibited;

•       if stockholder approval of the merger agreement is not obtained at the special meeting for stockholders or any adjournment thereof;

•       if the Company’s board of directors effects a Recommendation Change; or

•       if the other party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would result in the failure of a closing condition of that party (see “The Merger Agreement—Conditions to Closing the Merger” on page 55) and such breach or failure to perform is not cured within 30 calendar days after receipt of written notice from the other party of such breach or failure to perform.

Despite the foregoing, a party may not terminate the merger agreement if at the time of such termination such party is in breach or has failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement so as to give rise to the failure of a closing condition of that party.

Termination Fees

Company Termination Fee

An $85.0 million termination fee is payable to UnitedHealth Group by the Company under the following circumstances:

•       if the merger agreement is terminated by UnitedHealth Group or the Company as a result of the passing of the termination date and (i) a vote to obtain stockholder approval of the merger has not been held, (ii) after the execution of the merger agreement a company takeover proposal has been made to the Company or its stockholders, and (iii) within twelve months after such termination the Company has entered into a definitive agreement to consummate, or has consummated, a company takeover proposal;

•       if the merger agreement is terminated by UnitedHealth Group or the Company as a result of stockholder approval of the merger not being obtained at the special meeting and (i) after the execution of the merger agreement a company takeover proposal has been made to the Company or its stockholders, and (ii) within twelve months after such termination the Company has entered into a definitive agreement to consummate, or has consummated, a company takeover proposal;

•       if the merger agreement is terminated by UnitedHealth Group as a result of the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements such that the closing conditions related thereto would not be satisfied or cured within a specified period of time and (i) the Company’s breach or failure triggering such termination was willful, (ii) after the execution of the merger agreement a company takeover proposal has been made to the Company or its stockholders, and (iii) within twelve months after such termination the Company has entered into a definitive agreement to consummate, or has consummated, a company takeover proposal; or

•       if the merger agreement is terminated by UnitedHealth Group or the Company as a result of a Recommendation Change.

Other than in respect of a willful breach of the nonsolicitation provisions described above in “Company Takeover Proposals; Company Superior Proposals,” the payment by the Company of the termination fee will be considered liquidated damages for any breach by the Company of the merger agreement.

UnitedHealth Group Termination Fee

A $25.0 million reverse termination fee is payable to the Company by UnitedHealth Group under the following circumstances:

•       if the merger agreement is terminated by UnitedHealth Group or the Company as a result of the merger being permanently restrained, enjoined or otherwise prohibited relating to applicable insurance, competition, merger control or antitrust laws; or

•       if the merger agreement is terminated by UnitedHealth Group or the Company as a result of the passing of the termination date and certain closing conditions relating to antitrust and regulatory consents matters have not been satisfied.

The payment by UnitedHealth Group of the termination fee will be considered liquidated damages for any breach by UnitedHealth Group or Merger Sub of the merger agreement.

Amendment and Waiver

At any time prior to or after receipt of the stockholder approval, the Company, UnitedHealth Group and Merger Sub may amend the merger agreement, provided, however, that after such stockholder approval has been obtained, the parties cannot agree to any amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained. Any amendment must be evidenced in writing and signed on behalf of the Company, UnitedHealth Group and Merger Sub.

At any time prior to the effective time of the merger, the Company, UnitedHealth Group and Merger Sub may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties in the merger agreement, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement, provided, however, that no act can be waived which by law requires stockholder approval. Any such waiver or extension must be evidenced in writing and signed on behalf of the Company, UnitedHealth Group and Merger Sub.

THE VOTING AND SUPPORT AGREEMENT

In connection with the execution of the merger agreement, Dr. Marlon entered into a voting and support agreement, dated as of March 11, 2007, with UnitedHealth Group with respect to 4,372,080 shares of Company common stock beneficially owned by Dr. Marlon on such date and any additional shares of Company common stock acquired by Dr. Marlon of record or otherwise beneficially owned (other than any shares of Company common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) in which he agreed to vote such shares of Company common stock in favor of the approval of the merger agreement. As of May 18, 2007, the record date for stockholders entitled to vote at the special meeting, Dr. Marlon beneficially owned 4,452,080 shares of Company common stock. Such shares represent approximately 8.0% of the issued and outstanding Company common stock.

The full text of the voting and support agreement is attached as Appendix B to this proxy statement. This summary is qualified in its entirety by reference to the full text of the voting and support agreement.

Under the voting and support agreement, Dr. Marlon has agreed that, until the effective time of the merger or the termination of the merger agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Dr. Marlon shall, solely in his capacity as beneficial owner of shares of Company common stock (other than any shares of Company common stock as to which Dr. Marlon acts in a fiduciary capacity on behalf of persons other than members of his family) vote (or cause to be voted) (i) in favor of the approval of the merger agreement and any actions in furtherance thereof requiring a vote of our stockholders, (ii) against any action or agreement submitted for approval of our stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement which breach is reasonably likely to result in any of the conditions to UnitedHealth Group’s or Merger Sub’s obligations under the merger agreement not being fulfilled and (iii) against any company takeover proposal or any other action, agreement or transaction submitted for approval to the stockholders that would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or the voting and support agreement. While the voting and support agreement is in effect, Dr. Marlon also agreed that he would not, among other things, sell or transfer his shares of Company common stock or any shares of Company common stock acquired beneficially or of record after March 11, 2007, subject to certain estate planning exceptions.

Under the voting and support agreement, Dr. Marlon granted to UnitedHealth Group an irrevocable proxy (during the term of the voting and support agreement) to vote his shares of Company common stock as described above. Additionally, Dr. Marlon agreed, during the term of the merger agreement, not to, among other things, directly or indirectly solicit, initiate or cause any inquiries or the making of any proposal or offer to acquire his shares of Company common stock or participate in any discussions or negotiations in furtherance thereof, unless the Company is permitted to do so under the merger agreement or otherwise.

MARKET PRICES OF THE COMPANY’S COMMON STOCK AND DIVIDEND DATA

The Company common stock is listed and traded on the NYSE, under the symbol “SIE.”  The following table sets forth, for the quarterly periods indicated, the high and low per share closing price of Company common stock as quoted on the NYSE. The quoted prices have been adjusted to reflect our 2-for-1 stock split, which became effective on December 30, 2005.

	Company Common Stock
	High	Low
2004
First quarter	$18.20	$12.55
Second quarter	23.575	17.605
Third quarter	23.965	19.905
Fourth quarter	28.925	20.65
2005
First quarter	$32.34	$25.75
Second quarter	36.08	29.50
Third quarter	37.055	31.53
Fourth quarter	41.15	33.905
2006
First quarter	$43.30	$37.94
Second quarter	45.03	36.12
Third quarter	46.86	37.84
Fourth quarter	39.18	30.90
2007
First quarter	$41.57	$35.19
Second quarter (through May 18)	$41.09	$41.78

The closing sale price per share of Company common stock as quoted on the NYSE was (1) $35.90 on March 9, 2007, the last trading day before the Company announced that it had entered into the merger agreement and (2) $41.49 on May 18, 2007, the last trading day before this proxy statement was first given or sent to our stockholders.

No cash dividends have been paid on the Company common stock since our inception. We currently intend to retain our earnings for use in our business and currently do not anticipate paying any cash dividends; however, this could change at any time based on the discretion of our board of directors. The merger agreement restricts our ability to pay dividends without the consent of UnitedHealth Group.

DISSENTERS’ RIGHTS

Under Nevada law, no dissenters’ rights or rights of appraisal will apply in connection with the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth information with respect to the beneficial ownership, as of May 18, 2007, of Company common stock by the only persons known to us to have beneficial ownership of more than 5% of such class, by each of our directors, by each of our named executive officers and by our directors and executive officers as a group. Each person is believed to exercise sole voting and dispositive power over the shares reported, except (i) in the case of shares held for an employee’s account under our 401(k) plan in which the employee has dispositive power but his or her right to vote is not explicitly provided in the plan and plan trust documents, and (ii) in other cases, as indicated in the footnotes to the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Anthony M. Marlon, M.D.	4,452,080	(1)	8.0%
Jonathon W. Bunker	126,240	(2)	*
Frank E. Collins	201,420	(3)	*
Paul H. Palmer	86,159	(4)	*
Donald J. Giancursio	13,482	(5)	*
Albert L. Greene	69,051	(6)	*
Thomas Y. Hartley	20,000	(7)	*
Michael E. Luce	25,000	(8)	*
Charles L. Ruthe	76,900	(9)	*
Anthony L. Watson	63,253	(10)	*
All Directors and Executive Officers as a Group (12 persons)	5,155,162	(11)	9.2%
Putnam, LLC dba Putnam Investments	3,533,127	(12)	6.4%
UnitedHealth Group Incorporated	4,452,080	(13)	8.0%

*                    Indicates beneficial ownership of less than 1%.

(1)          Includes 104,000 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of 24,000 stock options and settlement of 80,000 restricted stock units (“RSUs”) that vested before 2006 but which are subject to mandatory deferral of settlement until May 20, 2007. The number of shares reported as beneficially owned includes 3,826,954 shares held indirectly through a total of four trusts established by Dr. Marlon and his wife, 3,000 shares held indirectly through a limited partnership (the “Partnership”), and 305,296 shares held indirectly by the AMM&RM Family Limited Partnership (“ARFLP”). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon, as a general partner of ARFLP, may be deemed to have or share voting and/or dispositive power over the shares held by ARFLP (a limited partnership of which Dr. Marlon, his spouse, and a trust for the benefit of Jeannine A. Zeller, Dr. Marlon’s daughter, are general and/or limited partners). Dr. Marlon disclaims beneficial ownership as to the shares held by the four trusts, other than the 1,439,630 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee), and the shares held by ARFLP. The number of shares reported as beneficially owned also includes 212,830 shares held for Dr. Marlon’s account under our 401(k) plan for employees. Dr. Marlon’s beneficial ownership does not include 552,020 shares held in five trusts for the benefit of family members, the trustee of each of which is Oshins & Associates, LLC. Dr. Marlon’s beneficial ownership also does not include 88,000 shares deliverable in the future in settlement of vested RSUs, which do not constitute beneficial ownership because the RSUs cannot be settled currently or within 60 days after May 18, 2007.

(2)          Includes 95,750 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options and settlement of RSUs that vested before 2006 but which are subject to mandatory deferral of settlement until May 20, 2007. Mr. Bunker’s beneficial ownership includes 8,000 shares held in his 401(k) plan account; it does not include 64,000 shares deliverable in the future in settlement of vested but deferred RSUs.

(3)          Includes 122,082 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options and settlement of RSUs that vested before 2006 but which are subject to mandatory deferral of settlement until May 20, 2007. Mr. Collins’ beneficial ownership includes 7,572 shares held in his 401(k) plan account; it does not include 46,000 shares deliverable in the future in settlement of vested but deferred RSUs.

(4)          Includes 75,750 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options and settlement of RSUs that vested before 2006 but which are subject to mandatory deferral of settlement until May 20, 2007. Mr. Palmer’s beneficial ownership includes 1,790 shares held in his 401(k) plan account; it does not include 24,000 shares deliverable in the future in settlement of vested but deferred RSUs.

(5)          Includes 11,000 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options. Mr. Giancursio’s beneficial ownership includes 2,359 shares held in his 401(k) plan account; it does not include 14,000 shares deliverable in the future in settlement of unvested and vested but deferred RSUs.

(6)          Includes 62,200 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options. Mr. Greene’s beneficial ownership does not include 6,000 shares deliverable in the future in settlement of RSUs.

(7)          Includes 14,000 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options. Mr. Hartley’s beneficial ownership does not include 6,000 shares deliverable in the future in settlement of RSUs.

(8)          Includes 23,000 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options. Mr. Luce’s beneficial ownership does not include 6,000 shares deliverable in the future in settlement of RSUs.

(9)          Includes 58,000 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options. Mr. Ruthe’s beneficial ownership does not include 6,000 shares deliverable in the future in settlement of RSUs.

(10)   Includes 62,000 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options. Mr. Watson’s beneficial ownership does not include 6,000 shares deliverable in the future in settlement of RSUs.

(11)   Includes 645,182 shares that can be acquired within 60 days of May 18, 2007, upon the exercise of stock options and settlement of RSUs, and 233,031 shares held in 401(k) plan accounts for employees. This total does not include 290,000 shares deliverable more than 60 days after May 18, 2007 in settlement of vested and unvested RSUs.

(12)   This information is derived from this stockholder’s Schedule 13G/A filed with the SEC on February 13, 2007, reporting the number of shares beneficially owned at an unspecified date. The business address of Putnam LLC dba Putnam Investments (“Putnam”) is One Post Office Square, Boston, MA 02109. Putnam, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), filed the Schedule 13G/A on behalf of itself and its parent, MMC, and two of its wholly-owned subsidiaries:  Putnam Investment Management, LLC. (“PIM”), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, LLC. (“PAC”), which is the investment adviser to Putnam’s institutional clients. Putnam reported having shared voting power over 343,532 shares and shared dispositive power over 3,533,127 shares, representing beneficial ownership of 6.2% of the outstanding class. PIM reported having shared voting power over 14,600 shares and shared dispositive power over 2,918,183 shares, representing beneficial ownership of 5.1% of the outstanding class. PAC reported having shared voting power over 328,932 shares and shared dispositive power over 614,944 shares, representing beneficial ownership of 1.1% of the outstanding class. MMC reported beneficial ownership of no shares of Company common stock. PIM and PAC have dispositive power over the shares as investment managers, but the mutual fund’s trustees rather than PIM have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by institutional clients. Pursuant to Rule 13d-4, MMC and PIM declared that the filing of the Schedule 13G/A shall not be deemed an admission by either or both of them that they are the beneficial owner of the securities covered by the filing, and further stated that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the filing.

(13)   As a result of the voting and support agreement, dated as of March 11, 2007, between UnitedHealth Group and Dr. Marlon, UnitedHealth Group may be deemed to have beneficial ownership of these shares. See “The Voting and Support Agreement” on page 58 and Appendix B—Voting and Support Agreement. These are the same shares as are shown in the table as beneficially owned by Dr. Marlon, as described more fully in footnote (1) above. As reported on a Schedule 13D filed by UnitedHealth Group with the SEC on March 20, 2007, UnitedHealth Group disclaimed beneficial ownership of the 4,372,080 shares that were beneficially owned by Dr. Marlon at such time.

STOCKHOLDER PROPOSALS FOR OUR 2007 ANNUAL MEETING

If the merger is completed, we will no longer be a publicly held company, and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings, and we will hold a 2007 annual meeting of stockholders. If we hold our 2007 annual meeting of stockholders, we will disclose the date of the meeting in either a Current Report on Form 8-K or a Quarterly Report on Form 10-Q, and we will provide our stockholders with a reasonable time before we begin to print and mail our proxy materials for our 2007 annual meeting of stockholders so that they have an opportunity to submit proposals for consideration for inclusion in the Proxy Statement and related proxy card for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. In order for a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act, such proposal must be received by the Secretary of the Company a reasonable time before we mail our proxy materials for our 2007 annual meeting of stockholders.

OTHER MATTERS

Other Business at the Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy card confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters is presented at the meeting, then your shares will be voted in accordance with any recommendation of the board of directors or, in the absence of such recommendation, in the discretion of the proxies named in the enclosed proxy card.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, DC 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. The Company does not incorporate the contents of its website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC.

Company SEC Filings (File No. 001-08865)	Period and Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2006, filed on February 27, 2007, as amended on April 30, 2007.
Quarterly Report on Form 10-Q	Filed on April 27, 2007.
Current Reports on Form 8-K	Filed on February 27, 2007, March 13, 2007, April 11, 2007, April 24, 2007, May 14, 2007 and May 16, 2007.

In addition, the Company incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the time of the special meeting.  These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 21, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

UNITEDHEALTH GROUP INCORPORATED,

SAPPHIRE ACQUISITION, INC.

and

SIERRA HEALTH SERVICES, INC.

Dated as of March 11, 2007

A-i

4.5.	Information Supplied	A-26
4.6.	No Parent Vote Required	A-26
4.7.	Available Funds	A-26
4.8.	Brokers and Other Advisors	A-26
Article V	Covenants Relating to Conduct of Business	A-26
5.1.	Conduct of Business	A-26
5.2.	No Solicitation by the Company	A-30
Article VI	Additional Agreements	A-34
6.1.	Preparation of the Proxy Statement; Stockholder Meetings	A-34
6.2.	Access to Information; Confidentiality	A-34
6.3.	Reasonable Best Efforts	A-35
6.4.	Indemnification, Exculpation and Insurance	A-36
6.5.	Fees and Expenses	A-37
6.6.	Stock Exchange De-listing	A-37
6.7.	Public Announcements	A-37
6.8.	Stockholder Litigation	A-38
6.9.	Employee Matters	A-38
6.10.	Section 16 Matters	A-39
6.11.	Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions	A-39
6.12.	Cooperation	A-39
6.13.	Credit Agreement	A-39
Article VII	Conditions Precedent	A-40
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-40
7.2.	Conditions to Obligations of Parent and Merger Sub	A-40
7.3.	Conditions to Obligation of the Company	A-41
7.4.	Frustration of Closing Conditions	A-41
Article VIII	Termination, Amendment and Waiver	A-41
8.1.	Termination	A-41
8.2.	Termination Fee	A-42
8.3.	Effect of Termination	A-43
8.4.	Amendment	A-43
8.5.	Extension; Waiver	A-44
Article IX	General Provisions	A-44
9.1.	Nonsurvival of Representations and Warranties	A-44
9.2.	Notices	A-44
9.3.	Definitions	A-45
9.4.	Interpretation	A-46
9.5.	Counterparts	A-46
9.6.	Entire Agreement; No Third-Party Beneficiaries	A-46
9.7.	Governing Law	A-46
9.8.	Assignment	A-46
9.9.	Specific Enforcement; Consent to Jurisdiction	A-47
9.10.	Severability	A-47

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 11, 2007, is by and among UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), Sapphire Acquisition, Inc., a corporation organized under the laws of the State of Nevada and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Sierra Health Services, Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and Anthony M. Marlon have entered into a Voting Agreement (the “Voting Agreement”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1.   The Merger.   On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) Merger Sub shall merge with and into the Company (the “Merger”), (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Nevada law as the surviving entity in the Merger (the “Surviving Entity”), and (c) the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

1.2.   Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Pacific Time) on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, unless another date, place or time is agreed to in writing by the parties hereto.

1.3.   Effective Time.   Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Articles of Merger in accordance with the NRS (the effective date and time of the Merger being hereinafter referred to as the “Effective Time”).

1.4.   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.

1.5.   Articles of Incorporation; By-laws.

(a)    The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Entity at the Effective Time until thereafter changed or amended as provided therein and by the NRS or other applicable Law; provided, however, that the Articles of Incorporation of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.4 hereof.

(b)   The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the By-laws of the Surviving Entity at the Effective Time until thereafter changed or amended as provided therein, by the Articles of Incorporation of the Surviving Entity, and by applicable Law; provided, however, that the By-laws of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.4 hereof.

1.6.   Directors.   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

1.7.   Officers.   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8.   Information with respect to the Company and Merger Sub.   The address of the Company is 2724 North Tenaya Way, Las Vegas, Nevada, its jurisdiction of incorporation is Nevada and its governing law is the NRS. The address of Merger Sub is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, its jurisdiction of incorporation is Nevada and its governing law is the NRS.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Entities;
Exchange of Certificates; Company Stock Options

2.1.   Effect on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company or any other person:

(a)   Merger Consideration.   Each share of the common stock, par value $0.005 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $43.50 in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each holder of a certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest.

(b)   Cancellation of Excluded Shares.   Each issued and outstanding Share that immediately prior to the Effective Time is owned by Parent or Merger Sub and not held on behalf of third parties (each an “Excluded Share” and collectively, “Excluded Shares”) shall automatically, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration therefor.

(c)   Merger Sub.   At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.005 per share, of the Surviving Entity.

2.2.   Exchange of Certificates.

(a)   Paying Agent.   Prior to the Effective Time, Parent shall deposit with a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), an amount of cash equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) multiplied by (ii) the Per Share Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund will be invested by the Paying Agent as directed by Parent; provided, that such investments will be (A) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (B) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (C) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate Per Share Merger Consideration payable under this Agreement shall be promptly returned to Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the Per Share Merger Consideration payable under this Agreement, and Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses.

(b)   Exchange Procedures.   As soon as reasonably practicable after the Effective Time (and in any event within three business days), the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Closing, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, Paying Agent shall (and Parent shall cause the Paying Agent to) as soon as reasonably practicable pay from the Exchange Fund to the holder of such Certificate a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares that is presented to the Paying Agent shall be properly endorsed or otherwise be in proper form for transfer and is accompanied by all documents required to reasonably evidence that any applicable stock transfer taxes have been paid, are not applicable or will be paid by such transferee.

(c)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective

Time. If, after the Effective Time, any Certificate is presented to the Paying Agent, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Entity. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in Section 2.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)   No Dissenters’ Rights.   Pursuant to Section 92A.390 of the NRS, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.

(g)   Withholding Rights.   Parent and the Surviving Entity shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Entity, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

2.3.   Company Equity Awards.

(a)   All stock options (the “Company Stock Options”) and Company Awards (as described in (ii) below, and collectively with the Company Stock Options, “Company Equity Awards”) outstanding, at the Effective Time granted under the Company 1995 Long Term Incentive Plan and the 1995 Non-Employee Director’s Stock Option Plan (collectively, the Company Stock Plans) shall be treated in accordance with (i) and (ii) below.

(i)    At the Effective Time, each outstanding Company Stock Option under the Company Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Entity, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option less applicable Taxes required to be withheld with respect to such payment.

(ii)   At the Effective Time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive Shares or benefits measured by the value of Shares, and each vested or unvested award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Company Plan, including restricted stock units under the Company Stock Plans (“Company RSU”), other than Company Stock Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Entity, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the value of the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(b)   The current offering in process as of the date hereof under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) shall continue and the Company may, consistent with past practice and in accordance with the terms of the ESPP, commence new offering periods under the ESPP on or after the date hereof and prior to the Effective Time at an exercise price for each such offering not less than as is provided under the ESPP; provided, that on each Exercise Date (as defined in the ESPP) occurring prior to the Effective Time, and immediately prior to the Effective Time (as long as such date is not otherwise an Exercise Date), each participant shall promptly receive, in lieu of whole Shares that would otherwise be purchased under the ESPP in respect of his or her account, a cash payment equal to the product of (x) such number of whole Shares and (y) the Fair Market Value (as defined in the ESPP) of a Share (provided, that with respect to the deemed purchase immediately prior to the Effective Time, the Fair Market Value of a Share shall be deemed to be the Merger Consideration), plus a cash payment equal to the balance, if any, of accumulated payroll deductions remaining after such deemed purchase. Effective as of the date hereof, the Company shall amend the ESPP or take any other action necessary to effectuate the foregoing.

(c)   At or prior to the Effective Time, the Company, the Board of Directors of the Company (the “Company Board”) and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.03, including using reasonable best efforts to obtain all necessary consents and acknowledgements of participants. The Company shall use reasonable best efforts to ensure that from and after the Effective Time neither Parent nor the Surviving Entity will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options or Company Awards after the Effective Time.

(d)   The Company, including the Company Board and any committee acting on behalf of the Company Board, will not hereafter, except for the Company Stockholder Approval, the Merger and the other transactions required to be taken by the Company or any of its Subsidiaries by this Agreement, take any action to accelerate the vesting or exercisability, or otherwise amend, modify or change the terms, of any Company Equity Award or other equity or equity-based awards.

2.4.   Adjustments to Prevent Dilution.   In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

3.1.   Organization, Standing and Corporate Power.   The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Parent complete and correct copies of its Articles of Incorporation (the “Company Articles”) and By-laws (the “Company By-laws”) and the articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

3.2.   Subsidiaries. Section 3.2   of the Company Disclosure Letter lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and, to the extent applicable, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, title defects, easements, encumbrances, rights of first offer or refusal or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for (i) the capital stock or other equity or voting interests of its Subsidiaries, (ii) publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity and (iii) as set forth on Section 3.2 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

3.3.   Capital Structure.

(a)   The authorized capital stock of the Company consists of 120,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on March 7, 2007, (i) 55,226,395 Shares were outstanding (which number does not include 648,500 Company RSUs), (ii) 17,583,206 Shares were held by the Company in its treasury, (iii) 7,090,294 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 1,671,573 Shares were subject to outstanding Company Stock Options and 648,500 Shares were subject to outstanding Company RSUs), (iv) no shares of Company Preferred Stock were issued or outstanding, and (v) 7,534,158 Shares were reserved for issuance upon conversion of the Company’s 2.25% Senior Convertible Debentures due March 15, 2023 (the “Convertible Debentures”) issued pursuant to an Indenture, dated as of March 3, 2003, between the Company and Wells Fargo Bank Minnesota, N.A. (a complete and correct copy of which has been delivered or made available to Parent) of which 2,381,630 shares are subject to outstanding Convertible Debentures.

(b)   Section 3.3(b) of the Company Disclosure Letter contains a correct and complete list (as of March 7, 2007) of Company Equity Awards including Company Stock Options, and Company RSUs under the Company Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule. Other than the Company Stock Options and Company RSUs there are no other outstanding equity awards under the Stock Plan. Except as otherwise set forth in this Section 3.3 or on Section 3.3(b) of the Company Disclosure Letter, at the close of business on March 7, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as otherwise set forth in this Section 3.3 or on Section 3.3(b) of the Company Disclosure Letter, there are no outstanding stock appreciation rights, rights to receive Shares on a deferred basis or other rights that are linked to the value of Shares granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Each Company Equity Award granted after January 1, 2000 was granted in all material respects in compliance with (i) all applicable Laws and (ii) all of the material terms and conditions of the Company Plans pursuant to which it was issued.

(c)   Other than the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of the Company conferring on the holders the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Convertible Debentures or as otherwise set forth in this Section 3.3 or on Section 3.3(b) of the Company Disclosure Letter, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(d)   Section 3.3(d) of the Company Disclosure Letter sets forth a complete and correct list of the following information, as of the close of business on March 7, 2007, with respect to the Convertible Debentures:  (i) the aggregate outstanding principal amount thereof; (ii) the aggregate amount of accrued and unpaid interest thereon; and (iii) the conversion price thereof.

3.4.   Authority; Noncontravention.

(a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement. The Company Board has taken all action necessary to render the provisions of Sections 78.378 to 78.3793, inclusive, and 78.411 to 78.444, inclusive, of the NRS inapplicable to this Agreement, the Merger, and the other transactions contemplated by this Agreement, including the Voting Agreement. Except for Section 78.438 of the NRS (which has been rendered inapplicable by action of the Company Board), no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations (together, “Takeover Laws”) are applicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

(b)   The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Articles or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any written loan or credit agreement, bond, debenture, note, mortgage, policy, certificate of coverage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, binding understanding, instrument, permit or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.5, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c)   For purposes of this Agreement, “Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to or arising from (either alone or in combination) (i) the economy or the financial markets in general, (ii) either of the health care or managed care industries, (iii) changes in applicable Laws or regulations after the date hereof; provided that the exclusion set forth in this clause (iii) shall not apply to Section 3.4(b) hereof, (iv) changes in GAAP, SAP or regulatory accounting principles after the date hereof, (v) changes proximately caused by the announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub), (vi) the matters set forth on Section 3.4(c) of the Company Disclosure Letter, (vii) any natural disasters or acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof, (viii) any changes in the price or trading volume of the Shares (provided that any change, effect, event or occurrence that may have caused or contributed to such change in market price or trading volume shall not be excluded), (ix) any failure by the Company to meet revenue or earnings projections, in and of itself (provided that any change, effect, event or occurrence that may have caused or contributed to such failure to meet published revenue or earnings projections shall not be excluded) and (x) any breach by the Buyer or Merger Sub of this Agreement; provided that with respect to clauses (i), (ii), (iii), (iv) and (vii), such change, effect, event, circumstance, occurrence or state of facts does not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of persons engaged in the same businesses as the Company that is affected by such change, effect, event, circumstance, occurrence or state of facts.

3.5.   Governmental Approvals.   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (c) the Articles of Merger to be filed with the Secretary of State of the State of Nevada and appropriate authorization/qualification to do business documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (d) any appropriate or required filings with and approvals of the New York Stock Exchange (the “NYSE”), (e) the various state insurance and department of health filings and/or approvals set forth in Section 3.5(e) of the Company Disclosure Letter and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.6.   Company SEC Documents; No Undisclosed Liabilities.

(a)   The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since December 31, 2003 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the Company SEC Documents (as amended prior to the date hereof) complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected, revised or superceded by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents, at the time of their filing, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b)   Except (i) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2006, (ii) as incurred in the ordinary course of business since December 31, 2006 or (iii) as set forth on Section 3.6(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. Section 3.6(b) of the Company Disclosure Letter sets forth a description of the aggregate indebtedness for borrowed money (including guarantees of indebtedness for borrowed money of any other person) of the Company and its Subsidiaries outstanding as the close of business on March 7, 2007.

3.7.   Information Supplied.   None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms distributed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first distributed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or portions thereof that relate only to Parent and its Subsidiaries.

3.8.   Absence of Certain Changes or Events.   Since the date of the most recent audited financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), except (a) as set forth on Section 3.8 of the Company Disclosure Letter, (b) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or (c) as disclosed in the Filed Company SEC Documents, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

3.9.   Litigation.   Except as set forth on Section 3.9 of the Company Disclosure Letter, (a) there is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor (b) is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.10.   Contracts.

(a)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than (i) this Agreement and (ii) any Contract that is filed as an exhibit to the Filed Company SEC Documents.

(b)   Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents, Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement and, except as otherwise noted in Section 3.10(b) of the Company

Disclosure Letter, the Company has made available to Parent correct and complete copies (including all material amendments, exhibits, attachments, appendices, annexes, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information), of:

(i) all Contracts (other than Contracts otherwise required to be disclosed in this Section 3.10(b)) of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area (including any Contracts containing exclusivity provisions or provisions prohibiting the solicitation of employees, customers, Health Care Providers, vendors or other business);

(iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, and (B) other license (other than real estate) having an aggregate value per license, or involving payments by the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(v) agreements by the Company not to acquire assets or securities of a third party;

(vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger (including in order to avoid a breach or termination of or loss of benefit under any Contract);

(vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(viii) any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer or provider of health care) that imposes any material obligation or restriction on the Company or its Subsidiaries;

(ix) all leases, subleases, licenses or other Contracts pursuant to which the Company or any of its Subsidiaries use or hold any material property involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(x) all material outsourcing Contracts (including all material claim, call center and information technology development outsourcing Contracts);

(xi) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries after the date of this Agreement of more than $500,000 on an annual basis;

(xii) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (A) is not material to the Company or any of its Subsidiaries or (B) was entered into in the ordinary course of business;

(xiii) all Contracts pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness for borrowed money of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $500,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

(xiv) (A) all Contracts with hospitals involving payments by or to the Company or any of its Subsidiaries of more than $250,000 on an annual basis; (B) all Contracts with SMA; (C) all exclusive or preferred (within a market) specialty provider Contracts; (D) all Contracts (by total payments by the Company and its Subsidiaries) of more than $500,000 by the Company and its Subsidiaries to Health Care Providers during the period from January 1, 2006 through December 31, 2006 or estimated to be payable in 2007, other than claims or capitation payments paid to Subsidiaries of the Company; and (E) any Contract for access to or use of a third party’s network of contracted Health Care Providers (i.e., network rental agreements);

(xv) (A) the Contracts with the 50 largest customers (by membership), including fully insured revenue and administrative or network rental fee revenue, in 2006 and/or projected for 2007 (excluding Contracts that have been terminated or have expired as of the date of this Agreement and Contracts with any Governmental Authority); and (B) the 10 largest Contracts for access to or use by a third party of the Company’s or its Subsidiaries’ network of contracted Health Care Providers (i.e., leased network agreements) (by revenue in 2006 and/or projected for 2007), to the extent not included in clause (A) above;

(xvi) any Contract involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis that provides a fee and/or rate guarantee to a customer extending more than one year from the date hereof (including any rate letters that are in effect or will or may go into effect in the future);

(xvii) any material Contract with respect to any risk sharing or risk transfer arrangement or that provides for a retroactive premium or similar adjustment or withholding arrangement (including any Contract with a customer where premiums or fees are placed at risk);

(xviii) any material Contract for reinsurance or stop-loss coverage obtained or sold by the Company (other than in connection with the Company’s workers compensation business);

(xix) any Contract with a federal Governmental Authority (including (A) customer Contracts with any Governmental Authority involving payments by or to the Company or any of its Subsidiaries, of more than $250,000 on an annual basis, (B) Contracts with the Centers for Medicare and Medicaid Services or any successor thereto, (C) Contracts with the Office of Personnel Management, and (D) Contracts with any state Medicaid agency);

(xx) the Contracts with the ten largest external sales agents, brokers or producers by compensation paid in 2006 and any Contract pursuant to which the Company pays such ten largest external sales agents, brokers or producers any bonuses, overrides or other similar contingent compensation; and

(xxi) any retail pharmacy, mail pharmacy and specialty pharmacy Contracts pursuant to which the Company or any of its Subsidiaries receive rebates of more than $500,000 on an annual basis.

(c)    Except as set forth on Section 3.10(c) of the Company Disclosure Letter, (i) none of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), or increasing the Companies’ or any of its Subsidiaries’ liabilities under, any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received written notice from any party to any of the customer Contracts (including customer Contracts with any Governmental Authority) or Health Care Provider Contracts required to be disclosed in Section 3.10(a) that such party intends to terminate or fail to renew any such Contract with the Company or any of its Subsidiaries.

3.11.     Compliance with Laws.

(a)    The Company and each of its Subsidiaries has been since December 31, 2004 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since December 31, 2004, a written notice or other written communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses in all material respects as now conducted (except where any failure to have such Permit in effect has not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect), and since December 31, 2004 there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit that has not been cured prior to the date hereof (except such violations defaults and rights that have not had, and would not reasonably be expected to have (with or without notice or lapse of time or both) individually or in the aggregate a Material Adverse Effect). Assuming all Necessary Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such material Permit except where the revocation or cancellation of such Permit has not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

(b)   Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third-party service provider acting on behalf of the Company or any of its Subsidiaries, has received written notice from any Governmental Authority that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries or any such third-party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable Law, (y) asserts any risk-based capital deficiency or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its material non-compliance with, or material violation of, any applicable Law.

(c)    Since December 31, 2004, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings on a timely basis or payments has not had, and would not reasonably be expected to have a Material Adverse Effect.

(d)   All premium rates, rating plans and policy terms established and used by the Company’s Subsidiaries that are required to be filed with and/or approved by Governmental Authorities have been in all material respects so filed and/or approved, the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the Laws applicable thereto, and to the Company’s Knowledge, no such premiums are subject to any investigation by any Governmental Authority.

(e) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its agents and employees are in material compliance within all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices. Each of the Company and its Subsidiaries and, to the Knowledge of the Company, each broker, producer, consultant, agent or third-party service provider acting on behalf of the Company or any of its Subsidiaries, has marketed, administered, sold and issued insurance and health care benefit products in compliance in all material respects with all applicable Laws.

(f)  Except as set forth in the Filed Company SEC Documents, the Company and, to the Knowledge of the Company, each of its current officers and directors (in their capacities as officers and directors of the Company) is in compliance with, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act  and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and such Subsidiary.

(g) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers or directors or any Health Care Provider, has since December 31, 2004, engaged in any activities that are prohibited under the federal Medicare statute, including 42 U.S.C. Sections 1320a-7a, 1320a-7b and 1395nn, the federal TRICARE statute, 10 U.S.C. Section 1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section 3729 et seq., or the regulations promulgated pursuant to such statutes or any similar state Laws or regulations, except to the extent that such activities do not, individually or in the aggregate, have, and would not reasonably be expected to have, a Material Adverse Effect.

3.12.   Employee Benefit Plans.

(a)         Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Shares that have not been granted under a Company Stock Plan, incentive, stock purchase, stock appreciation rights and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current employees of the Company or any of its Subsidiaries (the “Employees”) or former employees of the Company or any of its Subsidiaries and current and former directors of the Company (collectively, the “Company Plans”) other than immaterial Company Plans.

(b)         Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c)         The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, in each case, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(d)         The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Company Plan under Section 401(a) of the Code or trusts under Section 501 of the Code, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(e)         Neither the Company nor its Subsidiaries nor any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414 of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), in each case, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that have not had and would not reasonably be expected to have a Material Adverse Effect.

(f)          All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(g)         There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than actions, claims and lawsuits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(h)         Except as set forth in Section 3.12(h) of the Company Disclosure Letter, none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where such failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect.

(i)          Except as set forth in Section 3.12(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, including severance pay or any increase in severance pay upon termination of employment after the date hereof, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, increase the amount payable, or result in any material obligation pursuant to, any Company Plan, (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan, in each case in excess of $500,000 or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since December 31, 2006, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

(j)          Except as set forth on Section 3.12(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement. There has been no amendment to or announcement by the Company or any of its Subsidiaries relating to any change or proposed amendment to any Company Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(k)         Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(l)          Except as set forth in Section 3.12(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

3.13.   Taxes.   Except as set forth in Section 3.13 of the Company Disclosure Letter:

(a)         The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid in full.

(b)         All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. There are no material unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ tax liabilities that are not disclosed or provided for in the Company SEC Documents. No reductions have been made to the December 31, 2006 current tax reserve and valuation allowance previously reported to Parent.

(c)         Except for the periods set forth on Section 3.13(c) of the Company Disclosure Letter, the material income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority (or the applicable statute of limitations has expired). All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)         Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

(e)         Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f)          Since December 31, 2001, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(g)         No audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in writing in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

(h)         Neither the Company nor any of its Subsidiaries is currently receiving any material tax benefit or credit or other favorable material tax treatment that will not be extended and available to the Company and its Subsidiaries following the Merger.

(i)          No written claim that could give rise to material taxes has been made to the Company or any of its Subsidiaries within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(j)          The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

(k)         No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(l)          All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(m)       The Company has not entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)         For purposes of this Agreement (i) ”taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) ”tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.14.   Intellectual Property; Software.

(a)         As used herein:  (i) ”Intellectual Property” means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software other than “off-the-shelf” Software) and all registrations and applications to register the same (“Copyrights”); (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); and (e) Software; (ii) ”IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights (including usage rights) to any material Intellectual Property used in the operation of their respective businesses as currently conducted, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any material Intellectual Property, including license agreements and settlement agreements; (iii) ”Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site, other than off-the-shelf software; and (iv) ”Company Intellectual Property” means the Intellectual Property and Software owned by the Company and its Subsidiaries, and held for use or used in the business of the Company or its Subsidiaries as presently conducted.

(b)         Section 3.14(b) of the Company Disclosure Letter sets forth, for the Company Intellectual Property, a complete and accurate list of all U.S., state and foreign:  (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights.

(c)         Section 3.14(c) of the Company Disclosure Letter lists all (i) material Software that is owned by the Company or its Subsidiaries and (ii) material IP Licenses.

(d)         The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(e)         All material Trademark registrations and applications for registration, material Patents issued or pending and all material Copyright registrations and applications for registration owned by the Company and its Subsidiaries are, in all material respects, valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

(f)          The Company Intellectual Property, and the Intellectual Property related to the Company’s and its Subsidiaries’ respective businesses that is licensed to the Company or its Subsidiaries, constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company’s business as currently conducted and operated by the Company, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(g)         Except as set forth in Section 3.14(g) of the Company Disclosure Letter:

(i) no unresolved claims, or to the Knowledge of the Company, threat of claims within the three years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company materially infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third party;

(ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property, or material Intellectual Property related to the Company’s and its Subsidiaries’ respective businesses that is licensed to the Company or its Subsidiaries, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iv) there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the other party thereto, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(v) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(vi) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ rights to own or use any of the Company Intellectual Property or material Intellectual Property that is licensed to the Company or its Subsidiaries or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any such Intellectual Property, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Company, the Software that the Company or its Subsidiaries license or otherwise use (i) functions in compliance in all material respects with its related documentation and specifications, and functions properly in all respects to achieve its intended purposes and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment (including other programs, equipment and data), except, in the case of clauses (i) and (ii) above, as would not reasonably be expected to have a Material Adverse Effect.

3.15.   Properties and Assets.

(a)  Section 3.15(a) of the Company Disclosure Letter sets forth the address and parcel number of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property which lease, license or grant is currently in effect or collaterally assigned or granted any other security interest (other than Permitted Liens) in the Owned Real Property which assignment or security interest is currently in effect. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a list by address, tenant, landlord and date of lease of all leases, subleases, licenses and similar agreements and all amendments thereto (each such lease, sublease, license or similar agreement and all amendments thereto, being a “Lease”) of all leasehold or subleasehold estates held by or for the Company or its Subsidiaries (the “Leased Real Property; and, collectively with the Owned Real Property, the “Real Property”). Section 3.15(b) of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $100,000 annually. The Company has a good and valid leasehold interest in and to the Leased Real Property, subject to no Liens, except Permitted Liens. Each Lease is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect. There exists no material default by or condition caused by the Company, or to Knowledge of Company, any other parties, which with the giving of notice, the passage of time or both could become a material default under any Lease. True and complete copies of all Leases have been made available to Parent.

(c)  The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except where the failure to have such good and valid title or valid rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

3.16.   Environmental Matters.   Except as disclosed in Section 3.16 of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect: (a) no written notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit or proceeding is pending or, to the Knowledge of the Company, threatened by any person against, the Company, any of its Subsidiaries or to the Knowledge of the Company, against any person whose liability the Company or any of its Subsidiaries has assumed either contractually or by operation of law with respect to any matters arising under any Environmental Law; (b) the Company and its Subsidiaries are currently in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws; and (c) neither the Company nor any of its Subsidiaries is subject to any outstanding and unresolved order, decree, injunction or written agreement with any Governmental Authority arising under any Environmental Law. The representations and warranties contained in this Section 3.16 and in Section 3.6(b) are the sole and exclusive representations and warranties in this Agreement applicable to environmental matters.

As used in this Agreement, the term “Environmental Laws” means any applicable Federal, state, local and foreign statutes, Laws, binding judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements and common law standards of conduct, in each case, relating to the protection of human health as it relates to Hazardous Materials exposure or the protection of the environment, including the transportation, use, storage and disposal of Hazardous Materials.

As used in this Agreement, the term “Hazardous Materials” means all substances or materials regulated under, or otherwise defined as hazardous, toxic, explosive, dangerous, flammable or radioactive pursuant to, any Environmental Law including (i) petroleum compounds, asbestos containing material, medical waste and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

3.17.   Transactions with Related Parties.   Except as set forth in the Filed Company SEC Documents, since December 31, 2006, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.18.   Brokers and Other Advisors.   No broker, investment banker, financial advisor or other person, other than Lehman Brothers, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firm (a complete copy of which have heretofore been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

3.19.   Opinion of Financial Advisor.   The Company has received the opinion of Lehman Brothers dated the date hereof to the effect that, as of such date, from a financial point of view, the Merger Consideration offered to the holders of Shares in the Merger is fair to such stockholders, a complete copy of which opinion will be made available to Parent as a matter of record as soon as practicable after the date of this Agreement.

3.20.   Statutory Financial Statements.

(a)  Section 3.20(a) of the Company Disclosure Letter sets forth a list of all annual statements and quarterly statements of the Company’s Subsidiaries filed with Governmental Authorities for the years ended December 31, 2005 and December 31, 2006 (the “State Regulatory Filings”). Except as otherwise set forth in such State Regulatory Filings when made, all such State Regulatory Filings and the statutory balance sheets and income statements included therein (i) were prepared from the books and records of the Company’s Subsidiaries, (ii) fairly present in all material respects the statutory financial condition and results of operations of the Company’s Subsidiaries, as applicable, as of the date and for the periods indicated therein and (iii) have been prepared in all material respects in accordance with applicable statutory accounting principles (“SAP”) consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes where not required by SAP and to normal year-end adjustments.

(b) The Company has provided Parent with true and correct copies of all actuarial reports prepared by independent or internal actuaries since January 1, 2004 (other than actuarial reports prepared by internal actuaries that are not material to the aggregate reserves of the Company and its Subsidiaries, taken as a whole) and all attachments, addenda, supplements and modifications thereto.

3.21.   Medicare and Medicaid Participation.   The Company facilities listed in Section 3.21 of the Company Disclosure Letter (each a “Company Facility”, collectively “Company Facilities”) are qualified for participation in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in all material respects in compliance with the material conditions of participation in such programs and have received all material approvals or qualifications necessary for reimbursement relating to each Company Facility. Except as set forth in Section 3.21 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company nor any Company Facility has since December 31, 2004 received any written notice from either Medicare or Medicaid programs of any pending or threatened material investigations or surveys. For purposes of this Agreement, (i) the term “Medicaid” means the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, and the state Laws implementing the Medicaid program; and (ii) the term “Medicare” means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder.

3.22.   Penalties Under Medicare/Medicaid Programs.   Except as set forth in Section 3.22 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company nor any Company Facility has since December 31, 2004 been required to pay any civil monetary penalty under applicable law regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program. To the Knowledge of the Company, and except as set forth in Section 3.22 of the Company Disclosure Letter, neither the Company, nor any Subsidiary of the Company nor any Company Facility is currently the subject of any material investigation or proceeding that may result in such payment. Neither the Company nor any Subsidiary of the Company nor any Company Facility nor, to the Knowledge of the Company, any of their respective current employees are debarred, suspended from, or otherwise ineligible to participate in, the Medicare, Medicaid, or Maternal and Child Health Services Program, or any program funded under the Block Grants to States for Social Services (Title XX) program nor, to the Knowledge of the Company, have any such current employees been convicted, under federal or state law, of a criminal offense related to (i) the neglect or abuse of a patient or (ii) the delivery of an item or service, including the performance of management or administrative services related to the delivery of an item or service, under the Medicare or Medicaid programs.

3.23.   Physician Qualifications.

(a)  Section 3.23(a) of the Company Disclosure Letter lists (i) all of the physicians, by name, type of professional license, specialty and board certification (“Physicians”) and (ii) all of the non-physician providers, by name, type of professional license and area of practice (“Non-Physician Provider”) (collectively, Physicians and Non-Physician Providers shall be referred to as “Company Providers”) employed by Southwest Medical Associates, Inc. (“SMA”), a wholly owned Subsidiary of the Company, or other Company Facilities, as of the date hereof. Each Company Provider holds a current license to practice his or her applicable profession, as identified in Section 3.23(a) of the Company Disclosure Letter, in the State of Nevada, without restriction or subject to any disciplinary or corrective action. Except as noted in Section 3.23(a) of the Company Disclosure Letter, each Physician and each Non-Physician Provider, as applicable, has a current Drug Enforcement Administration authorization.

(b) Except as set forth in Section 3.23(b) of the Company Disclosure Letter, to the Knowledge of the Company:

(i)          no Physician who is a current employee of SMA has ever had his or her license to practice his or her applicable profession or to prescribe controlled substances in any state restricted, suspended or revoked;

(ii)        each Physician that is a current employee of SMA is eligible and enrolled as a participating provider for Medicare and/or Medicaid beneficiaries and has not been suspended or debarred by Centers for Medicare and Medicaid Services or any state Medicaid agency;

(iii)       no Physician that is a current employee of SMA has ever been reprimanded, sanctioned or disciplined by any licensing board, state or local medical or other professional society, specialty board or other certifying board;

(iv)        no Physician that is a current employee of SMA has ever (1) been denied health care facility medical staff membership or clinical privileges or reappointment to a health care facility medical staff, (2) had his or her health care facility medical staff membership or clinical privileges suspended, restricted or revoked, nor (3) voluntarily resigned or relinquished any health care facility medical staff membership or clinical privileges while a disciplinary action or investigation has been pending; and

(v)         (A) during the three year period prior to the date hereof, no final judgment in a professional malpractice action has been entered against any Company Provider; and (B) no such action, based on an allegation of professional malpractice, has ever been settled by payment to a plaintiff.

(c)  A form of the employment agreement executed between SMA and a Physician employed by SMA is attached to this Agreement as Exhibit A (“Form SMA Physician Employment Agreement”).

3.24.   Insurance.   Except as set forth in Section 3.24 of the Company Disclosure Letter, all medical malpractice, fire and casualty, general liability and business interruption insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers and provide coverage in amounts that the Company reasonably believes, based upon historical experience, are adequate for the Company’s and its Subsidiaries’ operations. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, the Company has submitted all requisite claim documentation and notifications under the Insurance Policies with respect to any and all material claims of the Company or any of its Subsidiaries.

3.25.   Reserves.   Except as set forth in Section 3.25 of the Company Disclosure Letter, the loss reserves (including reserves for medical costs and for payment disputes with Health Care Providers) and other actuarial amounts of the Company and each of its Subsidiaries recorded in their respective financial statements contained in the Company’s SEC Documents and the State Regulatory Filings (i) are determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) are fairly stated in all material respects in accordance with generally accepted actuarial principles and (iii) include provisions for all actuarial reserves that are required to be established in accordance with applicable Laws. Except as set forth in Section 3.25 of the Company Disclosure Letter, to the Knowledge of the Company, there are no facts or circumstances that would necessitate, in the good faith application of the Company’s reserving practices and policies, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). As of December 31, 2006, each of the Company’s Subsidiaries for which there are statutory net worth and other deposit or capital requirements (the “Regulated Subsidiaries”) met or exceeded said statutory net worth, deposit or other capital requirements. As of December 31, 2006, each of the Regulated Subsidiaries had statutory net worth in excess of 300% of the authorized control level, as such term is defined in the NAIC Risk-Based Capital guidelines.

3.26.   Capital or Surplus Management.   Except as set forth in Section 3.26 of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company’s Subsidiaries is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its membership interests or shares of capital stock, except for such requirements or restrictions under insurance or other Laws of general application.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1.   Organization, Standing and Corporate Power.   Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to Parent. Parent has made available to the Company complete and correct copies of its Articles of Incorporation (the “Parent Articles”) and By-laws (the “Parent By-laws”) and the articles of incorporation and by-laws of Merger Sub, in each case as amended to the date of this Agreement. None of Parent nor any of its Subsidiaries (including Merger Sub) or Affiliates is the is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of any Shares.

4.2.   Capital Structure of Merger Sub.   The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by UnitedHealthcare, Inc., a wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.3.   Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The board of directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions, approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, in its capacity as the sole stockholder of Merger Sub, has consented in writing to the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with all applicable laws.

(b)   The Board of Directors of Merger Sub, by a validly adopted unanimous consent, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, are advisable and in the best interests of Merger Sub and Merger Sub’s stockholder, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to Merger Sub’s stockholders and (iv) resolved to recommend approval and adoption of this Agreement and the Merger to the sole stockholder of Merger Sub.

(c)    The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the Parent Articles or the Parent By-laws or articles of incorporation or by-laws of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or to which any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.4 hereof, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement and (B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

4.4.   Governmental Approvals.   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (i) the consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (a) through (d) of Section 3.5 or listed in Section 3.5 of the Company Disclosure Letter, (ii) the various state insurance and department of health filing and/or approvals set forth on Section 4.4(ii) of the Parent Disclosure Letter and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (A) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement). The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) above or listed in Section 3.5 of the Company Disclosure Letter or Section 4.4(ii) of the Parent Disclosure Letter are referred to herein as the “Necessary Consents”.

4.5.   Information Supplied.   None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first distributed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or portions thereof that relate only to the Company Subsidiaries.

4.6.   No Parent Vote Required.   No vote or other action of the stockholders of Parent is required by Law, the Parent Articles or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

4.7.   Available Funds.   As of the Effective Time, Parent and Merger Sub will have available to them all funds necessary for the payment of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

4.8.   Brokers and Other Advisors.   No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

ARTICLE V

Covenants Relating to Conduct of Business

5.1.   Conduct of Business.

(a)   Conduct of Business by the Company.   During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, except as required by applicable Law or provided in Section 5.1(a) of the Company Disclosure Letter or contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its existing relationships with Health Care Providers, customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, except as required by applicable Law or provided in Section 5.1(a) of the Company Disclosure Letter or contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed:

(i)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as otherwise required by the terms of such securities, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)       issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, Company RSUs, stock appreciation rights or stock based performance units (other than (A) the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) or (C) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of Company RSUs or options to acquire Shares to employees hired any time after the date hereof in accordance with the Company’s ordinary course of business consistent with past practice, provided that, in any event, Company RSUs and options of not more than 5,000 Shares per individual and 25,000 Shares in the aggregate shall be issued pursuant to this clause (B), (C) the grant of options to employees in order to assist the Company and its Subsidiaries in retaining the employment of such persons during the period prior to the Closing, provided that, in any event, options and RSUs for not more than 10,000 Shares per individual and 50,000 Shares in the aggregate shall be issued pursuant to this clause (C) or (D) upon the conversion of the Convertible Debentures);

(iii)      amend the Company Articles or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a stockholders’ rights plan (i.e., “poison pill”);

(iv)       directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(v)        sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);

(vi)       with respect to the Company’s 2007 fiscal year, make any capital expenditure or expenditures not budgeted for on the 2007 fiscal year capital expenditure plan set forth in on Section 5.1(a)(vi) of the Company Disclosure Letter, that (1) is in excess of $1,500,000 individually, or $3,000,000 in the aggregate or (2) involves the acquisition of real property for development or investment for an amount (taking into account the fair market value of any non-cash consideration) in excess of $500,000 for any individual or series of related transactions or $1,250,000 in the aggregate for all such real property acquisitions;

(vii)     (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except (x) pursuant to the Credit Agreement or (y) not in excess of $1,000,000 in the aggregate in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any other person except for loans, advances, capital contributions and investments (1) not in excess of $1,000,000 in the aggregate, (2) in or to any direct or indirect wholly owned Subsidiary of the Company or (3) made in the ordinary course of business consistent with past practice;

(viii)    except as permitted by Section 6.8, (A)  pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) relating to any litigations, mediations, arbitrations or investigations (1) for an amount greater than $500,000, individually, and $2,500,000, in the aggregate, in each case, in excess of the amount accrued for such matter on the Company’s financial statements for the year ended December 31, 2006 and the amount of the Company’s coverage under applicable third party insurance policies with respect to such matter or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $500,000;

(ix)       enter into, modify, amend or terminate (A) any Contract that if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other Contract that involves the Company or any of its Subsidiaries incurring a liability in excess of $1,000,000 individually or $2,000,000 in the aggregate and that is not terminable by the Company without material penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or Health Care Providers of the Company or its Subsidiaries), (C) any Contract by which the Company or any of its Subsidiaries grants any exclusive license to Company Intellectual Property or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area (other than, in the case of clauses (B), (C) and (D), in the ordinary course of business consistent with past practice);

(x)        enter into any Contract that if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this

Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

(xi)       except as required to comply with applicable Law, any Company Plan, any Contract disclosed in Section 3.12 of the Company Disclosure Letter or as otherwise permitted pursuant to Section 5.1(a)(ii), (A) materially increase the compensation, bonus or pension, welfare, severance or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except (1) in the ordinary course of business (including in connection with promotions and customary annual increases), (2) to pay bonuses consistent with the guidelines under any Company Plan providing for cash bonuses or incentive compensation and (3) to pay bonuses that were accrued in the Company’s financial statements for the year ended December 31, 2006 or were (or will be) accrued after December 31, 2006 in the ordinary course of business consistent with past practice, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any equity awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, Company RSUs, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), (D) except in the ordinary course of business, take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) except in response to external economic considerations and upon the advice of advisors, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement or (H) except in the ordinary course of business consistent with past practice, forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xii)     adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii)    fail to use commercially reasonable efforts to renew or maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv)     change its fiscal year, revalue any of its material assets, or make any material changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP, SAP or applicable Law;

(xv)      make any material tax election or settle or compromise any material tax liability;

(xvi)     make any material change in the investment, reserving, hedging, underwriting or claims administration policies, practices or principles, except as may be appropriate to conform to changes in applicable Law, SAP or GAAP;

(xvii)   fund any trust or other arrangement with respect to compensation or benefits under a Company Plan without providing Parent with prior written notice thereof;

(xviii)  authorize any of, or commit, propose or agree to take any of, the foregoing actions; or

(xix)     fail to make any required filing with a Governmental Authority.

(b)   Employee Communications.   Subject to applicable law, prior to making any written communications or public announcements to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c)   Other Actions.   Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(d)   Advice of Changes; Filings.   Each of the Company and Parent shall as promptly as practicable advise the other party in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality or Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Subject to applicable law, the Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Failure by the Company to comply with this Section 5.1(d) shall not, in and of itself, result in a failure by the Company to satisfy the conditions set forth in Section 7.2(b). Failure by Parent to comply with this Section 5.1(d) shall not, in and of itself, result in a failure by Parent or Merger Sub to satisfy the conditions set forth in Section 7.3(b).

5.2.   No Solicitation by the Company.

(a)    From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, the Company agrees that, neither it nor any of its Subsidiaries shall, nor shall it authorize or permit any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any Subsidiary (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of, any Company Takeover Proposal (it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute a violation of this Section 5.2(a)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all then-existing discussions or negotiations with any person conducted with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and its outside counsel) constitutes or is reasonably likely to constitute or result in a Company Superior Proposal, the Company may, if the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law, and subject to compliance with Section 5.2(c) (provided that the Company shall be required to give Parent at least 12 hours prior written notice of such determination), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided that, subject to the right of the Company to withhold information where such disclosure would contravene any applicable Law, all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with or promptly after the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

For the purposes of this agreement, “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreements concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance, in a single transaction or series of related transactions, of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, in a single transaction or series of related transactions, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be more favorable to the Company or its stockholders than the transactions contemplated by this Agreement and (ii) that is reasonably likely to be completed, taking into account any financing and approval requirements and all other legal, regulatory and other aspects of such proposal.

(b)   Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner materially adverse to Parent), or propose publicly to withdraw (or modify in a manner materially adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger, (B) fail to publicly confirm its approval, recommendation and declaration of advisability of this Agreement and the Merger after receiving a request from Parent to do so or (C) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting a Company Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement pursuant to Section 5.2(a) or (y) concurrently with taking such action the Company terminates this Agreement pursuant to Section 8.1(e) and, at the time of such termination, pays the Termination Fee). Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change and cancel the Company Stockholders Meeting:

(x)    if, not in connection with a Company Takeover Proposal, the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law; or

(y)    if in connection with a Company Takeover Proposal that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its and outside counsel) constitutes a Company Superior Proposal and the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law;

provided, however, that no Company Adverse Recommendation Change may be made until three (3) business days after Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined:

(A)  in the case of clause (x) of this Section 5.2(b), that the Company Board intends to make such Company Adverse Recommendation Change and containing details of the facts and conclusions that led the Company Board to conclude that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law together with copies of any relevant written analyses or materials (it being understood and agreed that any change to such facts and conclusions shall require a new Adverse Recommendation Notice and a new three (3) business day notice period). During such three (3) business day period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from

Parent; provided that a determination by the Company Board that, after taking into account any such changes, there continues to be a reasonable probability that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company under applicable Law shall not require a new Adverse Recommendation Notice or a new three (3) business day notice period; and

(B)   in the case of clause (y) of this Section 5.2(b), that such Company Takeover Proposal constitutes a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.2(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) business day notice period). During such three (3) business day period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement. In making a determination that a Company Takeover Proposal constitutes a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise); provided that a determination by the Company Board that, after taking into account any such changes, a Company Takeover Proposal continues to constitute a Company Superior Proposal shall not require a new Adverse Recommendation Notice or a new three (3) business day notice period.

(c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly, and in no event later than 48 hours after receipt, advise Parent in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall (i) promptly keep Parent reasonably informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt of delivery thereof copies of any written offer and any other material written material received from the person making such request (or its representatives) that describes any of the terms or conditions of any such request, in either case sent or provided to the Company or any of its Subsidiaries with respect to a Company Takeover Proposal.

(d)   Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after receiving the advice of its outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable Law.

(e)   Without limiting any other rights of Parent under this Agreement, neither any Company Adverse Recommendation Change nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby.

ARTICLE VI

Additional Agreements

6.1.   Preparation of the Proxy Statement; Stockholder Meetings.

(a)   As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be distributed to the stockholders of the Company as promptly as reasonably practicable. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law.

(b)   The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and duly call, give notice of, (subject to Section 5.2(d)) convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Except to the extent that the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.2, the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.2.   Access to Information; Confidentiality.

(a)   The Company shall afford to Parent, and its Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, tax returns, contracts, commitments, personnel, records and statutory filings and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities and insurance Laws and (b) consistent with its legal obligations all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that (i) the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to the Company requires the Company or its Subsidiaries to restrict access to any properties or information and (ii) the Buyer will not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of the Company is sensitive or the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other privilege; provided, further, that such access will be conducted at the Buyer’s expense. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of December 20, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. The parties hereby agree that, notwithstanding anything the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall survive the execution of this Agreement.

(b)   In addition to and without limiting the foregoing, from the date hereof until the Effective Time the Company shall furnish to Parent, within 20 business days after the end of each month, the standard monthly reporting package set forth in Section 6.2(b) of the Company Disclosure Letter. The Company shall promptly notify Parent of any written communication received by the Company or any of its Subsidiaries from a party to one of the customer Contracts required to be disclosed pursuant to Section 3.10(b) relating to any of the matters set forth in the last sentence of Section 3.10(c).

6.3.   Reasonable Best Efforts.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities and the Necessary Consents) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.3(a), each of the Company and the Company Board and Parent and the Parent Board shall (A) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)   Notwithstanding the foregoing or anything else to the contrary in this Agreement:

(i)    nothing shall be deemed to require Parent to (1) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (2) not compete in any geographic area or line of business, (3) restrict the manner in which, or whether, Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership, (4) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses or any other restriction, limitation or qualification or (5) make any payments that, in the case of any of clauses (1) through (5), that, if implemented, would, or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (1) through (5) above imposed on the Company, Parent or any of their respective Subsidiaries, have a Material Adverse Effect regardless of whether any such action would individually have a Material Adverse Effect (each, subject to Schedule 6.3(b), a “Negative Regulatory Action”); provided that any actions of the type described in clauses (1) through (5) above imposed on Parent or its Subsidiaries shall constitute a Negative Regulatory Action if such action would, or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (1) through (5) above imposed on the Company, Parent or any of their respective Subsidiaries, have constituted a Material Adverse Effect by reference to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; and

(ii)   Parent and Merger Sub shall be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority or to address any legal action brought by any third party in connection with the transaction relating to this Agreement to the extent that such divestiture or other structural or conduct relief or other legal action, if implemented, would not, or would not reasonably be expected to, individually or in the aggregate, result in a Negative Regulatory Action.

(c)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation, approval process or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger.

6.4.   Indemnification, Exculpation and Insurance.

(a)   Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Entity shall jointly and severally indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any suits, claims, actions, proceedings, arbitrations, mediations or investigations, whether civil, criminal, administrative or investigative (each a “Proceeding”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Articles of Incorporation or Bylaws as at the date hereof. In the event of any such Proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Proceeding from Parent or the Surviving Entity within ten business days of receipt by Parent or the Surviving Entity from the Indemnified Party of a request therefor to the extent permitted by applicable Law.

(b)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (in each case, as in effect on the date hereof) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date hereof shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective

Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals except as amendments may be required by applicable Law during such period.

(c)   Promptly after the Closing (and in any event within 30 days thereof), Parent shall obtain a six year “tail” insurance policy (the “D&O Tail Policy”) that provides coverage on terms no less favorable than the coverage provided under the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for the Persons who are covered by such policy on the date of this Agreement for events occurring prior to the Effective Time; provided that during the period from the Closing to the time that the D&O Tail Policy is in effect, Parent shall be required to (or cause the Surviving Entity to) maintain (without amendment or modification) the Company’s directors’ and officers’ insurance policy in effect as of the Closing Date (including, if necessary, renewing such policy and paying any premiums due under such policy).

(d)   The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e)   In the event that Parent, the Surviving Entity or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Entity shall succeed to the obligations set forth in this Section 6.4.

(f)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.4.

6.5.   Fees and Expenses.   All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act and of all filing and counsel fees relating to obtaining clearances from any other Governmental Authority.

6.6.   Stock Exchange De-listing.   Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Entity of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.7.   Public Announcements.   Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.8.   Stockholder Litigation.   The Company shall promptly advise Parent in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company further will not, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle any stockholder litigation.

6.9.   Employee Matters.

(a)   Until the first anniversary of the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Entity or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits (other than accruals of supplemental executive retirement plan benefits for service after the Effective Time), that are, in the aggregate, no less favorable to than the compensation and employee benefits provided to such persons immediately prior to the Effective Time. Thereafter, Parent shall cause to be provided to the Affected Employees (and their dependents) compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries.

(b)   For all purposes, with respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any vacation program), other than under Parent’s 2002 Stock Incentive Plan (or any successor plan thereto), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of the Affected Employees for purposes of such plan, program or arrangement; provided, however, that such recognition shall not result in a duplication of benefits.

(c)   With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity (i) to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)   Effective on the business day immediately prior to the Closing Date (but contingent on the occurrence of the Closing), the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plans. Parent shall provide, or cause the Surviving Entity to provide, that the Affected Employees are eligible to participate in a tax-qualified, defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Affected Employees from a terminated Company defined contribution 401(k) plan.

(e)   Notwithstanding anything in this Section 6.9 to the contrary, Parent agrees that it shall, or shall cause the Surviving Corporation to, (i) continue the Company’s current severance plans and policies without adverse amendment or termination during the 12 month period following the Effective Time and (ii) pay the bonuses required to be paid pursuant to the bonus plan set forth on Section 6.9(e) of the Company Disclosure Letter, in accordance with the terms of such plan.

(f)    Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Entity or any of their Affiliates to (i) maintain any particular

Company Plan (other than as provided in Section 6.9(e)) or (ii) retain the employment of any particular employee.

6.10.   Section 16 Matters.   Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11.   Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions.   During the period from the date of this Agreement through the Effective Time, unless the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law, the Company (i) shall not terminate, amend, modify or waive any provision of any standstill or similar agreement requiring a person not to acquire the Company’s assets or securities to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto and (ii) shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction; provided that this Section 6.11 shall only apply with respect to agreements that were entered into in respect of a potential acquisition of the Company or any Subsidiary thereof or a potential business combination transaction between the Company or any Subsidiary thereof and another Person.

6.12.   Cooperation.    Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its commercially reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

6.13.   Credit Agreement.

(a)   The Company shall terminate (which termination will be effective as of the Effective Time) the Credit Agreement, dated as of March 3, 2003 (as it may have been amended or modified from time to time), among the Company, Bank of America N.A., the other lenders party thereto, Credit Lyonnais New York Branch (as syndication agent), U.S. Bank National Association (as documentation agent) and Banc of America Securities LLC (as sole lead arranger and sole book manager) (the “Credit Agreement”) (or to such other person as such lender shall designate to Parent and the Company in writing), without penalty or expense to the Company or any of its Subsidiaries other than those penalties or expenses expressly provided for in the Credit Agreement, if any, and shall pay to the lender under the Credit Agreement any and all amounts then due and payable by the Company or any of its Subsidiaries under the Credit Agreement (such amounts in the aggregate, the “Payoff Amount”).  Notwithstanding the foregoing, in the event that the amount of cash and cash equivalents held by the Company and its Subsidiaries, in the aggregate, immediately prior to the Closing that are reasonably available (as reasonably determined by the Company’s management) to pay the Payoff Amount are less than the Payoff Amount, then (i) immediately prior to the Closing, the Company will pay any portion of the Payoff Amount for which it has available cash and (ii) simultaneously with the Closing, Parent will pay (on behalf of the Company and its Subsidiaries) any portion of the Payoff Amount that was not paid by the Company.  No later than two business days prior to the Closing, the Company shall provide Parent with written notice of any amounts it expects that Parent will need to pay pursuant to the preceding sentence.

(b)   In connection with the termination of the Credit Agreement and the payment by the Company or its designee contemplated by Section 6.13(a), the Company shall obtain from the lender under the Credit Agreement evidence in writing that the Credit Agreement has been terminated and that there are then and thereafter will be no amounts due and payable under the Credit Agreement.

ARTICLE VII

Conditions Precedent

7.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)   Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(b)   Antitrust.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other clearances or approvals required under applicable competition, merger control, antitrust or similar Law shall have been granted, terminated or shall have expired, without any conditions, restrictions, requirements or change of regulation or any other action taken, that (if implemented) would be reasonably likely, individually or in the aggregate, to result in a Negative Regulatory Action.

(c)   Necessary Consents.   The Necessary Consents shall have been obtained and shall be in full force and effect, without any conditions, restrictions, requirements or change of regulation or any other action taken, that (if implemented) would be reasonably likely, individually or in the aggregate, to result in a Negative Regulatory Action.

(d)   No Injunctions or Restraints.   No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

7.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company (i) set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.3(a), the first four sentences of Section 3.3(b), the first two sentences of Section 3.3(c) and Section 3.3(d)) shall be true and correct as of the Effective Time (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) set forth in Section 3.3(a), the first four sentences of Section 3.3(b), the first two sentences of Section 3.3(c) and Section 3.3(d) shall be true and correct in all respects (subject to de minimis exceptions for breaches involving discrepancies of no more than 100,000 Shares, Shares subject to stock options and Company RSUs, in the aggregate).  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or similar qualifiers set forth therein) as of the Effective Time (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

7.4.   Frustration of Closing Conditions.   None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII

Termination, Amendment and Waiver

8.1.   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or before December 11, 2007 (the “Termination Date”); provided, however, that if on December 11, 2007 the condition to Closing set forth in Section 7.1(b), (c) or (d) shall not have been satisfied because of action by a Governmental Authority seeking to restrain, enjoin or prohibit the Merger but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall automatically be extended to March 11, 2008; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action not in accordance with the terms of this Agreement or failure to act in accordance with the terms of this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)   if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable; or

(iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)   by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d)   by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform; or

(e)   by Parent or the Company, if a Company Adverse Recommendation Change shall have occurred.

Notwithstanding the foregoing, (x) Parent may not terminate this Agreement pursuant to Section 8.1, if, at the time of such termination, Parent and Merger Sub shall be in breach or shall have failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (y) the Company may not terminate this Agreement pursuant to Section 8.1, if, at the time of such termination, the Company shall be in breach or shall have failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or (b).

8.2.   Termination Fee.

(a)   In the event that:

(i)    this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, and (C) within twelve months after such termination the Company shall have entered into a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(ii)   this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii) and (A) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, and (B) within twelve months after such termination the Company shall have entered into a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(iii)  this Agreement is terminated by Parent pursuant to Section 8.1(c), and (A) the Company’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, and (C) within twelve months after such termination the Company shall have entered into a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(iv)  this Agreement is terminated by Parent pursuant to Section 8.1(e), or

(v)    this Agreement is terminated by the Company pursuant to Section 8.1(e),

then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i), (ii) or (iii) of this Section 8.2(a), upon the earlier of the date of such definitive agreement and such consummation of a Company Takeover Proposal, (2) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.2(a), within ten business days after the date of such termination, and (3) in the case of a Termination Fee payable pursuant to clause (v) of this Section 8.2(a), prior to or at the time of such termination, pay Parent a fee equal to $85,000,000 (the “Termination Fee”) by wire transfer of same-day funds.  The payment by the Company of a Termination Fee, if applicable, will be considered liquidated damages for any breach by the Company of this Agreement and in the event of such payment none of the Company, any of its Subsidiaries or Affiliates or any of their respective Representatives will have any other liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that notwithstanding the foregoing the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach by the Company of Section 5.2.

(b)   In the event that:

(i)    this Agreement is terminated pursuant to Section 8.1(b)(ii) in connection with a Restraint relating to applicable insurance, competition, merger control or antitrust Laws; or

(ii)   this Agreement is terminated by Parent or the Company pursuant to Sections 8.1(b)(i) and, at the time of such termination, the conditions to Closing set forth in either Section 7.1(b) or Section 7.1(c) have not been satisfied;

then Parent shall pay the Company, within ten business days after the date of such termination, a fee equal to $25,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds.  The payment by Parent of a Parent Termination Fee, if applicable, will be considered liquidated damages for any breach by Parent or Merger Sub of this Agreement and in the event of such payment none of Parent any of its Subsidiaries or Affiliates (including Merger Sub) or any of their respective Representatives will have any other liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

(c)   The Company acknowledges and agrees that the agreements contained in Section 8.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  If the Company fails promptly to pay the amount due pursuant to Section 8.2(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and expenses from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d)   Solely for purposes of this Section 8.2 references to 20% in the definition of Company Takeover Proposal shall be deemed replaced by references to 50%.

8.3.   Effect of Termination.   In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last two sentences of Section 6.2(a), Sections 6.5 and 8.2, this Section 8.3 and Article IX, which provisions shall survive such termination; provided that, except as provided in the last sentence of Section 8.2(a), nothing herein shall relieve any party from any liability for any willful breach of this Agreement.

8.4.   Amendment.   This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.   Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.4, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

9.1.   Nonsurvival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

9.2.   Notices.   Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (that is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:
UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
Facsimile No.:  (952) 936-0044
Attention: General Counsel

with copies to:
UnitedHealthcare, Inc.
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
Facsimile No.:  (952) 936-0044
Attention: General Counsel

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Facsimile No.:  (212) 558-3588
Attention:  Keith A. Pagnani

if to the Company, to:
Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
Facsimile No.:  (702) 242-1532
Attention:  General Counsel

with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Facsimile No.:  (212) 309-6001
Attention:  Stephen P. Farrell, Howard L. Shecter and R. Alec Dawson

Any party may change the address to which notices, requests, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

9.3.   Definitions.   For purposes of this Agreement:

(a)    an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)   “Health Care Providers” means all physicians, physician assistants, nurses and other health care professionals, medical groups, independent practice associations, hospitals or other health care facilities, specialty health care providers (such as ophthalmologists, psychiatrists, behavioral health professionals and the like), or ancillary service providers (such as laboratories, radiology imaging providers and the like);

(c)    “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.3(c) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.3(c) of the Parent Disclosure Letter;

(d)   “person” means an individual, corporation (including not-for-profit), partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature;

(e)    “Permitted Liens” means (i) any Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions, conditions, imperfections, zoning laws or ordinances or any other matters affecting the Real Property (whether shown or not shown by public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or other Liens incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the properties or assets they affect or the conduct of the business of the Company and its Subsidiaries as presently conducted, (v) any supplemental taxes or assessments not shown by the public records, (vi) title to any portion of the Real Property lying within the right of way or boundary of any public road which an accurate survey would disclose, (vii) Liens that will be released prior to or as of the Closing, (viii) Liens arising under this Agreement or the Credit Agreement or (ix) Liens created by or through the Parent or Merger Sub; and

(f)    a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person (except as set forth on Section 9.3(f) of the Company Disclosure Letter).

9.4.   Interpretation.   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and’” hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  The parties have participated jointly in the negotiating and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.5.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Facsimile or other electronic transmission of any signed original document and/or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

9.6.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.4 (which will be for the benefit of the persons set forth therein), are not intended to confer upon any person other than the parties any rights, benefits or remedies.

9.7.   Governing Law.   Except to the extent that the laws of the State of Nevada are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.8.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion any or all of its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent of any of their respective obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9.   Specific Enforcement; Consent to Jurisdiction.   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any state court in the New York County, New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any state court in New York County, New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York or any state court in New York County, New York.

9.10.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED
By:	/s/ Stephen J. Hemsley
	Name:	Stephen J. Hemsley
	Title:	President and Chief Executive Officer
SAPPHIRE ACQUISITION, INC.
By:	/s/ David S. Wichmann
	Name:	David S. Wichmann
	Title:	President, Secretary and Treasurer
SIERRA HEALTH SERVICES, INC.
By:	/s/ Anthony M. Marlon
	Name:	Anthony M. Marlon
	Title:	Chairman and Chief Executive Officer

Annex A

Defined Terms

Adverse Recommendation Notice	5.2(b)
Affected Employees	6.9(a)
Affiliate	9.3(a)
Agreement	Preamble
Articles of Merger	1.3
Certificate	2.1(a)
Closing	1.2
Closing Date	1.2
COBRA	3.12(h)
Company	Preamble
Company Adverse Recommendation Change	5.2(b)
Company Awards	2.3(a)(ii)
Company By-laws	3.1
Company Certificate	3.1
Company Equity Awards	2.3(a)
Company Facilities	3.21
Company Facility	3.21
Company Intellectual Property	3.14(a)
Company Plans	3.12(a)
Company RSU	2.3(a)(ii)
Company SEC Documents	3.6(a)
Company Stock Options	2.3(a)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	6.1(b)
Company Superior Proposal	5.2(a)
Company Takeover Proposal	5.2(a)
Confidentiality Agreement	6.2(a)
Contract	3.4(b)
Copyrights	3.14(a)
Effective Time	1.3
Employees	3.12(a)
ERISA	3.12(a)
Exchange Fund	2.2(a)
Excluded Share	2.1(a)
Excluded Shares	2.1(a)
Filed Company SEC Documents	3.8
GAAP	3.6(a)
Governmental Authority	3.5
Health Care Providers	9.3(b)
HSR Act	3.5
Intellectual Property	3.14(a)
IP Licenses	3.14(a)
IRS	3.13(c)
Knowledge	9.3(b)
Laws	3.11(a)
Lease	3.15(b)
Leased Real Property	3.15(b)

Liens	3.2
Material Adverse Effect	3.4(c)
Merger	1.1
Merger Sub	Preamble
Necessary Consents	3.5
NRS	1.1
Owned Real Property	3.15(a)(a)
Parent	Preamble
Parent Articles	4.1
Parent Board	4.3(a)
Parent By-laws	4.1
Parent Disclosure Letter	Article IV
Patents	3.14(a)
Paying Agent	2.2(a)
Per Share Merger Consideration	2.1(a)
Permits	3.11(a)
Permitted Liens	9.3(e)
person	9.3(d)
Proxy Statement	3.7
Real Property	3.15(b)
Regulated Subsidiaries	3.25
Representatives	5.2(a)
Restraints	7.1(d)
Sarbanes-Oxley	3.11(f)
Share	2.1(a)
Shares	2.1(a)
Software	3.14(a)
State Regulatory Filings	3.20(a)
Subsidiary	9.3(f)
Surviving Entity	1.1
Takeover Laws	3.4(a)
tax returns	3.13(n)
taxes	3.13(n)
Termination Date	8.1(b)(i)
Termination Fee	8.2(a), 8.2(a)
Trade Secrets	3.14(a)
Trademarks	3.14(a)
Voting Agreement	Recitals

Appendix B

Execution Copy

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of March 11, 2007 (this “Agreement”), by and between UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), and Anthony M. Marlon, solely in his individual capacity as beneficial owner of common stock of Sierra Health Services, Inc., a Nevada corporation (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Sierra Health Services, Inc., a Nevada corporation (the “Company”) and Parent are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which a subsidiary of Parent will merge with and into the Company (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the shares of the Company’s common stock listed on the signature page hereto (the “Existing Shares” and, together with any shares of the Company’s common stock and options to purchase shares or other voting capital stock of the Company acquired by the Stockholder after the date hereof, the “Shares” but excluding any shares of the Company’s common stock as to which the Stockholder acts in a fiduciary capacity on behalf of persons other than members of his immediate family);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1   Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Stockholder shall:

(a)    appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares owned by the Stockholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of (A) the Company contained in the Merger Agreement that is reasonably likely to result in any of the conditions to Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled and (B) the Stockholder contained in this Agreement; and (iii) against any Company Takeover Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that the Stockholder would reasonably expect is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that (x) this Agreement is entered into by the Stockholder solely in his capacity as beneficial owner of the Shares, (y) the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in his capacity as a director or officer of the Company and (z) nothing in this Agreement, including without limitation Section 3.1(d), shall limit or affect any actions taken by the Stockholder in his capacity as a director or officer of the Company or shall prevent the Stockholder from discharging his fiduciary duties as director or officer of the Company or any other fiduciary duties owed by the Stockholder to persons other than members of his immediate family.

Notwithstanding anything to the contrary herein, (1) in the event that the vote of the Shares is required in order to effect an amendment to the Merger Agreement, the provisions of this Agreement, including this Section 1.1, will not apply with respect to the Stockholder’s vote of the Shares and (2) nothing in this Agreement shall be deemed to require the Stockholder to exercise any options to acquire shares of the Company’s common stock or to make any other change in the form of the Stockholder’s ownership of the Shares.

1.2   No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Stockholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder, in the case of clauses (a) and (b) which would be inconsistent with or violative of Section 1.1.

1.3   Proxy. The Stockholder hereby grants to Parent a proxy to vote the Shares owned beneficially and of record by the Stockholder in the manner indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Stockholder intends that such proxy will be irrevocable (pursuant to Section 78.355(5) of the Nevada Revised Statutes) and coupled with an interest and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy continues in force until it expires automatically and without further action by the parties upon termination of this Agreement. With respect to any meeting of the stockholders of the Company (including the Company Stockholders Meeting), if Parent does not attend such meeting, the Stockholder may exercise his powers as stockholder at such meeting and the vote of the Stockholder may be regarded by the Company when the votes with respect to such meeting are counted; provided, however, the Stockholder shall act in accordance with Section 1.1 hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a)    Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(b)   Ownership. As of the date hereof, the number of shares of the Company’s common stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by the Stockholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and (except as otherwise permitted by this Agreement) any additional shares of the Company’s common stock and any additional shares subject to vested options to purchase shares of the Company’s common stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholder. As of the date hereof, the Existing Shares listed on the signature page hereof constitute all of the shares of the Company’s common stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder in a capacity other than as a fiduciary with respect to persons other than members of his immediate family. Except for the limitations stated on the signature page to this Agreement, the Stockholder has and (except as otherwise permitted by this Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I or Section 3.1 hereof, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement; provided, however, that the Shares that have been deposited in brokerage accounts may be subject to standard share lending terms, as to which Stockholder will use his reasonable best efforts to ensure that such Shares as may have been loaned will be returned to his control promptly following execution of this Agreement and will not thereafter be loaned to third parties for so long as this Agreement remains in effect. The Stockholder has good title to the Existing Shares listed on the signature page hereof, free and clear of any Liens and (except as otherwise permitted by this Agreement and subject to the terms of any applicable account agreement with a brokerage firm, including any such agreement relating to a margin account), the Stockholder will have good title to such Existing Shares and any additional shares of the Company’s common stock and options to purchase shares of the Company’s common stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c)    No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Stockholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of any Liens on the properties or assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to prevent the Stockholder from performing his obligations hereunder.

ARTICLE III

OTHER COVENANTS

3.1   Further Agreements of Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of the Company’s common stock and options to purchase shares of the Company’s common stock acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein; provided that nothing contained in this Agreement shall restrict the Stockholder from making Transfers to effect estate planning and gifts so long as the transferee in such Transfer shall execute an agreement to be bound by the terms of this Agreement and such Transfer shall not result in the incurrence of any Lien upon any Shares.

(b) In case of a stock dividend or distribution, or any change in the Company’s common stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(c)  The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of (i) the number of any additional shares of the Company’s common stock, any additional options to purchase shares of the Company’s common stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals that are received by, any such information that is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, the Stockholder (in each case, solely in its capacity as a stockholder of the Company).

(d) The Stockholder agrees solely in its capacity as a stockholder of the Company, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly, (i) solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or the making of any proposal or offer to acquire the Shares or (ii) participate in any discussions or negotiations, or furnish to any person any information in connection with or in furtherance of, any proposal to acquire the Shares; provided, however, that the Stockholder may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) if at such time the Company is permitted to do so pursuant to the Merger Agreement and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal if at such time the Company is permitted to engage in, and is actually engaged in, discussions or negotiations with such person regarding such a Company Takeover Proposal.

(e)  The Stockholder agrees, while this Agreement is in effect, not to take, agree or commit to take any action that would be reasonably likely to (or fail to take any action where such failure to act would be reasonably likely to) make any representation and warranty of the Stockholder contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1   Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of Parent and the Company pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2   Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.4   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent to:

UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
Facsimile No.:  (952) 936-0044
Attention: General Counsel

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax:  (212) 558-3588
Attention:  Keith A. Pagnani

(b)   if to the Stockholder to the address listed next to his name on the signature page hereto.

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

4.5   Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as in effect on the date hereof.

4.6   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document and/or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

4.7   Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8   Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.9   Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Nevada or any state court in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.

4.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED
By:	/s/ Stephen J. Hemsley
Name: Stephen J. Hemsley
Title: President and Chief Executive Officer

Signature Page to Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Stockholder has executed this Agreement as of the date first written above. The next subsequent page of this Agreement, which contains details of the number of Shares owned beneficially and of record by the Stockholder and the Stockholder’s address for notices, is hereby incorporated in this signature page by reference.

/s/ Anthony M. Marlon
Anthony M. Marlon, individually

Signature Page to Voting and Support Agreement

Existing Shares Beneficially Owned by Stockholder:

Directly:		-0-
Indirectly:	(i)	3,826,954 shares held indirectly through a total of four trusts established by Stockholder and his wife;
	(ii)	3,000 shares held indirectly through a limited partnership (the “Partnership”);
	(iii)	305,296 shares held indirectly by the AMM&RM Family Limited Partnership “ARFLP”); and
(iv)

212,830 shares held for Stockholder’s account under the Company’s 401(k) plan for employees, as to which Stockholder has dispositive power but as to which his right to vote is not explicitly provided in plan and plan trust documents.

Shares subject to rights to acquire:		24,000 options exercisable currently

Stockholder may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Stockholder, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Stockholder, as a general partner of ARFLP, may be deemed to have or share voting and/or dispositive power over the shares held by ARFLP (a limited partnership of which Stockholder, his spouse, and a trust for the benefit of Stockholder’s adult daughter, are general and/or limited partners). In past filings with the Securities and Exchange Commission, Stockholder has disclaimed beneficial ownership as to the shares held by the four trusts, other than the 1,439,630 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee), and the shares held by ARFLP.

Address for notices:	Anthony M. Marlon c/o Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 Facsimile No.: (702) 242-1532
with a copy to:
Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Facsimile No.: (212) 309-6001 Attention: Stephen P. Farrell, Howard L. Shecter and R. Alec Dawson

The following persons, which have or may have rights with respect to Existing Shares or Shares beneficially owned by the Stockholder, hereby agree and consent to the terms of this Agreement insofar as they affect the rights of the undersigned:

AMM&RM FAMILY LIMITED PARTNERSHIP
By:	/s/ Anthony M. Marlon
Name: Anthony M. Marlon, M.D.
Title: General Partner and Limited Partner

By:	/s/ Renee Marlon
Name: Renee Marlon
Title: General Partner and Limited Partner

AMM&RM FAMILY PARTNERS, LTD.
By:	/s/ Anthony M. Marlon
Name: Anthony M. Marlon, M.D.
Title: Managing General Partner

MARLON FAMILY TRUST DATED OCTOBER 23, 1985
By:	/s/ Anthony M. Marlon
Name: Anthony M. Marlon, M.D.
Title: Trustee
By:	/s/ Renee Marlon
Name: Renee Marlon
Title: Trustee

ANTHONY M. MARLON CHARITABLE REMAINDER TRUST DATED APRIL 7, 1993
By:	/s/ Anthony M. Marlon
Name: Anthony M. Marlon, M.D.
Title: Trustee
By:	/s/ Erin E. MacDonald
Name: Erin E. MacDonald
Title: Trustee

RENEE MARLON CHARITABLE REMAINDER TRUST DATED APRIL 7, 1993
By:	/s/ Anthony M. Marlon
Name: Anthony M. Marlon, M.D.
Title: Trustee
By:	/s/ Erin E. MacDonald
Name: Erin E. MacDonald
Title: Trustee

AMRM FAMILY TRUST DATED AUGUST 11, 1993
By:	/s/ Erin E. MacDonald
Name: Erin E. MacDonald
Title: Trustee
By:	/s/ William R. Godfrey
Name: William R. Godfrey
Title: Trustee

Appendix C

March 11, 2007

Board of Directors

Sierra Health Services, Inc.
2724 N. Tenaya Way
Las Vegas, NV  89128

Members of the Board:

We understand that Sierra Health Services, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with UnitedHealth Group Incorporated (“United”) pursuant to which (i) a wholly owned subsidiary of United (“Merger Sub”) will be merged with and into the Company and (ii) each outstanding share of common stock of the Company (the “Sierra Common Stock”), other than shares owned by United or Merger Sub and not held on behalf of third parties, will be converted into the right to receive $43.50 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of March 11, 2007 (the “Agreement”), by and among the United, Merger Sub and the Company.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including an Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company’s common stock from March 11, 2006 to March 9, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (5) publicly available third party research estimates with respect to the future financial performance of the Company, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with those of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the Company’s business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make any information provided by the Company inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties

C-1

and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and United in the past, and expect to provide such services for United in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and United for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

C-2

SIERRA HEALTH SERVICES, INC.

PROXY FOR SPECIAL MEETING—June 27, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony M. Marlon, M.D. and Jonathan W. Bunker proxies, each with power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Company common stock of Sierra Health Services, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders to be held June 27, 2007 or any adjournments thereof.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED.  IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

IF YOU DO NOT VOTE VIA THE INTERNET OR BY TELEPHONE,
SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

Special Meeting of Stockholders
Sierra Health Services Inc.
June 27, 2007

Proxy Voting Instructions

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through
12:00 p.m. Pacific Time the day prior to the special meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

Internet www.eproxy.com/sie/		Telephone 1-800-560-1965		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Company #

If you vote your proxy by internet or by telephone,
you do NOT need to mail back your proxy card.

^ FOLD AND DETACH HERE ^

Please Sign, Date and Return Promptly in the Enclosed Evelope. Please Mark Your Vote in Blue or Black Ink.

THE BOARD OF DIRECTORS OF SIERRA HEALTH SERVICES, INC. RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN

To approve the Agreement and Plan of Merger, dated as of March 11, 2007, by and among UnitedHealth Group Incorporated, Sapphire Acquisition, Inc. and Sierra Health Services, Inc.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as your name is printed on this card. Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.